Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	:	Chapter 11
:
FERRELLGAS PARTNERS, L.P. AND	:	Case No.: 21-	( _ )
FERRELLGAS PARTNERS FINANCE CORP.	:	(Joint Administration Requested)
:
Debtors.	:
x

DISCLOSURE STATEMENT RELATING TO THE
PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR

FERRELLGAS PARTNERS, L.P. AND FERRELLGAS PARTNERS FINANCE CORP.

SQUIRE PATTON BOGGS (US) LLP

Stephen D. Lerner (to be admitted pro hac vice)

201 E. Fourth Street

Suite 1900

Cincinnati, OH 45202

Telephone: 513-361-1200

Facsimile: 513-361-1201

Email: stephen.lerner@squirepb.com

Jeffrey N. Rothleder (to be admitted pro hac vice)

Christopher J. Giaimo (to be admitted pro hac vice)

2550 M Street, NW

Washington, DC 20037

Telephone: 202-457-6000

Facsimile: 202-451-6315

Email: jeffrey.rothleder@squirepb.com

christopher.giaimo@squirepb.com

Maura McIntyre (to be admitted pro hac vice)

4900 Key Tower

127 Public Square

Cleveland, OH 44114

Telephone: 216-479-8500

Facsimile: 216-479-8780

Email: maura.mcintyre@squirepb.com

CHIPMAN, BROWN, CICERO & COLE, LLP

William E. Chipman, Jr.

Mark Desgrosseilliers

Robert Weber

Hercules Plaza

1313 N. Market Street

Suite 5400

Wilmington, DE 19801

Email: Chipman@chipmanbrown.com

Desgross@chipmanbrown.com

Weber@chipmanbrown.com

Counsel to Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

Dated:                                December 21, 2020

THIS SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT OR REJECT THE PLAN BEFORE AND IN CONNECTION WITH THE FILING OF A VOLUNTARY PETITION UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE A CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT APPROVING THE DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED DECEMBER 21, 2020

Solicitation of Votes

On the Joint Plan of Reorganization of

Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

From the holders of outstanding

2020 Notes

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M.

(PREVAILING EASTERN TIME) ON JANUARY 22, 2021 UNLESS EXTENDED BY THE DEBTORS IN WRITING.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS DECEMBER 18, 2020 (THE “VOTING

RECORD DATE”)

RECOMMENDATION BY THE DEBTORS

The general partner of Ferrellgas Partners, L.P. has approved the transactions contemplated by the Solicitation and the Plan (each as defined below) and recommends that all creditors whose votes are being solicited submit ballots to accept the Plan. Holders of approximately 75.84% of 2020 Note Claims have already agreed, subject to the terms and conditions of the Transaction Support Agreement (as defined below), to vote in favor of and support the Plan. Further, holders of approximately 28% of the equity have also agreed to vote in favor of and support the Plan and not opt out of the Plan releases.

IMPORTANT NOTICE

THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS, THE HISTORY OF THE DEBTORS, THE DEBTORS’ BUSINESS, AND A SUMMARY AND ANALYSIS OF THE PLAN.

ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO AMEND THE PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE NEW CLASS B UNITS DESCRIBED HEREIN WILL BE ISSUED TO HOLDERS OF 2020 NOTES CLAIMS WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER, THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”).

UPON CONFIRMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN LAWS, IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION OR UPON REGISTRATION UNDER THE SECURITIES ACT.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY THE SEC OR WITH ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION

CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS INTEND TO RELY ON SECTIONS 3(A)(9) AND 18(B)(4)(E) OF THE SECURITIES ACT TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAWS THE OFFER OF CLASS B UNITS TO HOLDERS OF 2020 NOTES CLAIMS PRIOR TO THE FILING OF THE CHAPTER 11 CASES, INCLUDING IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. THE DEBTORS INTEND TO RELY ON SECTION 1145 OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT THE ISSUANCE OF CLASS B UNITS TO HOLDERS OF 2020 NOTES CLAIMS. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY CLASS B UNITS PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH CLASS B UNITS.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology, such as “may,” “expect,” “anticipate,” “estimate,” “continue,” “INTEND”, “will” or the negatives thereof, as well as any similar or comparable language. These STATEMENTS OFTEN DISCUSS PLANS, STRATEGIES, EVENTS OR DEVELOPMENTS THAT THE DEBTORS EXPECT OR ANTICIPATE WILL OR MAY OCCUR IN THE FUTURE AND ARE BASED UPON THE BELIEFS AND ASSUMPTIONS OF THE DEBTORS’ MANAGEMENT AND ON THE INFORMATION CURRENTLY AVAILABLE TO THEM. You are cautioned that ALL forward-looking statements are NECESSARILY SPECULATIVE AND ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. except as required by law, the DEBTORS expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise. The Liquidation Analysis, FEASIBILITY ANALYSIS, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN SECTION 1125 OF THE BANKRUPTCY CODE) SO THAT EACH CREDITOR WHO IS ENTITLED TO VOTE WITH RESPECT TO THE PLAN CAN MAKE AN INFORMED JUDGMENT REGARDING SUCH VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN; RATHER THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT (WHICH WILL BE FILED NO LATER THAN SEVEN CALENDAR DAYS PRIOR TO THE PLAN OBJECTION DEADLINE (AS DEFINED BELOW), AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON JANUARY 22, 2020, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”).

THE EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND IF THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR CREATE ANY DUTY TO UPDATE SUCH INFORMATION.

NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, NOTICES AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THIS DISCLOSURE STATEMENT AND/OR THE PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

TABLE OF CONTENTS

Article I INTRODUCTION	1
1.1 General.	1
Article II PRELIMINARY STATEMENT	1
Article III QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN	3
3.1 What is chapter 11?	3
3.2 Why are the Debtors sending me this Disclosure Statement?	3
3.3 Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?	4
3.4 Am I entitled to vote on the Plan?	4
3.5 What will I receive from the Debtors if the Plan is consummated?	5
3.6 What will I receive from the Debtors if I hold an Allowed Administrative Claim, a Professional Fee Claim, or a Priority Tax Claim?	9
3.7 Are any regulatory approvals required to consummate the Plan?	12
3.8 What happens to my recovery if the Plan is not confirmed or does not go effective?	12
3.9 If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	12
3.10 What are the sources of Cash and other consideration required to fund the Plan?	12
3.11 Is there potential litigation related to the Plan?	12
3.12 How will the preservation of the Causes of Action impact my recovery under the Plan?	13
3.13 Will there be releases and exculpation granted to parties in interest as part of the Plan?	14
3.14 When is the deadline to vote on the Plan?	18
3.15 How do I vote on the Plan?	18
3.16 Why is the Bankruptcy Court holding a Confirmation Hearing?	19
3.17 When is the Confirmation Hearing set to occur?	19
3.18 What is the purpose of the Confirmation Hearing?	19
3.19 What is the effect of the Plan on the Debtors’ ongoing businesses?	19
3.20 Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	20
3.21 Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	20
3.22 Do the Debtors recommend voting in favor of the Plan?	21
3.23 Who Supports the Plan?	21
Article IV DEBTORS’ CORPORATE HISTORY, STUCTURE, AND BUSINESS OVERVIEW	21
4.1 The Debtors’ Prepetition Businesses	21
Article V EVENTS LEADING TO CHAPTER 11 FILING	27
5.1 The Bridger Acquisition and Eddystone Litigation	27

i

5.2 Issuance of the 2025 Notes	28
5.3 Maturity of 2020 Notes and Forbearance Agreement	28
5.4 Transactions Contemplated by the Transaction Support Agreement	29
5.5 OpCo Loan Commitment	36
Article VI MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES	36
6.1 First Day Relief	36
6.2 Proposed Confirmation Schedule	36
Article VII SUMMARY OF THE PLAN	38
7.1 General Compromise and Settlement of Claims, Interests, and Controversies	38
7.2 Restructuring Transactions	39
7.3 Sources of Consideration for Plan Distributions	39
7.4 Reinstatement of the OpCo 2025 Secured Notes Guaranty	39
7.5 Continued Corporate Existence	39
7.6 Existing Governance Documents	40
7.7 Members of the Governing Bodies	40
7.8 Vesting of Assets in the Reorganized Debtors	41
7.9 Section 1145 Exemption	41
7.10 Cancellation and Surrender of Instruments and Agreements	42
7.11 Corporate Action	44
7.12 Section 1146 Exemption from Certain Taxes and Fees	45
7.13 Preservation of Causes of Action	45
7.14 Single Satisfaction of Claims	46
7.15 Releases	46
7.16 Deemed Substantive Consolidation	46
Article VIII OTHER KEY ASPECTS OF THE PLAN	47
8.1 Treatment of Executory contracts and Unexpired Leases	47
8.2 Provisions Governing Distributions	53
8.3 Releases and Exculpations	58
8.4 Conditions Precedent to Confirmation and Consummation of the Plan	63
8.5 Modification, Revocation, or Withdrawal of the Plan	65
Article IX RISK FACTORS	66
9.1 Bankruptcy Law Considerations	67
9.2 Risks Related to Recoveries Under the Plan	73
Article X SOLICITATION AND VOTING PROCEDURES	81
10.1 Holders of Claims Entitled to Vote on the Plan	81
10.2 Votes Required for Acceptance by a Class	82
10.3 Certain Factors to Be Considered Prior to Voting	82
10.4 Solicitation Procedures	83
Article XI CONFIRMATION OF THE PLAN	84
11.1 The Confirmation Hearing	84
11.2 Requirement for Confirmation of the Plan	84
11.3 Feasibility	84

11.4 Acceptance by Impaired Classes	85
11.5 Confirmation Without Acceptance by all Impaired Classes	85
11.6 Liquidation Analysis	86
Article XII CERTAIN SECURITIES LAW MATTERS	87
12.1 New Partnership Units	87
12.2 Exemption from Registration Requirements of the Securities Act and Blue Sky Laws	87
12.3 Resale of New Class B Units	88
12.4 Listing of New Class B Units	90
Article XIII CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	90
13.1 Introduction	90
13.2 Certain U.S. Federal Income Tax Consequences of the Plan to the Debtor and the Reorganized Debtors	92
13.3 U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims.	93
Article XIV RECOMMENDATION	95

Annexed as exhibits (the “Exhibits”) to this Disclosure Statement are copies of the following documents:

EXHIBIT A	Plan of Reorganization
EXHIBIT B	Transaction Support Agreement
EXHIBIT C	Liquidation Analysis
EXHIBIT D	Feasibility Analysis and Plan Valuation

Article I

INTRODUCTION

1.1	General.

Ferrellgas Partners, L.P. (“HoldCo”) and Ferrellgas Partners Finance Corp. (“Partners Finance”), as debtors and debtors in possession (the “Debtors”), hereby transmit this disclosure statement (as may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”), pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the solicitation of votes on the Prepackaged Joint Chapter 11 Plan of Reorganization for Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. (the “Plan”), dated as of December 21, 2020. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.

THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THAT THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

Article II
PRELIMINARY STATEMENT

HoldCo is a publicly traded Delaware limited partnership formed in 1994 that has two direct subsidiaries, debtor Partner Finance and non-debtor Ferrellgas, L.P. (“OpCo”). HoldCo owns 100% of Partners Finance and owns 99% of the limited partnership interests in OpCo. Ferrellgas, Inc. (“FGI”) a Delaware corporation and a wholly-owned subsidiary of Ferrell Companies, Inc. (“FCI”), is the sole general partner of HoldCo and one of three general partners of OpCo. FGI has retained an approximate 1% general partner economic interest in HoldCo and also holds an approximate 1% general partner economic interest in OpCo, representing an effective 2% general partner economic interest in OpCo on a combined basis.

OpCo is a Delaware limited partnership and is primarily engaged in the retail distribution of propane and related equipment sale. OpCo is not a debtor in these Chapter 11 Cases.

Partners Finance is a Delaware corporation formed in 1996 and has nominal assets, no employees and does not conduct any operations, but serves as co-issuer and co-obligor for the 2020 Notes.

The Debtors, together with OpCo and its subsidiaries (collectively, the “Enterprise” or “Ferrellgas”), are a leading distributor of propane and related equipment and supplies to customers in the United States. Ferrellgas is the second largest retail marketer of propane in the United States as measured by the volume of retail sales in fiscal year 2020 and a leading national provider of propane by portable tank exchange. Ferrellgas serves residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico.

While Ferrellgas’ business as a whole remains operationally sound, the Enterprise has experienced a number of unexpected challenges in recent years including the inability to service the Debtors’ debt obligations due to, among other things, liquidity issues that left the Debtors unable to repay or recapitalize the outstanding principal and interest under their 2020 Notes by the June 15, 2020 maturity date and restrictions on OpCo’s ability to distribute funds to the Debtors.

In mid-2020, the Debtors entered into comprehensive restructuring discussions with certain of Consenting Noteholders to consummate a potential transaction to increase financial flexibility and create a stronger, sustainable capital structure.

On June 7, 2020, the Debtors and certain non-Debtor parties, including OpCo, FGI, and other related entities, entered into a Forbearance Agreement (the “Forbearance Agreement”) with the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners, collectively referred to as the “Forbearing Noteholders”) of approximately 77% of the aggregate principal amount of the 2020 Notes, pursuant to which the Forbearing Noteholders agreed to forbear from exercising any default-related rights and remedies with respect to the 2020 Notes and to direct the trustee thereunder not to take any remedial action. The forbearance period under the Forbearance Agreement expired on August 15, 2020. With the additional time provided, the Debtors were able to negotiate the framework for a consensual restructuring with the Consenting Noteholders, as set forth in that certain Transaction Support Agreement, dated December 10, 2020, by and among the Debtors, OpCo, FGI, Ferrellgas GP II, LLC, Ferrellgas GP III, LLC and all of their Affiliates listed on Annex A of the Transaction Support Agreement (collectively, the “Company Parties”), and the Consenting Noteholders (as may be amended or modified from time to time, the “Transaction Support Agreement”), a copy of which is attached hereto as Exhibit B. The chapter 11 plan term sheet that is attached as Exhibit A to the Transaction Support Agreement (the “Transaction Term Sheet”) and contemplates a swift restructuring that is supported by the holders of approximately 75.84% in principal amount of the 2020 Notes Claims.

Notably, the Plan leaves all Claims other than the 2020 Notes Claims, the Existing LP Units Interests, and the Other Existing Equity Interests unimpaired. The unimpaired claims include Secured Claims (if any), 2025 OpCo Secured Notes Guaranty Claims, other Priority Claims (if any), the Eddystone Claims and General Unsecured Claims (if any). The Intercompany Claims will either be (a) Reinstated or (b) canceled and released subject to the consent rights set forth in the Transaction Support Agreement; provided, however that the OpCo Loan Claim shall be Reinstated and shall not be canceled and released. The Intercompany Interests will either be (a) reinstated or (b) canceled or released. Through this Plan treatment, the Debtors will minimize disruptions to the Enterprise’s go-forward operations while effectuating a value-maximizing refinancing transaction through the chapter 11 process. In addition, the Debtors’ existing common unitholders will receive or retain New Class A Units on account of the limited partnership interests such holders currently own.

Contemporaneously with the transactions to be effectuated through the Plan, OpCo will enter into its own financing transactions, which will be implemented outside of the Chapter 11 Cases. Specifically, OpCo will enter into new financing facilities including the issuance of new notes and a new revolving credit facility (the “New OpCo Facilities”). OpCo or HoldCo will also issue new preferred units (the “Senior Preferred,” together with the New OpCo Facilities, the “OpCo Transactions”). The proceeds of these transactions will be used to redeem the senior notes previously issued by OpCo and for other uses permitted under OpCo’s partnership agreement, the Transaction Support Agreement and the Transaction Term Sheet. The terms of the OpCo Transactions shall be subject to the consent of the Required Consenting Noteholders. OpCo may also consider other transactions to delever and address its current balance sheet. The consummation of the OpCo Transactions shall be a condition precedent for the transactions under the Plan.

The Debtors elected to pursue a prepackaged Chapter 11 Plan process to minimize the costs and impact of an in-court restructuring on the Enterprise’s business. With a prepackaged Plan and key creditor support in place pursuant to the Transaction Support Agreement, the Debtors expect to emerge positioned to capitalize on their asset base as the Enterprise looks to continue its go-forward growth and operating plans to be competitive. Accordingly, the Transaction Support Agreement contains certain milestones, including (i) securing an order confirming the Plan no later than forty-five (45) calendar days after the Petition Date, and (ii) having the Effective Date occur no later April 4, 2021. The Debtors believe they can confirm the Plan and emerge from chapter 11 within these time periods without prejudicing the ability of any parties to assert their rights in the Chapter 11 Cases.

The Transaction Support Agreement is a significant achievement for the Debtors and a welcomed culmination of the lengthy negotiations with the Debtors’ key creditors. A right-sized capital structure will allow the Enterprise to capitalize on its record backlog and maximize value for the benefit of all stakeholders. The Debtors strongly believe that the Plan is in the best interests of the Debtors’ stakeholders and represents the best available transaction for the Debtors to maximize value for all of their stakeholders. For these reasons, the Debtors strongly recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan vote to accept the Plan.

Article III
QUESTIONS AND ANSWERS REGARDING
THIS DISCLOSURE STATEMENT AND THE PLAN

3.1	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code. The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.” Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor (whether or not such creditor or equity interest holder voted to accept the plan), and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

3.2	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims and interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

3.3	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?

By sending this Disclosure Statement and soliciting votes for the Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Plan shortly after commencing the Chapter 11 Cases. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Plan at the same hearing, which may be scheduled as shortly as 45 days after commencing the Chapter 11 Cases, all subject to the Bankruptcy Court’s approval and availability.

3.4	Am I entitled to vote on the Plan?

Your ability to vote on the Plan depends on what type of Claim or Interest you hold and whether you held that Claim or Interest as of the Voting Record Date (i.e., as of December 18, 2020). Each category of holders of Claims or Interests, as set forth in Article III of the Plan pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claim	Impairment	Entitled to Vote
1	Secured Claims	Unimpaired	No (deemed to accept)
2	2025 OpCo Secured Notes Guaranty	Unimpaired	No (deemed to accept)
3	Other Priority Claims	Unimpaired	No (deemed to accept)
4	2020 Notes Claims	Impaired	Yes
5	Eddystone Claims	Unimpaired	No (deemed to accept)
6	General Unsecured Claims	Unimpaired	No (deemed to accept)
7	Intercompany Claims	Unimpaired	No (deemed to accept)
8	Intercompany Interests	Unimpaired	No (deemed to accept)
9	Existing GP Units	Unimpaired	No (deemed to accept)
10	Existing LP Units Interests	Impaired	Yes
11	Other Existing Equity Interests	Impaired	No (deemed to reject)

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5	What will I receive from the Debtors if the Plan is consummated?

The following table provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.

Class	Description	Treatment	Estimated Amount of Claims or Interests in Class[1]	Estimated % Recovery
Class 1	Secured Claims

Except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) or Reorganized Debtor(s) and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either: (i) payment in full in Cash of its Allowed Secured Claim; (ii) delivery of collateral securing any such Allowed Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of its Allowed Secured Claim; or (iv) such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

			$0	Secured Claims will receive either payment in full or reinstatement
Class 2	2025 OpCo Secured Notes Guaranty	Each Holder of an Allowed Claim arising under the OpCo 2025 Secured Notes Guaranty shall receive, in full satisfaction of such claim, Reinstatement of its Allowed Claim or such other treatment rendering its Allowed Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$700 million in principal amount	Claims will be reinstated and, thus, no impact on recovery
Class 3	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim.	$0	100%

1 The amounts set forth in this chart reflect the Debtor’s most current estimates of projected claim amounts.

Class	Description	Treatment	Estimated Amount of Claims or Interests in Class[1]	Estimated % Recovery
Class 4	2020 Notes Claims

Except to the extent that a Holder of an Allowed 2020 Note Claim agrees to less favorable treatment of its Allowed Claim, and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, in full and final satisfaction, settlement, release and discharge of, and in exchange for such 2020 Note Claims, each such holder thereof shall receive, such Holder’s Pro Rata share of 100% of the New Class B Units.

			Principal amount of $357,000,000, plus any accrued and unpaid interest at the contractual rate, including the Default Rate (as defined in the 2020 Notes Indenture) to the extent applicable, plus all other fees, costs, charges and other expenses provided for under the 2020 Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any Entity.[2]	Up to 62%[3]
Class 5	Eddystone Claims	Each Holder of an Eddystone Claim arising out of the Eddystone Action shall receive, in full satisfaction of such claim, Reinstatement of its Claim or such other treatment rendering its Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of any doubt, nothing in the Plan shall deem any claim arising out of the Eddystone Action as Allowed or affect any claim or defense related to or arising out of the Eddystone Action and the Debtors reserve all rights, defenses, counterclaims, and setoffs related thereto.	$0 Claims are Disputed and Unliquidated	Claims will be reinstated and, thus, no impact on recovery

2 The 2020 Notes Claims inclusive of accrued interest is estimated to be $390 million.

3 The estimated recovery to Class 4 is based on the Debtors’ Enterprise value, as shown in Exhibit D, and is estimated by the Debtors’ investment banker to be $245 million, representing the midpoint of their valuation.

Class	Description	Treatment	Estimated Amount of Claims or Interests in Class[1]	Estimated % Recovery
Class 6	General Unsecured Claims	Each Holder of Allowed Claim in Class 6 shall have its Claim Reinstated.	$0	100%
Class 7	Intercompany Claims	Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor(s) and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either (a) Reinstated or (b) canceled and released; provided, however, that the OpCo Loan Claim shall be Reinstated and shall not be canceled and released.	$19,900,000	Claims will be reinstated and, thus, no impact on recovery
Class 8	Intercompany Interests	Each Allowed Intercompany Interest shall be, at the option of the applicable Debtor(s), and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either (a) Reinstated or (b) canceled and released.	N/A	Claims will be reinstated and, thus, no impact on recovery

Class	Description	Treatment	Estimated Amount of Claims or Interests in Class[1]	Estimated % Recovery
Class 9	Existing GP Units Interests	On the Effective Date, all Existing GP Units in the Debtors shall be Reinstated and governed in accordance with the Governance Term Sheet.	N/A	Claims will be reinstated and, thus, no impact on recovery
Class 10	Existing LP Units Interests	Each Holder of an Allowed Existing LP Units Interest in HoldCo on account of such Interest shall receive or retain such Holder’s Pro Rata share of 100% of the New Class A Units, subject to dilution by the New Class A Units issued upon any future conversion of the New Class B Units. Each Holder of an Allowed Existing LP Units Interest in HoldCo shall receive or retain one (1) New Class A Unit for every twenty (20) Existing LP Units currently owned.	399[4]	TBD
Class 11	Other Existing Equity Interests	On the Effective Date, all Other Existing Equity Interests in the Debtors will be canceled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.	N/A	0%

4 As of August 31, 2020, HoldCo had 399 common unitholders of record. The common unitholder figure does not include a substantially greater number of holders who are “street name” or beneficial holders and whose units are held of record by banks, brokers, and other institutions.

3.6	What will I receive from the Debtors if I hold an Allowed Administrative Claim, a Professional Fee Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors or Reorganized Debtors, as applicable, agrees to a less favorable treatment, or as otherwise provided in the Plan, each Holder of an Allowed Administrative Claim against any of the Debtors shall receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (i) if an Administrative Claim is Allowed on or prior to the Effective Date, within five (5) Business Days after the Effective Date, or as soon as reasonably practicable thereafter, (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than five (5) Business Days after such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; or (iii) at such time and upon such terms as set forth in an order of the Bankruptcy Code; provided that Administrative Claims incurred by any Debtor in the ordinary course of such Debtor’s business may be paid in the ordinary course of business by the Debtors, consistent with past practice and in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2.	Professional Fee Claims

a.            Final Fee Applications and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court in the Chapter 11 Cases. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from (but not limited by the estimates provided for in Section 2.02(iii) of the Plan) the Professional Fee Escrow Account. Any objections to Professional Fee Claims must be filed and served on the Debtors and the Reorganized Debtors and the requesting party no later than thirty days after service of the final request for payment of Professional Fee Claims.

b.                  Professional Fee Escrow Account

Prior to the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors other than the Reorganized Debtors’ reversionary interest therein. The amount of Professional Fee Claims owing to the Professionals on and after the Confirmation Date shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account, without interest or other earnings therefrom, as soon as reasonably practicable after such Claims are Allowed by a Bankruptcy Court order. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

c.                   Professional Fee Account Estimates

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such estimate to the Debtors no later than one (1) Business Day before the Effective Date; provided, however, that such estimates shall not be considered an admission, cap or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the Estimates. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional.

d.                  Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation of the Plan and Consummation, incurred by the Debtors or any Professional following the Confirmation Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court. For the avoidance of doubt, no Consenting Noteholder Advisor is a Professional.

3.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such Holder agree to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, one of the following treatments: (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim within five (5) Business Days after the Effective Date; (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installments over a period not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (iii) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

4.	Statutory Fees

The Debtors shall pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ business at the time of Confirmation. On and after the Effective Date, to the extent the Chapter 11 Cases remain open, and for so long as any Reorganized Debtor remains obligated to pay quarterly fees, such Reorganized Debtor shall pay the applicable U.S. Trustee fees for that Reorganized Debtor when due in the ordinary course until such time as the Bankruptcy Court enters a final decree in the Reorganized Debtors’ Chapter 11 Cases.

5.	Restructuring Fees

The Restructuring Fees incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the Transaction Support Agreement, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail and without any requirement for Bankruptcy Court’s review or approval.  All Restructuring Fees to be paid on the Effective Date (to the extent not previously invoiced) shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Day before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay when due the reasonable pre- and post-Effective Date Restructuring Fees related to the implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date, upon receipt of invoices therefor.

3.7	Are any regulatory approvals required to consummate the Plan?

At this time, there are no known regulatory approvals that are required to consummate the Plan. To the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, however, it is a condition precedent to the Effective Date that they be obtained.

3.8	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of extended Chapter 11 Cases, or of a liquidation scenario, see Article 11.6 of this Disclosure Statement, and the Liquidation Analysis attached hereto as Exhibit C.

3.9	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. “Consummation” of the Plan refers to the occurrence of the Effective Date. See 8.4 of this Disclosure Statement, titled “Conditions Precedent to Confirmation and Consummation of the Plan,” for a discussion of conditions precedent to Confirmation and Consummation of the Plan.

3.10	What are the sources of Cash and other consideration required to fund the Plan?

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with Cash on hand.

3.11	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan, which objections potentially could give rise to litigation. See Article 9.2(f)4 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek Confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See 9.1(h) of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan.”

3.12	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Section 7.02 of the Plan), each of the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and each of the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date. Each of the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of such Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that any of the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which any of the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Debtor Releases), each of the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, each of the Reorganized Debtors expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation. Each of the Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court. Notwithstanding the foregoing, upon the Effective Date, all Avoidance Actions shall be released by any of the Debtors and shall not vest in any of the Reorganized Debtors.

3.13	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Consenting Noteholders in obtaining their support for the Plan pursuant to the terms of the Transaction Support Agreement. The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Indeed, the Released Parties are integral to the facilitation of the transactions contemplated in the Plan and the releases, as proposed, are necessary to provide finality and permit the Debtors to move forward with the operations of their business without the threat of litigation against them or their non-Debtor operating subsidiaries. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, THE FOLLOWING PARTIES ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED ANY AND ALL CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES: (I) EACH RELEASED PARTY; (II) ALL HOLDERS OF CLAIMS OR INTERESTS THAT VOTE TO ACCEPT THE PLAN; (III) ALL HOLDERS OF CLAIMS OR INTERESTS THAT ABSTAIN FROM VOTING ON THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PLAN BY CHECKING THE BOX ON THE APPLICABLE FORM INDICATING THAT THEY OPT NOT TO GRANT THE RELEASES PROVIDED IN THE PLAN; (IV) ALL HOLDERS OF CLAIMS OR INTERESTS THAT VOTE TO REJECT THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PLAN BY CHECKING THE BOX ON THE APPLICABLE FORM INDICATING THAT THEY OPT NOT TO GRANT THE RELEASES PROVIDED IN THE PLAN; (V) ALL HOLDERS OF ALL CLAIMS OR INTERESTS THAT ARE PRESUMED TO ACCEPT THE PLAN OR DEEMED TO REJECT THE PLAN AND DO NOT AFFIRMATIVELY ELECT TO OPT OUT OF THE RELEASES BY TIMELY FILING WITH THE BANKRUPTCY COURT ON THE DOCKET OF THE CHAPTER 11 CASES AN OBJECTION TO THE THIRD-PARTY RELEASE; (VI) EACH CURRENT AND FORMER AFFILIATE OF EACH ENTITY IN CLAUSE (I) THROUGH THE FOLLOWING CLAUSE (VII); AND (VII) EACH RELATED PARTY WITH RESPECT TO EACH OF THE FOREGOING IN CLAUSES (I) THROUGH (VII). THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Third Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

(a)	Releases by the Debtor

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by each of the Debtors, the Reorganized Debtors and their Estates, including any successors to the Debtors or any estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, that any of the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a Holder of any Claim against, or Interest in, the Debtors or other Entity, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership or operation thereof), purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any liabilities arising after the Effective Date, or (ii) the rights of any of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of any of the Debtors under any employment agreement with a current or former employee of any the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which include by reference each of the related provisions and definitions contained in the Plan, and further shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released by the Debtor Releases; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors or the Debtors’ Estates asserting any Cause of Action released pursuant to the Debtor Releases.

(b)	Releases by Holders of Claims and Interests

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, including any derivative claims asserted on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any of the Debtors (including the capital structure, management, ownership or operation thereof), the subject matter of or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors any other Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among any of the Debtors or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan, or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) consensual; (ii) essential to the confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third-Party Release; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

(c)	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

(d)	Exculpation

As of the Effective Date, except as otherwise specifically provided in the Plan or Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim other than those arising out of or relating to any act by or omission of an Exculpated Party that have been determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on the Plan, distribution of consideration pursuant to the Plan and, to the extent applicable, the offer, issuance and sale or purchase of securities pursuant to the Plan and, therefore, are not, and on account of such solicitation, distribution and issuance shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan, such distributions made pursuant to the Plan and issuance of securities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth above do not release (i) any liabilities arising after the Effective Date , (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive treatment in accordance with the Plan.

3.14	When is the deadline to vote on the Plan?

The Voting Deadline is January 22, 2021, at 5:00 p.m. (prevailing Eastern Time).

3.15	How do I vote on the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballot distributed to holders of Claims that are entitled to vote on the Plan (the “Ballot”). For your vote to be counted, the Ballot containing your vote must be properly completed, executed, and delivered as directed so that it is actually received by the Debtors’ claims, noticing, and solicitation agent, Prime Clerk (the “Solicitation Agent”) on or before the Voting Deadline, i.e. January 22, 2021, at 5:00 p.m. (prevailing Eastern Time). If a Ballot is received after the Voting Deadline, it will not be counted unless the Debtors determine otherwise. See Article X of this Disclosure Statement, entitled “Solicitation and Voting Procedures,” for additional information.

3.16	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. Shortly after the commencement of the Chapter 11 Cases, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing on or before a date that is Forty-Five (45) days after the Petition Date. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.

3.17	When is the Confirmation Hearing set to occur?

The Debtors intend to request that the Bankruptcy Court schedule the Confirmation Hearing for February 24, 2021, or as such time determined by the Bankruptcy Court. The Confirmation Hearing may be adjourned from time to time without further notice. The Debtors intend to request that objections to Confirmation must be filed and served on the Debtors, and certain other parties, by no later than February 15, 2021, at 4:00 p.m. (prevailing Eastern Time), or such other time determined by the Bankruptcy Court.

3.18	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

3.19	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect and (2) all conditions to Consummation have been satisfied or waived (see Article 8.04 of the Plan). On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

3.20	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Effective Date, and subject to the Transaction Support Agreement, the existing members of the Reorganized Debtors’ Governing Bodies shall remain in their current capacities as members of such Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the New Governance Documents of the Reorganized Debtors in the sole discretion of such Reorganized Debtor. Prior to the Effective Date, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of non-Debtor Affiliate Ferrellgas, Inc., which director shall be acceptable to OpCo and HoldCo, which acceptance shall not be unreasonably withheld, and which director shall not be affiliated with any Consenting Noteholder. The New Governance Documents of the Reorganized Debtors shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders. For the avoidance of doubt, the identities of the members of the Board of Directors of the HoldCo’s general partner, Ferrellgas, Inc., and officers of the Reorganized Debtors shall be consistent with the Transaction Support Agreement and set forth in the Plan Supplement. To the extent any such officer of the Reorganized Debtors is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such trustee and officer shall also be disclosed in the Plan Supplement.

3.21	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Prime Clerk, via one of the following methods:

By regular mail, hand delivery or overnight mail at:

Ferrellgas Ballot Processing

c/o Prime Clerk, LLC

One Grand Central Place

60 East 42nd Street, Suite 1440

New York, NY 10165

By electronic mail at:

Ferrellgasballots@primeclerk.com

By telephone (toll free) at:

Toll-free: 877-470-5540

Local: 347-919-5760

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the documents from the Debtors’ restructuring website at http://cases.primeclerk.com/ferrellgasballots (free of charge) or, upon the filing of the Chapter 11 Cases, via PACER at https://www.pacer.gov (for a fee).

3.22	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger recovery to the Debtors’ stakeholders than would otherwise result from any other available alternative. The Debtors believe that the Plan, which (together with the OpCo Transaction) contemplates a significant deleveraging of the Enterprise’s balance sheet and enables the Debtors to emerge from chapter 11 expeditiously, is in the best interest of all holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent in the Plan.

3.23	Who Supports the Plan?

The Plan is supported by the Debtors and the Consenting Noteholders that have executed the Transaction Support Agreement. Further, holders of 28% of the Existing LP Units are also in support of the Plan and will not opt out of the Plan releases.

Article IV

DEBTORS’ CORPORATE HISTORY, STUCTURE, AND BUSINESS OVERVIEW

4.1	The Debtors’ Prepetition Businesses

(a)	Overview[5]

HoldCo is a publicly traded Delaware limited partnership formed in 1994 that has two direct subsidiaries, debtor Partner Finance and non-debtor Ferrellgas, L.P. (“OpCo”). HoldCo owns 100% of Partners Finance and owns 99% of the limited partnership interests in OpCo. FGI, a Delaware corporation and a wholly-owned subsidiary of FCI, is the sole general partner of HoldCo and one of three general partners of OpCo. FGI has retained an approximate 1% general partner economic interest in HoldCo and also holds an approximate 1% general partner economic interest in OpCo, representing an effective 2% general partner economic interest in OpCo on a combined basis.

Partners Finance is a Delaware corporation formed in 1996 and has nominal assets, no employees other than officers and does not conduct any operations, but serves as co-issuer and co-obligor for the 2020 Notes.

HoldCo, together with non-debtor OpCo and its non-debtor subsidiaries (the “Enterprise” or “Ferrellgas”) are a leading distributor of propane and related equipment and supplies to customers in the United States. Ferrellgas is the second largest retail marketer of propane in the United States as measured by the volume of retail sales in fiscal year 2020 and a leading national provider of propane by portable tank exchange. Ferrellgas serves residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico.

5 While stated in the present tense, the information contained in this Overview section is accurate as of the date of this Disclosure Statement.

The Ferrellgas operations primarily include the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers’ premises or to portable propane tanks delivered to nationwide and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated primarily through a network of partnership-owned distribution outlets and to a lesser extent through independently-owned distribution outlets to retail marketers and convenience stores throughout the country.

Ferrellgas’ market areas for residential and agricultural customers are generally rural while the market areas for industrial/commercial and portable tank exchange customers are generally urban. In the residential and industrial/commercial markets, propane is primarily used for space heating, water heating, cooking and other propane fueled appliances. In the portable tank exchange market, propane is used primarily for outdoor cooking using gas grills and patio heaters. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for a variety of industrial applications, including as an engine fuel burned in the internal combustion engines of vehicles and forklifts and as a heating or energy source in manufacturing and drying processes. A substantial majority of the Enterprise’s gross margin from propane and other gas liquids sales is derived from the distribution and sale of propane and related risk management activities. The gross margin from the retail distribution of propane is primarily based on the cents-per-gallon difference between the sales price we charge our customers and our costs to purchase and deliver propane to our propane distribution locations.

The distribution of propane to residential customers generally involves large numbers of small volume deliveries. The Enterprise’s retail deliveries of propane are typically transported from our retail propane distribution locations to customers by a fleet of bulk delivery trucks, which are generally fitted with tanks ranging in size from 2,600 to 3,500 gallons. Propane storage tanks located on our customers’ premises are then filled from these bulk delivery trucks. Ferrellgas also delivers propane to our industrial/commercial and portable tank exchange customers using our fleet of portable tank and portable tank exchange delivery trucks, truck tractors and portable tank exchange delivery trailers.

In addition, Ferrellgas leases tanks to some independent distributors involved with the Ferrellgas’ delivery of propane for portable tank exchanges. The owned and independent distributors provide portable tank exchange customers with a national delivery presence that is generally not available from most of the Company’s competitors.

In the past three fiscal years, the total annual propane sales volume in gallons were:

(b)	HoldCo’s Organizational Structure and Equity Ownership.

HoldCo is a holding entity that conducts no operations and has two direct subsidiaries, debtor Partners Finance and non-debtor OpCo. The organizational chart below shows the Enterprise’s current organizational structure:

Employee Stock Ownership Trust ("ESOT")
Ferrell Companies, Inc., a Kansas Corp.
Ferrellgas GP II, LLC, a Delaware Limited Liability Company
Ferrellgas GP III, LLC, a Delaware Limited Liability Company
Ferrellgas, Inc., a Delaware Corp.
Existing LP Unit Interests
Ferrellgas Partners, L.P. a Delaware Master Limited Partnership
Ferrellgas, L.P., a Delaware Partnership
Ferrellgas Partners Finance Corp., a Delaware Corp
Ferrellgas Finance Corp.
Ferrellgas Receivables LLC
Other subsidiaries
Debtor Entity
Non-Debtor Entity
General Partnership Interest
Limited Partnership Interest

HoldCo only significant assets are its 99% limited partnership interest in OpCo and its 100% equity interest in Partners Finance. Partners Finance has nominal assets, no employees other than officers and does not conduct any operations, but serves as a co-issuer and co-obligor for the 2020 Notes. Accordingly, the Debtors are dependent on cash distributions from OpCo and its subsidiaries to service obligations of the Debtors and pay distributions to HoldCo’s unitholders. The ability of OpCo to make distributions to the Debtors, however, is subject to significant restrictions under the terms of OpCo Indentures (defined below).

HoldCo’s common units are currently traded on the OTC Pink Market under the symbol “FPGR.” HoldCo withdrew its listing of the common units from the NYSE effective January 2020, after failing to maintain compliance with its continued listing standards because the average closing price of the common units over a consecutive 30-day trading period was less than $1.00 per unit. As of August 31, 2020, HoldCo had 399 common unitholders of record.6

Non-debtor FGI, HoldCo’s general partner, performs all management functions for the Debtors and holds a 1% general partner interest in HoldCo and a 1% general partner interest in OpCo. The parent company of FGI is non-debtor Ferrell Companies, Inc. (“FCI”), which currently beneficially owns approximately 23.4% of HoldCo’s outstanding common units. FCI is owned 100% by an employee stock ownership trust.

On April 24, 2020, HoldCo, as the sole limited partner of OpCo, and FGI, the then-sole general partner of OpCo, amended and restated the partnership agreement of OpCo in order to, among other things, provide for the admission of two additional general partners. On April 27, 2020, Ferrellgas GP II, LLC and Ferrellgas GP III, LLC, each a Delaware limited liability company and a wholly-owned subsidiary of FCI, were formed and subsequently admitted as additional general partners of OpCo. As the general partners of OpCo, FGI, Ferrellgas GP II, LLC and Ferrellgas GP III, LLC each have an equal vote and all general partner matters of OpCo are determined by the vote or consent of a majority of such entities. The general partners perform all management functions required by OpCo. The general partner interests held by Ferrellgas GP II, LLC and Ferrellgas GP III, LLC are strictly voting and non-economic. In connection with the OpCO transactions, FGP II, LLC and FGP III, LLC will withdraw as general partners of OpCo.

(c)	Employees

The Debtors have no employees or operations. Instead, the Enterprise’s employees are employed by FGI. At August 31, 2020, FGI had approximately 3,900 full-time employees and 4,497 total employees. Less than one percent of these employees are represented by an aggregate of four different local labor unions, which are all affiliated with the International Brotherhood of Teamsters. To date, FGI has not experienced any significant work stoppages or other labor problems.

(d)	Regulation of Company’s Business

Ferrellgas’ operations are subject to various federal, state and local environmental, health, safety and transportation laws and regulations governing the storage, distribution and transportation of propane. However, propane is not currently subject to any price or allocation regulation and has not been defined by any federal environmental law as an environmentally hazardous substance.

6 The common unitholder figure does not include a substantially greater number of holders who are “street name” or beneficial holders and whose units are held of record by banks, brokers, and other institutions.

In connection with all acquisitions of propane distribution businesses that involve the purchase of real property, Ferrellgas conducts a due diligence investigation to attempt to determine whether any substance other than propane has been sold from, stored on or otherwise come into contact with any such real property prior to its purchase. If hazardous substances are discovered on or under these properties, Ferrellgas may be responsible for removing or remediating the previously disposed substances under the Comprehensive Environmental Response, Compensation and Liability Act and comparable state statutes.

With respect to the sale and distribution of propane, Ferrellgas is subject to regulations promulgated by the Occupational Safety and Health Administration (“OSHA”) under its Hazard Communication Standard (“HCS”), which requires preparation and maintenance of material safety data sheets, hazard labeling on products, and other worker protections. In 2012, OSHA promulgated new hazard communications requirements designed to align U.S. HCS standards with those of other countries under a Globally Harmonized System. These hazard labeling and communication changes, which took effect in June 2015, required Ferrellgas and other propane manufacturers and distributors to revise and update the Company’s consumer and compliance materials.

With respect to the transportation of propane by truck, Ferrellgas is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of flammable materials and are administered by the United States Department of Transportation (“DOT”). The National Fire Protection Association Pamphlet No. 58 establishes a national standard for the safe handling and storage of propane. Ferrellgas has adopted those rules and procedures, which serve as the industry standard by the states in which Ferrellgas operates.

(e)	The Capital Structure

(i)	The Debtors’ 2020 Notes

The Debtors have $357.0 million outstanding principal amount of its 8.625% unsecured senior notes due 2020 (the “2020 Notes”), which were issued pursuant to a certain Indenture dated as of April 13, 2010, among Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., as issuers, and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time, including pursuant to the First Supplemental Indenture dated as of April 13, 2010, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp. and U.S. Bank National Association, and the Second Supplemental Indenture, dated as of January 30, 2017, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp. and U.S. Bank National Association (the “2020 Indenture”). The 2020 Notes matured on June 15, 2020, but have not been repaid.

The 2020 Notes are structurally subordinated to all existing and future claims of creditors of OpCo and its subsidiaries due to the fact that OpCo and its subsidiaries are not guarantors or co-obligors of the 2020 Notes, and the obligations of the Debtors under the 2020 Notes are non-recourse to OpCo and its subsidiaries and their respective assets. Accordingly, holders of the 2020 Notes have a claim as a creditor only against the Debtors.

(ii)	OpCo’s Capital Structure

(A)             The 2021 Notes

Pursuant to an Indenture dated November 24, 2010, by and between OpCo and Ferrellgas Finance Corp, as issuers, and U.S. Bank National Association, as trustee (the “2021 Indenture”), OpCo issued its 6.50% Senior Notes due 2021 in the principal amount of $500 million (the “2021 Notes”). The 2021 Notes are unsecured obligations of non-debtors OpCo and Ferrellgas Finance Corp. Wilmington Trust, National Association is currently the trustee under the 2021 Indenture.

(B)              The 2022 Notes

Pursuant to an Indenture dated November 4, 2013, by and between OpCo and Ferrellgas Finance Corp, as issuers, and U.S. Bank National Association, as trustee (the “2022 Indenture”), OpCo issued its 6.75% Senior Notes due 2022 in the principal amount of $475 million (the “2022 Notes”). The 2022 Notes are unsecured obligations of non-debtors OpCo and Ferrellgas Finance Corp. BOKF, N.A, is currently the trustee under the 2022 Indenture.

(C)              The 2023 Notes

Pursuant to an Indenture dated June 8, 2015, by and between OpCo and Ferrellgas Finance Corp, as issuers, and U.S. Bank National Association, as trustee (the “2023 Indenture”), OpCo issued its 6.75% Senior Notes due 2023 in the principal amount of $500 million (the “2023 Notes”). The 2023 Notes are unsecured obligations of non-debtors OpCo and Ferrellgas Finance Corp. UMB, N.A, is currently the trustee under the 2023 Indenture.

(D)             The 2025 Notes

Pursuant to an Indenture dated April 16, 2020, by and between OpCo and Ferrellgas Finance Corp, as issuers, and Delaware Trust Company, as trustee and collateral agent (the “2025 Indenture,” together with the 2021 Indenture, the 2022 Indenture and the 2023 Indenture, the “OpCo Indentures”), OpCo issued its 10.00% Senior Secured First Lien Notes due 2025 in the principal amount of $700 million (the “2025 Notes” together with the 2021 Notes, 2022 Notes and 2023 Notes, the “OpCo Notes”). The 2025 Notes are secured by substantially all of the assets of OpCo and Ferrellgas Finance Corp. and its related subsidiaries. In addition, the obligations under the 2025 Indenture are guaranteed by a full guaranty of the assets of FGI. HoldCo also executed a guaranty of the payment obligations under the 2025 Indenture; however, such guaranty is only secured by a pledge of HoldCo’s limited partnership interest in OpCo.

(iii)	Accounts Receivable Securitization Facility

OpCo also utilizes an accounts receivable securitization facility for the purpose of providing additional short-term working capital funding, especially during the winter heating months. As part of this facility, OpCo transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, LLC, a consolidated and wholly-owned, qualifying special purpose subsidiary, which in turn sells this interest to certain financial institutions. OpCo remits daily to Ferrellgas Receivables, LLC funds collected on its pool of trade accounts receivables.

Article V

EVENTS LEADING TO CHAPTER 11 FILING

While the Enterprise’s business as a whole remains operationally sound, it has experienced a number of unexpected challenges in recent years, including the inability of the Debtors to service the Debtors’ debt obligations due to, among other things, restrictions on OpCo’s ability to distribute funds to the Debtors. In addition, the Debtors faced liquidity issues that left them unable to repay or recapitalize the outstanding principal and interest under the 2020 Notes. Consequently, the Debtors negotiated with the Consenting Noteholders the terms of the Transaction Term Sheet, the Transaction Support Agreement, the Plan and the Restructuring Transactions (as defined in the Transaction Term Sheet). These transactions, when effectuated, are expected to leave the Enterprise’s business intact, de-lever the balance sheet of not only the Debtors but also OpCo and its subsidiaries, enhance long-term growth prospects, and improve operational performance.

5.1	The Bridger Acquisition and Eddystone Litigation

The Enterprise became over-leveraged in part due to the June 2015 acquisition of Bridger Logistics, LLC (“Bridger”), which acquisition, in part, was financed by the OpCo Notes.  In connection with the closing of the acquisition of Bridger, OpCo and Bridger entered into a ten-year transportation and logistics agreement (the “Jamex TLA”) with Jamex Marketing, LLC (“Jamex”) pursuant to which Jamex would be responsible for certain payments to Bridger and also for sourcing crude oil volumes for Bridger’s largest customer at that time.  Shortly thereafter, on September 1, 2016, Bridger, Jamex, the Debtors and certain other affiliated parties entered into a group of agreements that terminated the Jamex TLA.

HoldCo, OpCo, Bridger, and other affiliated entities have been named, along with two former officers, in a lawsuit filed by Eddystone Rail Company (“Eddystone”) on February 2, 2017 in the Eastern District of Pennsylvania (the “Eddystone. Action”).  The Eddystone Action is essentially a collection action in which Eddystone seeks to recover contract damages from a group of entities, including HoldCo, that were not its contract counter-parties.  Eddystone is using a previously obtained, yet unconfirmed, arbitration award against Jamex Transfer Services (“JTS”)—an entity previously known as Bridger Transfer Services (“BTS”) before being acquired by a subsidiary of Jamex—as a basis to sue HoldCo and OpCo for amounts due as a result of a third-party’s breach of contract.  Eddystone alleges, among other things, that Ferrellgas transferred assets out of JTS prior to Bridger’s sale of the membership interest in that entity to a subsidiary of Jamex, and that those transfers should be avoided so that the assets can be used to satisfy the amount owed by JTS to Eddystone as a result of the arbitration award.

As discovery has unfolded in the case, it is the Debtors’ position that Eddystone’s opportunities to support its narrative for recovery against OpCo and HoldCo have dissipated and that the Debtors and non-Debtor defendants are well positioned to prevail.  But since Eddystone has asserted claims against HoldCo and believes in the merits of such claims, the contingent, unliquidated claims arising from this action will be Reinstated and not impacted by the Chapter 11 Cases.

5.2	Issuance of the 2025 Notes

As the Enterprise was facing the upcoming maturity of the 2020 Notes, as well as significant pressure from its then existing lender, OpCo elected to issue the 2025 Notes to raise $700 million. The proceeds from the 2025 Notes were used to, among other things, add cash to the balance sheet and pay off OpCo’s prior credit facility. The 2025 Notes are secured by substantially all of the assets of OpCo and its subsidiaries.

HoldCo executed a limited guaranty of payment of the 2025 Notes pursuant to the terms of the 2025 Indenture (the “2025 Guaranty”) and pledged as collateral the limited partnership interests owned by HoldCo in OpCo (the “2025 Opco Pledge”). Remedies under the 2025 Opco Pledge are subject to the occurrence of an event of default under the 2025 Indenture, and the commencement of the Chapter 11 Cases does not constitute an event of default under the 2025 Indenture. OpCo is currently in compliance with all of its obligations under the 2025 Indenture. The Plan provides that HoldCo’s obligations under the 2025 Guaranty will be Reinstated and the 2025 Guaranty will not be impacted.

5.3	Maturity of 2020 Notes and Forbearance Agreement

As discussed above, the 2020 Notes matured on June 15, 2020. On June 7, 2020, in order to give the Debtors additional time to engage in discussions with the holders of the 2020 Notes, the Debtors first entered into the Forbearance Agreement with certain of the Forbearing Noteholders. Pursuant to the Forbearance Agreement, the Forbearing Noteholders agreed to forbear from exercising any default-related rights and remedies with respect to the Event of Default anticipated to occur under Section 501 of the 2020 Notes Indenture as a result of the Debtors’ failure to make payments of principal due on the 2020 Notes at their maturity (the “Specified Default”) and to direct the trustee thereunder not to take any remedial action during the Forbearance Period as a result of the Specified Default. The forbearance period under the Forbearance Agreement expired on August 15, 2020; however, negotiations continued between the Debtors and the Forbearing Noteholders. These discussions culminated in the execution of the Transaction Support Agreement and related Transaction Term Sheet, which were executed on December 10, 2020. The Plan, as described herein is based on the terms and conditions set forth in the Transaction Support Agreement and the Transaction Term Sheet.

5.4	Transactions Contemplated by the Transaction Support Agreement

The Transaction Support Agreement contains material terms and conditions relating to the implementation of the transactions set forth in the Transaction Term Sheet as well as the commencement and consummation of the Chapter 11 Cases. Pursuant to the Transaction Support Agreement, holders of approximately 75.84% of principal amount under the 2020 Indenture have agreed to vote in favor of the Plan. The Transaction Support Agreement and Transaction Term Sheet describe at a high level the HoldCo Transactions embodied in the Plan and the OpCo Transactions, including a debt-to-equity recapitalization transaction at HoldCo, whereby holders of 2020 Note Claims will receive 100% of the New Class B Units and the governance of HoldCo and OpCo shall be modified as reflected in the Governance Term Sheet, New Governance Documents and New OpCo Governance Documents. OpCo and its non-debtor affiliates will continue to operate seamlessly in the ordinary course of business during the Chapter 11 Cases with no anticipated disruption. Under the Transaction Support Agreement, the Consenting Noteholders have agreed to support confirmation of the Plan and vote all of their 2020 Notes Claims in favor of the Plan. Article 9 of the Transaction Support Agreement also sets forth certain termination events that permit the parties to terminate their obligations under the Transaction Support Agreement.

(a)	The HoldCo Transactions

Under the Transaction Term Sheet, on the Effective Date, HoldCo will issue (A) New Class A Units to all current holders of the Existing LP Units7 and (B) 1.3 million Class B Common Units (the “New Class B Units”) to holders of the 2020 Notes.

On the Effective Date, each Holder of Allowed Existing LP Units, shall receive such holder’s Pro Rata share of 100% of the new Class A Units, subject to dilution by the New Class A Units issued upon a future conversion of the New Class B Units. “Pro Rata” means, with respect to an Allowed Claim, the percentage represented by a fraction (i) the numerator of which shall be an amount equal to such Claim and (ii) the denominator of which shall be an amount equal to the aggregate amount of Allowed and estimated Claims in the same Class as such Claim, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the portion that such Holder’s Claim in a particular class bears to the aggregate amount of all Allowed and estimated Claims in such multiple Classes. Each Holder of Allowed Existing LP Units shall receive or retain one (1) New Class A Unit for every twenty (20) Existing LP Units currently owned, resulting in approximately 4.9 million New Class A Units outstanding as of the Effective Date.

The New Class A Units shall receive distributions in accordance with the New Governance Documents, which may be amended, modified or supplemented from time-to-time; provided, however, such New Governance Documents and any amendments, modifications or supplements thereto shall be consistent with the Governance Term Sheet attached to the Transaction Term Sheet as Exhibit B and shall be subject to the consent rights set forth in the Transaction Support Agreement.

7 The Company may, upon the consent of the Required Consenting Noteholders, issue additional New Class A Units, which additional units shall be issued at the discretion of HoldCo and to such parties as determined in the sole discretion of HoldCo.

The Amended and Restated HoldCo Partnership Agreement will provide that distributions to New Class A Units and New Class B Units shall be made at a ratio of no less than 6:1 in favor of the New Class B Units on an aggregate basis (cash or non-cash value) until holders of New Class B Units receive distributions in the aggregate amount equaling Three Hundred, Fifty-Seven Million Dollars ($357,000,000) (the “Distribution Threshold”). Upon satisfaction of the Distribution Threshold, the New Class B Units shall automatically be converted to New Class A Units in accordance with the conversion factors set forth in Exhibit A to the Transaction Term Sheet. To the extent the Distribution Threshold is not satisfied in the first ten (10) years after issuance, the New Class B Units shall automatically be converted to New Class A Units in accordance with conversion factor at the end of the tenth (10th) year. The New Class B Units shall be callable at HoldCo’s option in the first five (5) years after issuance at a price equal to an internal rate of return on $357,000,000 no less than 300 bps above the Fixed Call Return, subject to receipt of a minimum 1.10x MOIC8 on $357,000,000 if called in the first one (1) year after issuance.9 The holders of New Class B Units shall, at the time of issuance, receive a cashless exercise option and right entitling such holders to acquire on a Pro Rata basis all General Partner Units of the general partner of HoldCo and OpCo if the New Class B Units are still outstanding and have not been converted to New Class A Units by the earlier of: (i) a material10 breach of the covenants in favor of the New Class B Units under the HoldCo or OpCo partnership agreements that is not cured within the time period specified therein11 and (ii) the tenth anniversary of the Effective Date.

In addition, upon the Effective Date, the Amended and Restated HoldCo Partnership Agreement, New Governance Documents and New OpCo Governance Documents shall be amended to be consistent with the Governance Term Sheet attached as Exhibit B to the Transaction Term Sheet and shall be subject to the consent rights set forth in the Transaction Support Agreement.

(b)	The OpCo Transactions

Concurrently with the Effective Date of the Plan, OpCo shall consummate several transactions, which are collectively referred to in the Transaction Term Sheet as the OpCo Transactions. The consummation of the OpCo Transactions shall be a condition precedent for the transactions under the Plan. Specifically, on the Effective Date, the 2021 Notes, the 2022 Notes and 2023 Notes shall be redeemed and satisfied in full using funds held by OpCo that consist of (i) existing cash held by OpCo, (ii) the proceeds of a new revolving credit facility, (iii) released cash collateral from existing letters of credit, (iv) proceeds from the issuance of the New Senior Preferred Units, and (v) proceeds from the issuance of the New OpCo Notes (as described below); provided that the sources and uses for such redemption shall be consented to by the Required Consenting Noteholders.

8 “MOIC” means multiple on invested capital.

9 “Fixed Call Return” shall mean the IRR of the New Senior Preferred Units, inclusive of distributions, OID, fees and, if applicable, any equity consideration. The calculation of the Fixed Call Return shall be agreed to by the financial advisors for both HoldCo and the Required Consenting Noteholders as of the Effective Date.

10 “Material Breach” to be defined in Definitive Documents.

11 Cure periods to be agreed in Definitive Documents.

On the Effective Date, OpCo shall issue [$753]12 million in new or additional notes (the “New OpCo Notes”), the proceeds of which shall be used to redeem the 2021 Notes, the 2022 Notes and the 2023 Notes. The issuance of the New OpCo Notes shall (i) be structured in a manner such that no default shall occur under the 2025 Indenture upon issuance of the New OpCo Notes, (ii) be subject to market terms, and (iii) contain terms acceptable to the Required Consenting Noteholders.

In addition, on the Effective Date, either OpCo or HoldCo shall issue [$525]13 million of new unregistered preferred equity (the “New Senior Preferred Units”). The New Senior Preferred Units shall be a senior preferred class of limited partnership interests in either OpCo or HoldCo, as applicable. The New Senior Preferred Units shall:

•	Be marketed pursuant to a confidential marketing process;

•	Have the right to receive a cash return (inclusive of distributions, OID, and fees) based on market terms;

•	Have tenor, redemption, call and liquidation provisions acceptable to the Required Consenting Noteholders.

OpCo or HoldCo, as applicable, shall provide the holders of 2020 Notes with the opportunity to participate in the marketing process for the New Senior Preferred Units and to acquire up to 35% of the total amount of the New Senior Preferred Units issued, all or a portion of which opportunity may be taken up in the discretion of each such holder (including any portion not taken up by other such holders).

The New Senior Preferred Units shall not constitute Redeemable Capital Stock under the 2025 Indenture (as defined therein) and (i) the New Senior Preferred Units and the New OpCo Notes and (ii) the New Revolving Credit Facility shall be structured to not result in the acceleration of obligations under the 2025 Indenture or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default.

The entry into and consummation of the OpCo Transactions is a condition precedent of the Effective Date.

12 Amount to be adjusted based upon trailing twelve months EBITDA at the time of the financing, subject to the consent of the Required Consenting Noteholders.

13 Amount to be adjusted based upon trailing twelve months EBITDA at the time of the financing, subject to the consent of the Required Consenting Noteholders.

(c)	Governance Changes

On the Effective Date, the partnership agreements of HoldCo and OpCo shall be amended to provide, among other things, the following covenants for the benefit of holders of New Class B Units:

▪	HoldCo must distribute to unitholders, in accordance with the terms of the HoldCo Transaction, all cash received from OpCo which is not required to be held by HoldCo for payment of (a) taxes, (b) insurance, (c) employees, if any, and (d) any other reasonable operating or administrative expenses;

▪	Neither HoldCo nor OpCo, nor any of their subsidiaries, may incur any indebtedness without the approval of the New Class B Independent Director, except (i) indebtedness incurred in the ordinary course of business, including indebtedness evidenced by a bond, note, debenture or other similar instrument given as consideration for ordinary course of business transactions and ordinary course acquisitions (collectively “Ordinary Note Transactions”), which shall not include (a) any indebtedness for borrowed money or (b) any obligations evidenced by a bond, note, debenture or other similar instrument, other than such Ordinary Note Transactions, or (ii) indebtedness that does not exceed at any one time $75,000,000;

▪	Neither HoldCo nor OpCo, nor any of their subsidiaries, may issue additional equity (common or preferred) or redeem outstanding equity (common or preferred) (other than the New Senior Preferred Units consistent with the Term Sheet) without the approval of the New Class B Independent Directors;

▪	Neither HoldCo nor OpCo, nor any of their subsidiaries, shall be permitted to engage in related party transactions unless such transactions, taken as a whole, are on no less favorable terms than those which would have been obtained in a comparable transaction with a non-affiliated entity and if such transactions involve payments or value in excess of $10,000,000 in the aggregate with all such transactions, without approval of the New Class B Independent Directors (as defined herein);

▪	Neither HoldCo nor OpCo, nor any of their subsidiaries, shall permit any asset sales that will generate aggregate net proceeds in excess of $25,000,000 without the approval of the New Class B Independent Director, subject to certain ordinary course exclusions to be agreed;

▪	Neither HoldCo nor OpCo, nor any of their subsidiaries, shall engage, except to the extent done in the ordinary course of business, in any investment, contribution or other transfer of any value, assets or property (including equity interests) to any person (including any joint ventures but excluding any payments for litigation settlements), if the aggregate value of the value of the assets or property invested, contributed or otherwise transferred exceeds $5,000,000 without the approval of the New Class B Independent Director;

▪	The holders of New Class B Units shall, at the time of issuance, receive a cashless exercise option and right entitling such holders to acquire on a Pro Rata basis all General Partner units of the general partner of HoldCo and OpCo if the New Class B Units are still outstanding and have not been converted to New Class A Units by the earlier of: (i) a material[14] breach of the covenants in favor of the New Class B Units under the HoldCo or OpCo partnership agreements that is not cured within the time period specified therein[15] and (ii) the tenth anniversary of the Effective Date;

▪	HoldCo, OpCo, their subsidiaries, and their general partners shall continue to be subject to the duties set forth in Section 6.10(d) of their partnership agreements;

▪	HoldCo will not have any operations independent of OpCo and neither HoldCo nor OpCo will materially change the nature of their business or operations;

▪	Neither HoldCo nor any affiliate of HoldCo shall cause any modification to the current organizational structure so that HoldCo is not the direct holder of all of the OpCo limited partnership interests other than, if issued by OpCo, the New Senior Preferred Units that are issued on the Effective Date;

▪	Neither HoldCo nor OpCo, nor any of their subsidiaries, shall amend or modify their partnership agreements or other organizational documents in any manner that impairs the rights of the holders of New Class B Units or alters the consent rights set forth therein without the consent of a majority of the New Class B Units;

▪	(i) the definition of “Outstanding” in the HoldCo partnership agreement as it applies to the Class A Units shall provide that a Person or Group that beneficially owns more than 20% of the Class A Units shall not be permitted to vote that portion of their Class A Units that is greater than 20%, solely until the later to occur of (a) five years after the Effective Date or (b) the conversion of the New Class B Units to New Class A Units and (ii) in addition, solely with respect to a vote to remove or replace the general partner of HoldCo and OpCo (other than due to a voluntary withdrawal by the general partner) the New Class B Units that are converted to New Class A Units shall remain subject to the cap set forth in (i) above until the later to occur of (a) five years after the Effective Date or (b) two years after the conversion of the New Class B Units to New Class A Units; provided that the restrictions set forth in (i) and (ii) above shall remain in place solely for so long as James E. Ferrell remains Chairman of the Board of Directors of Ferrellgas, Inc. or James E. Ferrell designates a successor as Chairman of the Board of Directors, which is approved by a majority of the Board of Directors, which majority includes the New Class B Independent Director voting to approve such successor and such New Class B Independent Director cannot unreasonably withhold such approval. For the avoidance of doubt, (i) while the New Class B Units are outstanding, there will be no restriction on the voting of New Class B Units with respect to those matters on which such New Class B Units are entitled to vote and (ii) to the extent the New Class B Units are otherwise redeemed prior to conversion, the definition of “Outstanding” in the HoldCo partnership agreement shall remain as provided in the current HoldCo partnership agreement and shall not be modified or amended as provided above;

14 “Material Breach” to be defined in Definitive Documents.

15 Cure periods to be agreed in Definitive Documents.

▪	The general partner of HoldCo and OpCo shall be a single entity and shall not be changed without the consent of a majority of the New Class B Units; and

▪	The New Class B Units will have customary anti-dilution protections, including with respect to the conversion factors set forth in Exhibit A.

Further, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of Ferrellgas, Inc., which director(s) shall be acceptable to OpCo and HoldCo, which acceptance shall not be unreasonably withheld (the “New Class B Independent Directors”). The New Class B Independent Directors shall receive notice of and be afforded an opportunity to attend and participate in each board meeting.

The New Class B Independent Directors shall not be affiliated with any Consenting Noteholder and, following the expiration of the terms of the initial New Class B Independent Directors, subsequent New Class B Independent Directors shall be selected by 66.67% of the New Class B Units (and such subsequent New Class B Independent Directors shall not be affiliated with any Consenting Noteholder). The New Governance Documents and the New OpCo Governance Documents shall be acceptable to the Required Consenting Noteholders.

(d)	The Transaction Support Agreement Milestones

Under the Transaction Support Agreement, the parties agreed to certain milestones that will govern these Chapter 11 Cases and the OpCo Transactions, including:

•	Obtaining binding commitments for the Case Financing Loan no later than one day prior to the Solicitation Commencement Date (no later than December 18, 2020);

•	Providing the Consenting Noteholders’ advisors with access to an electronic dataroom no later than December 21, 2020;

•	Providing the Consenting Noteholders’ advisors with indications of interest no later than January 15, 2021;

•	Commencement of the solicitation for votes to accept or reject the Plan on or before December 21, 2020;

•	Commencement of the Chapter 11 Cases on or before January 11, 2021;

•	Filing of the Plan, this Disclosure Statement and a motion seeking approval thereof no later than the date that is one (1) Business Day after the Petition Date;

•	Entry of the interim and other "first day" orders no later than the date that is three (3) business days after the Petition Date;

•	Entry of “second day orders” and other orders on a final basis, if any, no later than the date that is thirty (30) calendar days after the Petition Date;

•	Filing of the Plan Supplement no later than seven (7) days prior to the deadline to object to confirmation of the Plan;

•	Entry of an order approving this Disclosure Statement shall be entered no later than the date that is forty-five (45) calendar days after the Petition Date;

•	Entry of an order confirming the Plan shall be entered no later than the date that is forty-five (45) calendar days after the Petition Date; and

•	Obtaining a binding commitment for the New Revolving Credit Facility no later than March 1, 2021;

•	Executing a binding term sheet reflecting a minimum issuance amount (to be agreed) for the New OpCo Notes no later than March 1, 2021;

•	Executing a binding term sheet reflecting a minimum purchase amount (to be agreed) for the New Senior Preferred Units no later than March 1, 2021;

•	To the extent required by the OpCo Unsecured Notes Indentures, sending a notice of redemption to the OpCo Unsecured Noteholders or the relevant trustees, as applicable, no later than March 5, 2021;

•	Consummating the issuances of the New Senior Preferred Units and the New OpCo Notes and effectuating the New Revolving Credit Agreement and the New Organizational Documents no later than April 4, 2021; and

•	Occurrence of the Effective Date by April 4, 2021.

5.5	OpCo Loan Commitment

On December 17, 2020, consistent with the milestones of the Transaction Support Agreement, HoldCo obtained a binding commitment for a loan in the amount of $19.9 million from OpCo, which loan has an interest rate of 20% and will be on other market terms consistent with the requirements of the OpCo Indentures (the “OpCo Loan”). The OpCo Loan is expected to be made prior to the Petition Date and will be treated as an Intercompany Claim under the Plan. The terms of the OpCo Loan remain subject to final documentation and the OpCo Loan will comply with the applicable provisions of the OpCo Indentures.

Article VI
MATERIAL DEVELOPMENTS AND ANTICIPATED
EVENTS OF THE CHAPTER 11 CASES

6.1	First Day Relief

On the Petition Date, along with their voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ and non-Debtor affiliates’ operations. The First Day Motions, and all orders for relief entered in the Chapter 11 Cases, will be available upon the filing, and can be viewed free of charge, at http://cases.primeclerk.com/ferrellgasballots.

6.2	Proposed Confirmation Schedule

The Transaction Support Agreement requires that the Debtors comply with the Transaction Support Agreement milestones, including securing confirmation of the Plan no later than forty-five (45) days after the Petition Date. In light of the Debtors’ extensive prepetition restructuring efforts, the timeline from the anticipated Petition Date to the confirmation hearing provides more than sufficient time to administer these Chapter 11 Cases in a manner that gives all parties in interest a full and fair opportunity to participate in the process consistent with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules. Following commencement of the Chapter 11 Cases, the Debtors will file a scheduling motion seeking approval of the confirmation schedule based on the anticipated Petition Date, which proposed timeline is as follows:

Event	Date
Voting Record Date[16]	December 18, 2020
Commencement of Solicitation	December 21, 2020
Petition Date	January 11, 2021
Combined Hearing Notice	One business day after entry of the Proposed Order Conditionally Approving Disclosure Statement, or as soon as practicable thereafter
Publication Notice	As soon as practicable after entry of the Proposed Order Conditionally Approving Disclosure Statement but in no event, no later than 7 days thereafter
Voting Deadline	January 22, 2021 at 5:00 p.m. (prevailing Eastern Time)
Plan Supplement Deadline	February 8, 2021
Deadline to file Objections to Approval of the Disclosure Statement and Confirmation of the Plan and, to the extent applicable, Opt-Out Form Deadline	February 15, 2021 at 4:00 p.m. (prevailing Eastern Time)
Deadline to file Omnibus Reply to Confirmation Objections, Confirmation Brief and Voting Report	February 22, 2021 at 4:00 p.m. (prevailing Eastern Time)
Hearing to Approve Disclosure Statement and Confirmation of the Plan	February 24, 2021

16 The “Voting Record Date” is the date as of which a holder of record of a claim entitled to vote on the Plan must have held such claim to cast a vote to accept or reject the Plan.

The Debtors will request that the Court require any responses or objections to the adequacy of the information contained in the Disclosure Statement or confirmation of the Plan must: (a) be in writing; (b) comply with the Bankruptcy Rules and the Local Rules; (c) state the name and address of the objecting party and the amount and nature of the claim or interest beneficially owned by such entity; (d) state with particularity the legal and factual basis for such objections, and, if practicable, a proposed modification to the Plan that would resolve such objections; and (e) be filed with the Court with proof of service thereof and served on the following parties (the “Notice Parties”) so as to be actually received by the Objection Deadline: (a) proposed counsel for the Debtors, Squire Patton Boggs (US) LLP, 201 E. Fourth Street, Suite 1900, Cincinnati, OH 45202 (Attn: Stephen D. Lerner, Esq., stephen.lerner@squirepb.com) and 2550 M Street, NW, Washington, DC 20037 (Attn: Jeffrey N. Rothleder, Esq., jeffrey.rothleder@squirepb.com)); (b) proposed Delaware counsel for the Debtors, Chipman, Brown, Cicero & Cole LLP, Hercules Plaza, 1313 N. Market Street, Suite 5400, Wilmington, DE 19801 (Attn: William Chipman, Chipman@chipmanbrown.com), Mark Desgrosseilliers (Desgross@chipmanbrown.com) and Robert Weber (weber@chipmanbrown.com)); (c) the Office of the United States Trustee, J. Caleb Boggs Federal Building, 844 King Street, Lockbox 35, Wilmington, DE 19801 (Attn: [_________]); (d) counsel to the Consenting Noteholders, counsel to the Consenting Noteholders, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 (Attn: Damian Schaible, damian.schaible@davispolk.com, Angela Libby, angela.libby@davispolk.com, and Jonah Peppiatt, jonah.peppiatt@davispolk.com)); and (e) any other party entitled to notice under Bankruptcy Rule 2002.

Article VII
SUMMARY OF THE PLAN

The Plan contemplates the following key terms, among others described herein and therein:

7.1	General Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases and other benefits provided pursuant to the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made or treatment provided on account of such Allowed Claim or Interest.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests and controversies pursuant to Bankruptcy Rule 9019. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. Subject to Article VI of the Plan, all treatment of Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against and Interests in or against any of the Debtors and their Estates and Causes of Action against other Entities.

7.2	Restructuring Transactions

On the Effective Date, and pursuant to the Plan, the Debtors or the Reorganized Debtors, as applicable, shall (as agreed to by the Required Consenting Noteholders consistent with the terms of the Transaction Support Agreement) consummate the Restructuring Transactions set forth in the Transaction Term Sheet in order to effectuate the Debtors’ financial reorganization consistent with the terms of the Plan. Without limiting the foregoing, before, on or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, and their respective officers and members of the Governing Body, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (i) the execution, delivery, filing, registration or recordation of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement and the Transaction Support Agreement; (ii) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement and the Transaction Support Agreement and having other terms to which the applicable Entities may agree; (iii) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Governance Documents; (iv) such other transactions that are required to effectuate the Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law; provided that all such actions are consented to by the Required Consenting Noteholders, which consent shall not be unreasonably withheld. Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan. The authorizations and approvals contemplated by 4.01 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

7.3	Sources of Consideration for Plan Distributions

Any Cash payments or distributions required to be made hereunder shall be obtained from existing Cash of the Debtors, including Cash from the OpCo Loan.

7.4	Reinstatement of the OpCo 2025 Secured Notes Guaranty

On the Effective Date or as soon as reasonably practicable thereafter, the OpCo 2025 Secured Notes Guaranty previously issued by the Debtors shall be Reinstated as of the Effective Date.

7.5	Continued Corporate Existence

Except as otherwise provided in the Plan, the Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date as separate corporate entities, limited liability companies, partnerships or other form, with all the powers of a corporation, limited liability company, partnership or other form, pursuant to the applicable law in the jurisdiction in which the Debtors are incorporated or formed pursuant to the New Governance Documents.

7.6	Existing Governance Documents

The Existing Governance Documents of the Debtors in effect prior to the Effective Date shall be amended or restated and replaced by the New Governance Documents on or prior to the Effective Date, subject in each case to the consent rights of the Required Consenting Noteholders as set forth in the Transaction Support Agreement. Solely to the extent required under the Plan, the Bankruptcy Code, or applicable non-bankruptcy law or necessary to effectuate the transactions contemplated by the Plan, on or immediately prior to the Effective Date, the Reorganized Debtors shall file the New Governance Documents (in a manner acceptable to the Debtors and the Required Consenting Noteholders and consistent with the Transaction Support Agreement) with the applicable Secretary of State and/or other applicable authorities in the state of incorporation or formation or otherwise (as the case may be) in accordance with the applicable federal laws or state laws of the respective state. The New Governance Documents shall be deemed to be amended pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable non-bankruptcy law). The New Governance Documents shall be in the form filed with the Plan Supplement, shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders. After the Effective Date, the Reorganized Debtors may amend and restate their New Governance Documents subject to the consent rights set forth in the Governance Term Sheet, which shall be incorporated into the Amended and Restated HoldCo Partnership Agreement, as applicable, and may file such documents as permitted by the laws of the respective states without further authorization from the Bankruptcy Court.

7.7	Members of the Governing Bodies

As of the Effective Date, and subject to the Transaction Support Agreement, the existing members of the Reorganized Debtors’ Governing Bodies shall remain in their current capacities as members of such Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the New Governance Documents of the Reorganized Debtors in the sole discretion of such Reorganized Debtor. Prior to the Effective Date, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of non-Debtor Affiliate Ferrellgas, Inc., which director shall be acceptable to OpCo and HoldCo, which acceptance shall not be unreasonably withheld, and which director shall not be affiliated with any Consenting Noteholder. The New Governance Documents of the Reorganized Debtors shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders. For the avoidance of doubt, the identities of the members of the Board of Directors of HoldCo’s general partner, Ferrellgas, Inc., and officers of the Reorganized Debtors shall be consistent with the Transaction Support Agreement and set forth in the Plan Supplement. To the extent any such officer of the Reorganized Debtors is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such trustee and officer shall also be disclosed in the Plan Supplement.

7.8	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Transaction Support Agreement or any agreement, instrument or other document incorporated therein, on the Effective Date, all property of the Estates and all Causes of Action of the Debtors (except those released pursuant to the Debtor Releases) shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized Debtors’ obligations under the Plan). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interest or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation order.

7.9	Section 1145 Exemption

Except with respect to any Person that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, the offer, issuance, sale or distribution under the Plan of the New Class A Units, the New Class B Units issued to Holders of the Allowed 2020 Note Claims and the New Class A Units issuable upon the conversion of the New Class B Units shall all be exempt from registration under Section 5 of the Securities Act (or any State or local law requiring registration for offer or sale of a security) under section 1145 of the Bankruptcy Code. The offer, issuance, sale or distribution under the Plan of the New Class A Units, the New Class B Units and the New Class A Units issuable upon conversion of the New Class B Units to Affiliates of the Debtors will be subject to the restrictions on resale of securities held by Affiliates of an issuer.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Class A Units or the New Class B Units through the facilities of DTC or any similar entity, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such New Class A Units or the New Class B Units under applicable securities laws.

Notwithstanding anything to contrary in the Plan, no entity, including, for the avoidance of doubt, DTC or any similar entity, may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Class A Units or the New Class B Units issued under the Plan are exempt from registration and/or eligible for book-entry delivery, settlement and depository services.

7.10	Cancellation and Surrender of Instruments and Agreements

On the Effective Date, except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan, (i) all rights of any Holder of Interests in the Debtors, including options or warrants to purchase Interests, or obligating the Debtors to issue, transfer or sell Interests in the Debtors, shall be cancelled; and (ii) all notes and indentures of the Debtors, including, without limitation, the 2020 Notes Indenture and the 2020 Notes, shall cease to be effective, and the 2020 Notes Trustee shall not have any continuing duties or obligations thereunder and shall be discharged; provided, however, and for the avoidance of doubt, Section 4.09 of the Plan shall not operate to cancel, discharge or otherwise modify or affect the OpCo 2025 Secured Notes Guaranty.

Upon receipt of a distribution on account of its 2020 Notes Claim, on the Effective Date under the Plan, each record holder of such Claim shall be deemed to have delivered its 2020 Notes, in accordance with the 2020 Notes, 2020 Notes Indenture or other agreement that governs the rights of such Holder of such Claim, and all such delivered 2020 Notes shall be deemed to be canceled, and the 2020 Notes Indenture shall be deemed terminated, as to the Debtors pursuant to Section 4.09Error! Reference source not found. of the Plan, except to the extent otherwise provided herein.

Except as otherwise set forth herein, the 2020 Notes Indenture shall terminate as of the Effective Date, except as necessary to (i) enforce the rights and Claims of the 2020 Notes Indenture Trustee vis-à-vis the applicable Holders and any parties other than the Debtors, (ii) allow the 2020 Notes Indenture Trustee to receive distributions under the Plan and to distribute them to the Holders (subject to any applicable Charging Lien) in accordance with the terms of the applicable documents, (iii) preserve any rights of the 2020 Notes Indenture Trustee and any predecessor thereof as against any money or property distributable to Holders of 2020 Note Claims, including, without limitation, preserving the 2020 Notes Indenture Trustee’s right to payment of fees and expenses, and allowing the maintenance, exercise, and enforcement of any Charging Lien and priority of payment rights for the payment of fees and expenses, including the applicable Charging Lien and priority of payment rights under the 2020 Notes Indenture, or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (iv) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (v) preserve the right of 2020 Notes Indenture Trustee to exculpation and indemnification from the Debtors pursuant and subject to the terms of the 2020 Notes Indenture; (vi) preserve the 2020 Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court, including but not limited to enforcing any obligations owed to any such Indenture Trustee under the Plan or Confirmation Order.

Notwithstanding such cancellation and termination contained in Section 4.09Error! Reference source not found. of the Plan, the 2020 Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the Holders of 2020 Note Claims to receive distributions under the Plan; (ii) allow the Debtors, the Reorganized Debtors, the Disbursing Agent, and the 2020 Notes Indenture Trustee (as applicable), to make post-Effective Date Distributions (including to the extent applicable, subject to the 2020 Notes Indenture Trustee’s respective Charging Lien) or take such other action pursuant to the Plan on account of the 2020 Note Claims and to otherwise exercise their rights and discharge their obligations related to the interests of the Holders of such Claims in accordance with the Plan; (iii) allow the 2020 Notes Indenture Trustee to enforce any obligations owed thereto under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses pursuant to the 2020 Notes Indenture Trustee’s Charging Liens) and allow the 2020 Notes Indenture Trustee to maintain any right of indemnification, contribution, subrogation, exculpation, compensation, expense reimbursement, or any other Claim or entitlement it may have under the 2020 Notes Indenture (permitting the 2020 Notes Indenture Trustee to maintain, enforce, and exercise its Charging Liens in connection therewith); (iv) preserve the rights of the 2020 Notes Indenture Trustee to payment of reasonable and documented fees and expenses, and allow the maintenance, exercise, and enforcement of any applicable Charging Lien and priority of payment rights for the payment of reasonable and documented fees and expenses, including the 2020 Notes Indenture Trustee’s Charging Liens and priority of payment rights pursuant and subject to the terms of the 2020 Notes Indenture or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (v) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (vi) allow the 2020 Notes Indenture Trustee to enforce its rights, claims, and interests against any Entity that is not a Released Party; (vii) permit the 2020 Indenture Trustee to perform any function necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan; and (viii) preserve the right of the 2020 Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including but not limited to enforcing any obligations owed to it under the Plan, Confirmation Order, or relating to the 2020 Notes Indenture, provided that nothing in this section shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors. For the avoidance of any doubt, the 2020 Notes Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the 2020 Notes Indenture and any ancillary document, instrument, or agreement to obtain payment of the 2020 Notes Indenture Trustee Fees and Expenses, solely to the extent provided thereunder and under applicable law.

Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the 2020 Notes Indenture Trustee under the 2020 Notes Indenture shall terminate and shall be fully discharged and released, except: (i) as otherwise expressly and specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order; (ii) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Claims under the 2020 Notes Indenture; (iii) with respect to any rights of the 2020 Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Claims under the 2020 Notes Indenture, including any rights of the 2020 Notes Indenture Trustee to priority of payment and/or to exercise its Charging Lien; and (iv) with respect to such other rights of the 2020 Notes Indenture Trustee that, pursuant and subject to the terms of the 2020 Notes Indenture (including, without limitation, the 2020 Notes Indenture Trustee’s rights to priority of payment and/or to exercise its respective Charging Lien), survive termination of the 2020 Notes Indenture. Subsequent to the performance by the 2020 Notes Indenture Trustee, and its respective agents and professionals of their obligations pursuant to the Plan and Confirmation Order, the 2020 Notes Indenture Trustee and its respective agents and professionals shall be relieved, discharged and forever released of all further duties and responsibilities (i) related to the 2020 Notes Indenture, and (ii) arising under the Plan and the Confirmation Order. The Reorganized Debtors shall reimburse the 2020 Notes Indenture Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including, but not limited to, making distributions pursuant to and in accordance with the Plan.

On and after the distribution on account of the Allowed 2020 Note Claims, the 2020 Notes shall be deemed to be worthless, and DTC shall draw down the relevant positions at the request of the 2020 Notes Trustee, as applicable, without any requirement of indemnification or security on the part of the Debtor or 2020 Notes Trustee.

7.11	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) to the extent undertaken, selection and appointment of the members of the Governing Body and officers of the Reorganized Debtors; (ii) adoption of or modification to the Existing Governance Documents, if required; (iii) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (iv) implementation of the Restructuring Transactions; and (v) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan (including the grant of security interests set forth in the Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, the members of the Governing Body or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by Section 4.10 of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

7.12	Section 1146 Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtors to the Reorganized Debtors or to any other Person) of property under the Plan or pursuant to: (i) the issuance, reinstatement, distribution, transfer or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust, or other security interest or the securing of additional indebtedness by such or other means; (iv) the making, assignment or recording of any lease or sublease; or (v) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any stamp tax or similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax, recordation fee or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

7.13	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Section 7.02Article III(a) of the Plan), each of the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and each of the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date. Each of the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of such Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that any of the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which any of the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Debtor Releases), each of the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, each of the Reorganized Debtors expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation. Each of the Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court. Notwithstanding the foregoing, upon the Effective Date, all Avoidance Actions shall be released by any of the Debtors and shall not vest in any of the Reorganized Debtors.

7.14	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest.

7.15	Releases

(i)           The Plan contains certain releases (as described more fully in Section 3.13 of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?”), including mutual releases among the Debtors, Reorganized Debtors, and certain of their key stakeholders. Additionally, (i) each Released Party; (ii) all Holders of Claims or Interests that vote to accept the Plan; (iii) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in the Plan; (iv) all Holders of Claims or Interests that vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in the Plan; (v) all Holders of all Claims or Interests that are presumed to accept the Plan or deemed to reject the Plan and do not affirmatively elect to opt out of the releases by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release; (vi) each current and former Affiliate of each Entity in clause (i) through the following clause (vii); and (vii) each Related Party with respect to each of the foregoing in clauses (i) through (vii) conclusively, absolutely, unconditionally, irrevocably and forever consents to the release and discharge of any and all Causes of Action against the Debtors and the Released Parties to the extent set forth in the Plan.

7.16	Deemed Substantive Consolidation

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order deeming the substantive consolidation of the Debtors’ Estates into a single Estate for certain limited purposes related to the Plan, including voting, Confirmation and distribution. As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate legal existence of the Debtors. The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to voting and distribution rights under the Plan.

Article VIII
OTHER KEY ASPECTS OF THE PLAN

8.1	Treatment of Executory contracts and Unexpired Leases

(a)	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to sections 365(a) and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by a Debtor, pursuant to a Final Order of the Bankruptcy Court; (ii) previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to reject filed on or before the Effective Date; or (iv) is identified on the Rejected Executory Contract and Unexpired Lease List. Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms may have been modified by such order or the provisions of the Plan. All assumed Executory Contracts or Unexpired Leases shall be enforceable by the Reorganized Debtors or such party such Executory Contract or Unexpired Lease was assigned to in accordance with their terms notwithstanding any provision in such contract or lease that prohibits, restricts or conditions assumption, assignment or transfer. Any provision in any such contract or lease that permits a Person to terminate or modify such agreement or to otherwise modify the rights of any of the Debtors or the Reorganized Debtors or assignee, as applicable, based on the filing of the Chapter 11 Cases or the financial condition of any of the Debtors or the Reorganized Debtors, as applicable, shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed, or assumed and assigned, pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, any of the Debtors’ assumption, or assumption and assignment, of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party or parties thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. After the Effective Date, each of the Reorganized Debtors shall have the right to terminate, amend or modify any contracts, including intercompany contracts, leases or other agreements without approval of the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

(b)	Claims Based on the Rejection of Executory Contracts or Unexpired Leases.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all proofs of claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Section 7.06 of the Plan, notwithstanding anything in a proof of claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Section 3.04 of the Plan and may be objected to in accordance with the provisions of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(c)	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. The Debtors shall provide notices of proposed cure amounts (if any) to counterparties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with the Plan and setting forth the proposed cure amount (if any) or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed cure amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0). In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors on the confirmation objection deadline or other deadline that may be set by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

The payment of the cure amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (i) the amount of any payments to cure such a default; (ii) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (iii) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

(d)	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or specifically provided in the Plan Supplement, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by any of the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

(e)	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the relevant Debtor or Reorganized Debtor, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

(f)	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any of the Debtors, including any Executory Contracts and Unexpired Leases assumed by any Debtor (or assumed and assigned, as applicable), will be performed by such Debtor or Reorganized Debtor, or the Entity to which such Executory Contract or Unexpired Lease was assigned, as applicable, in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order except as otherwise provided in the Plan.

(g)	Assumption of Insurance Policies

Notwithstanding anything in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, the Insurance Policies (including all of the D&O Liability Insurance Policies) are hereby treated as Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed (and assigned to the Reorganized Debtors) under section 365 of the Bankruptcy Code and will re-vest in the Reorganized Debtors. Regardless of whether any Insurance Policy is an Executory Contract, on and after the Effective Date, the Insurance Policies will remain valid and enforceable in accordance with their terms and shall not be impaired by the Plan or Confirmation Order, and the Debtors, the Reorganized Debtors or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies. After the Effective Date, to the extent consistent with applicable law and New Governance Documents, the Reorganized Debtors (or any such assignee) may increase, reduce, restrict, or otherwise modify, in their sole discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of each of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, proof of claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

(h)	Assumption of the Employee Compensation and Benefits Program

Unless otherwise provided in the Plan (or the Plan Supplement), the Confirmation Order or any other order of the Bankruptcy Court in the Chapter 11 Cases, all employment agreements, severance policies, indemnification agreements, compensation and benefit plans, policies, and programs of the Company including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, rabbi trusts, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans or other agreements with or applicable to any of its current or former employees, retirees, members of any Governing Body, officers or managers of the Debtors shall be treated as Executory Contracts under the Plan, shall be set forth in the Plan Supplement, and shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtors, as applicable) pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

(i)	Indemnification Obligations

Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, trust agreements, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other governance documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers and other professionals of, or acting on behalf of, any of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, any of the Debtors than the indemnification provisions in place prior to the Effective Date.

(j)	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases, if any, pursuant to section 365(d)(4) of the Bankruptcy Code.

8.2	Provisions Governing Distributions

(a)	Record Date for Distributions

With respect to Impaired Claims, on the Distribution Record Date, the Claims Register and the various transfer registers for each of the Classes of Claims, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims. The Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.

(b)	Timing of Distributions

Except as otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such a Claim or Interest becomes an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against or an Allowed Interest in the Debtors shall receive the full amount of the distributions that the Plan provides for such an Allowed Claim or such an Allowed Interest in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

(c)	Disbursing Agent

The Debtors or Reorganized Debtors may retain a Disbursing Agent to assist with the distributions to be made under the Plan as directed by the Debtors or Reorganized Debtors. The Disbursing Agent shall make all distributions required under the Plan.

(i)	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(ii)	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out of pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out of pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors. The Disbursing Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Disbursing Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Disbursing Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Disbursing Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Disbursing Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

(iii)	Distributions on Account of 2020 Note Claims

Subject to the 2020 Notes Trustee’s Charging Lien and priority of payment rights, distributions on account of Allowed 2020 Notes Claims shall be made by the Debtors, the Reorganized Debtors or Disbursing Agent, as applicable, to or at the direction of the 2020 Notes Indenture Trustee. If a distribution is made to the 2020 Notes Indenture Trustee, the 2020 Notes Indenture Trustee, in its capacity as Disbursing Agent, shall administer the distributions in accordance with the provisions of the Plan and the 2020 Notes Indenture and the 2020 Notes Indenture Trustee shall be compensated in accordance with the terms of the Plan and the 2020 Notes Indenture, provided, however, that nothing herein shall be deemed to impair, waive or extinguish any rights of the 2020 Indenture Trustee with respect to the Charging Lien.

Subject to the 2020 Notes Indenture Trustee’s Charging Lien and priority of payment rights, distributions of the New Class B Units are anticipated to be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such new Class B Units are issued in accordance with DTC book-entry procedures. For the avoidance of doubt, DTC shall be considered a single Holder for purposes of distributions. The 2020 Notes Indenture Trustee shall transfer or direct the transfer of such distributions through the facilities of DTC. The 2020 Notes Indenture Trustee shall be entitled to recognize and deal for all purposes under the Plan with Holders of the 2020 Notes Claims to the extent consistent with the customary practices of DTC, and all distributions to be made to Holders of 2020 Notes Claims shall be delivered to the 2020 Notes Trustee in a form that is eligible to be distributed through the facilities of DTC.

At the election of the 2020 Notes Indenture Trustee, in its sole discretion, the 2020 Indenture Trustee may require, as a condition to receiving any distribution under the Plan, the Holder of a 2020 Notes Claim that is evidenced by a certificate, instrument, or note to surrender such Holder’s certificate, instrument, or note representing such 2020 Notes Claim to the 2020 Notes Indenture Trustee in accordance with the requirements set forth in Section 6.01(i) of the Plan. Upon surrender of such certificates, the 2020 Notes Indenture Trustee shall cancel and the certificates shall be destroyed in accordance with the record retention policy of the 2020 Notes Indenture Trustee. If the record holder of a note is DTC or its nominee or another securities depository or custodian thereof, and such note is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such note shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof. To the extent that the 2020 Notes Indenture Trustee requires the surrender of certificates, a Holder of a 2020 Notes Claim evidenced by such certificate may not receive a distribution unless and until (a) such certificates, notes, or other instruments are surrendered, or (b) any relevant Holder provides to the 2020 Notes Indenture Trustee an affidavit of loss or such other documents as may be required by the Reorganized Debtors together with an appropriate indemnity in the customary form. Any such Holder who holds physical certificates and fails to surrender such certificates, notes, or other instruments, or otherwise fails to deliver an affidavit of loss and indemnity within three (3) months of the Effective Date, shall be deemed to have no further 2020 Notes Claim and shall not participate in any distribution, and the distribution that would otherwise have been made to such Holder shall be distributed Pro Rata to all Holders who held a Claim pursuant to the 2020 Notes Indenture and complied with the foregoing requirements. For the avoidance of doubt, the foregoing provisions regarding surrender of the certificates evidencing a 2020 Notes Claim shall only apply in circumstances in which physical certificates evidencing such claims have been issued and the 2020 Notes Indenture Trustee elects to require such surrender by issuing a notice to Holders of 2020 Notes Claims seeking surrender of such certificates. If such election is made, the 2020 Notes Indenture Trustee shall only be required to use its best effort to obtain the surrender of the certificates.

Subject to the 2020 Notes Indenture Trustee’s Charging Lien and priority of payment rights, the 2020 Notes Indenture Trustee, acting as disbursing agent, shall only be required to act and make distributions in accordance with the terms of the Plan and the 2020 Notes Indenture and shall have no (i) liability for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Record Date or who does not otherwise comply with the terms of the Plan. To the extent the 2020 Notes Indenture Trustee provides services or incurs costs or expenses on or after the Effective Date, including professional fees, related to or in connection with the Plan, the Confirmation Order, or the 2020 Notes Indenture (as applicable), including, without limitation, in connection with making distributions to Holders of 2020 Notes Claims under the Plan, the 2020 Notes Indenture Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, payment, in Cash, as reasonable compensation for such services and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with such services. Upon presentation of a summary invoice, payment of such compensation and expenses will be made as soon as reasonably practicable, but in any case within ten (10) days following the 2020 Notes Indenture Trustee’s notification to the Debtors or the Reorganized Debtors, as applicable, of the amount of such costs or expenses. Upon final administration of the distributions made to the 2020 Notes Indenture Trustee in accordance with the Plan and the 2020 Notes Indenture, the 2020 Notes Indenture Trustee shall be discharged from any further responsibility under the Plan.

(iv)	Distributions on Account of Existing LP Units

On the Effective Date, the New Class A Units shall be, to the extent necessary, distributed by the Disbursing Agent to the Entities entitled to receive or retain the New Class A Units pursuant to, and in accordance with, the terms of the Plan, the New Governance Documents, the Transaction Support Agreement and the Transaction Term Sheet. On or prior to the Effective Date, the issuance of the New Class A Units shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common A Units (including the New Class A Units issuable upon the conversion of the New Class B Units) shall be duly authorized, validly issued, fully paid and non-assessable when issued in accordance with the terms of such instruments.

(d)	Delivery of Distributions and Undeliverable or Unclaimed Distributions

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Allowed Interests shall be made to Holders of record as of the Distribution Record Date by the Disbursing Agent: (i) to the signatory set forth on any proof of claim or proof of interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no proof of claim or proof of interest is filed or if the Debtors have not been notified in writing of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related proof of claim or proof of interest; or (iii) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.. Distributions under the Plan on account of Allowed Claims and Allowed Interests shall not be subject to levy, garnishment, attachment or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtors, the Reorganized Debtors and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

(e)	Fractional Distributions

Whenever any payment of a fraction pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole share (up or down), with half or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(f)	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Claim or Interest is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred. Notwithstanding the foregoing under of the Plan, any Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

(g)	Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements

(h)	Compliance with Tax Requirements and Allocations

In connection with the Plan and all instruments issued in connection therewith, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any federal, state or local taxing authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they determine in good faith are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to Section 6.08 of the Plan shall be treated as if distributed to the Holder of the Allowed Claim.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors, the Reorganized Debtors and their respective property.

(i)	Allocation Between Principal and Interest

Except as otherwise provided in the Plan, for U.S. federal income tax purposes, distributions shall be allocated first to the principal amount of such Allowed Claims (as determined for U.S. federal income tax purposes), with any excess allocated to unpaid interest that accrued on such Claims.

(j)	Setoffs and Recoupment

Except with respect to the Allowed Claims in Class 4, and as otherwise provided in the Plan and Confirmation Order, the Debtors and the Reorganized Debtors may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, withhold (but not set off except as set forth in the Plan) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim or Interest are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Interest and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim or Interest) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that any of the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

(k)	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition and/or default interest shall not accrue or be paid on any prepetition Claims against any of the Debtors, and no Holder of a prepetition Claim against any of the Debtors shall be entitled to interest accruing on or after the Petition Date or interest at the contract default rate on any such prepetition Claim.

8.3	Releases and Exculpations

(a)	General Compromise and Settlement of Claims, Interests and Controversies

As discussed in detail herein and as otherwise provided in the Plan, pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases and other benefits provided pursuant to the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made or treatment provided on account of such Allowed Claim or Interest.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests and controversies pursuant to Bankruptcy Rule 9019. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. Subject to Article VI of the Plan, all treatment of Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against and Interests in or against any of the Debtors and their Estates and Causes of Action against other Entities.

(b)	Releases by the Debtors

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by each of the Debtors, the Reorganized Debtors and their Estates, including any successors to the Debtors or any estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, that any of the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a Holder of any Claim against, or Interest in, the Debtors or other Entity, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership or operation thereof), purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any liabilities arising after the Effective Date or (ii) the rights of any of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of any of the Debtors under any employment agreement with a current or former employee of any the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which include by reference each of the related provisions and definitions contained in the Plan, and further shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released by the Debtor Releases; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors or the Debtors’ Estates asserting any Cause of Action released pursuant to the Debtor Releases.

(c)	Releases by Holders of Claims and Interests

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, including any derivative claims asserted on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any of the Debtors (including the capital structure, management, ownership or operation thereof), the subject matter of or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors any other Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among any of the Debtors or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) consensual; (ii) essential to the confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third-Party Release; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

(d)	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

(e)	Exculpation

As of the Effective Date, except as otherwise specifically provided in the Plan or Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim other than those arising out of or relating to any act by or omission of an Exculpated Party that have been determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on the Plan, distribution of consideration pursuant to the Plan and, to the extent applicable, the offer, issuance and sale or purchase of securities pursuant to the Plan and, therefore, are not, and on account of such solicitation, distribution and issuance shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan, such distributions made pursuant to the Plan and issuance of securities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth above do not release (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive treatment in accordance with the Plan.

(f)	Injunction

Effective as of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Enjoined Parties are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any of the Debtors, any of the Reorganized Debtors, the Exculpated Parties or the Released Parties and their respective assets and properties: (i) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or the Estate of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

(g)	Term of Injunctions and Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

(h)	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Entities, including Governmental Units, shall discriminate against any of the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any of the Reorganized Debtors or another Entity with whom such Reorganized Debtor has been associated, solely because the Debtors have been a debtor under chapter 11 of the Bankruptcy Code, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or have not paid a debt that is dischargeable in the Chapter 11 Cases.

(i)	Release of Liens, Claims and Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, exclusive of any Claim arising from or related to the OpCo 2025 Secured Notes Guaranty Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all Claims, Interests or Liens, including but not limited to mortgages, deeds of trust, Liens, pledges or other security interests, against or in any property of the Estates shall be fully released, discharged, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Entity holding such Liens, Claims or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments. Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of the Debtors held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens. For the avoidance of doubt, any Claim arising from or related to the OpCo 2025 Secured Notes Guaranty shall be Reinstated pursuant to the Plan and shall not be released, discharged, terminated or extinguished.

8.4	Conditions Precedent to Confirmation and Consummation of the Plan

(a)	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.03 of the Plan.

1.                  The Bankruptcy Court shall have entered a Final Order, in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code (which, for the avoidance of doubt, may be the same order as the order confirming the Plan).

2.                  The Plan and the Plan Supplement, including any schedules, documents, agreements, supplements and exhibits thereto (in each case in form and substance acceptable to the Debtors and the Required Consenting Noteholders as provided for under the Transaction Support Agreement) shall have been filed.

3.                  The Transaction Support Agreement has not been rejected by the Debtors, is not terminated as of immediately prior to the Confirmation Date and there has been no breach thereof by any party.

(b)	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.03 of the Plan:

1.                  Each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Transaction Support Agreement, including any consent rights included therein.

2.                  The Plan has been filed and the Bankruptcy Court has entered the Confirmation Order in form and substance consistent with the Transaction Support Agreement, including any consent rights included therein, and such Confirmation Order has not been stayed, modified, vacated, appealed or subjected to an injunction and shall have become a Final Order.

3.                  The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment, and rejection, as applicable, of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein.

4.                  All (i) governmental and regulatory approvals, clearances and consents necessary and legally required, if any, under applicable non-bankruptcy law and (ii) material third-party consents and approvals, if any, in each case in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that restrains, prevents or enjoins the Restructuring Transactions.

5.                  All statutory fees and obligations then due and payable to the Office of the U.S. Trustee have been paid and satisfied.

6.                  To the extent invoiced at least one (1) Business Day before the Effective Date, all amounts on account of invoiced and unpaid Restructuring Fees have been paid in full.

7.                  The Professional Fee Escrow Account has been established and funded with the Professional Fee Amount in accordance with Section 2.02 of the Plan.

8.                  The transactions contemplated in the Restructuring Transactions shall have been executed and completed by all of the Entities that are parties thereto.

9.                  The OpCo Transactions, as contemplated in the Transaction Term Sheet, shall have been executed and completed by all of the Entities that are parties thereto and have been fully consummated consistent with the consent rights of the Required Consenting Noteholders in the Transaction Support Agreement.

10.                The Transaction Support Agreement shall have been assumed pursuant to the Confirmation Order.

11.                The New Governance Documents and New OpCo Governance Documents have been filed with the appropriate governmental authority.

12.                The Existing Governance Documents and Existing OpCo Governance Documents shall have been amended, restated, or replace by the New Governance Documents and New OpCo Governance Documents, respectively, in all cases consistent with the consent rights of the Required Consenting Noteholders as set forth in the Transaction Support Agreement.

13.                The Transaction Support Agreement is not terminated as of immediately prior to the Effective Date and there has been no breach thereof by any party; and

14.                No default has occurred and is continuing under the OpCo 2025 Secured Notes.

(c)	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article VIII of the Plan may be waived, in whole or in part, at any time by the Debtors, with the prior written consent of the Required Consenting Noteholders (email shall suffice), without notice, leave or order of the Bankruptcy Court or any formal action; provided, however, that the Debtors may not waive entry of the Confirmation Order.

(d)	Effect of Failure of Conditions

If the Consummation of the Plan does not occur by the Outside Date (as defined in the Transaction Support Agreement) as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or the Transaction Support Agreement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in any of the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holder of Claims or Interests or any other Entity; or (iii) constitute an admission, acknowledgment, offer or undertaking by any of the Debtors, any Holder or any other Entity in any respect.

(e)	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

8.5	Modification, Revocation, or Withdrawal of the Plan

(a)	Modification and Amendments

Except as otherwise provided in the Plan, the Debtors (with the consent of the Required Consenting Noteholders) reserve the right to modify the Plan as to material and/or immaterial terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 and applicable restrictions on modifications set forth in the Plan, the Debtors (with the consent of the Required Consenting Noteholders) expressly reserve their respective rights to revoke, withdraw, alter, amend or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in each case in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article IX of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, any alterations, amendments or modifications of the Plan proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date, and in all cases subject to the consent of the Required Consenting Noteholders, Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, without the re- solicitation if the proposed alteration, amendment or modification do not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims or Interests that were deemed to accept the Plan because such Claims or Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be Unimpaired.

(b)	Effect of Confirmation on Modifications

Entry of a Confirmation Order, including under section 1127 of the Bankruptcy Code, shall mean that all modifications or amendments to the Plan occurring after the solicitation are approved pursuant to section 1127(a) of the Bankruptcy Code or section 1127(b) of the Bankruptcy Code, as applicable, and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

(c)	Revocation or Withdrawal of the Plan

The Debtors reserve the right, upon prior notice to and with the consent of the Required Consenting Noteholders, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization, either entirely or as to any one or more of the Debtors. If the Plan is revoked or withdrawn as to fewer than all of the Debtors, such revocation or withdrawal shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked or withdrawn. If (i) the Debtors revoke or withdraws the Plan in its entirety in accordance with this Section 9.03, (ii) the Transaction Support Agreement is terminated by the Outside Date (as defined in the Transaction Support Agreement), or (iii) Confirmation or Consummation does not occur by the Outside Date (as defined in the Transaction Support Agreement), then, absent further order of the Bankruptcy Court: (i) the Plan shall be null and void in all respects unless extended by the Debtors, with the prior written consent of the Required Consenting Noteholders; (ii) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity, including the Holders of Claims or Interests or the Consenting Noteholders; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity, including the Holders of Claims or Interests or the Consenting Noteholders.

Article IX
RISK FACTORS

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES

9.1	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims or Interests in such Impaired Classes.

(a)	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors

Subject to the terms of the Transaction Support Agreement, if the Restructuring Transactions are not consummated, the Debtors will thereafter consider all available restructuring alternatives, including filing an alternative chapter 11 plan, converting to a chapter 7 plan, and any other transaction that would maximize the value of the Debtors’ estates. The terms of any alternative restructuring proposal may be less favorable to Holders of Claims against and Interests in the Debtors than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the confirmation of the Plan, the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would have other adverse effects on the Debtors. For example, it would adversely affect:

•	the Debtors’ ability to fund the reorganization transactions;
•	the Debtors’ liquidity; and
•	how the Debtors’ businesses are viewed by investors, lenders, and credit ratings agencies; the Debtors’ enterprise value

(b)	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(c)	The Consideration Under the Plan Does Not Reflect any Independent Valuation of Claims against or Interests in the Debtors.

The Debtors have not obtained or requested an opinion from any bank or other firm as to the fairness of the consideration under the Plan.

(d)	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the Debtors’ cash interest expense, improve the Debtors’ liquidity and provide the Debtors greater flexibility to generate long-term growth. Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, the potential persistence of the COVID-19 pandemic and its direct and indirect effects on the global economy, changes in the Debtors’ industry and changes in commodity prices. As a result of these risks, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

(e)	The Transaction Support Agreement May Be Terminated

As more fully set forth in Article 9 of the Transaction Support Agreement, the Transaction Support Agreement may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and breaches by the Debtors and/or the Consenting Noteholders of their respective obligations under the Transaction Support Agreement. In the event that the Transaction Support Agreement is terminated, the Debtors may seek a non-consensual restructuring alternative, including a potential liquidation of their assets. Termination of the Transaction Support Agreement could result in the loss of support for the Plan by important creditor constituencies and could result in the withdrawal of the Plan and protracted Chapter 11 Cases.

(f)	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article VIII of the Plan, the Confirmation and Effective Date of the Plan are subject to a number of conditions precedent including consummation of the OpCo Transactions. If such conditions precedent are not waived or not met, the Confirmation and the Effective Date of the Plan will not take place. In the event that the Effective Date does not occur, the Debtors may seek Confirmation of a new plan. If the Debtors do not secure sufficient working capital to continue their operations of if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

(g)	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction, subject to the terms of the Transaction Support Agreement. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

(h)	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their businesses and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.

If the Plan is not confirmed, it is unclear what distributions, if any, holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests, as applicable.

The Debtors, subject to the terms and conditions of the Plan and the consent rights of the Consenting Noteholders on terms set forth in the Transaction Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan. The Debtors May Not Be Able to Secure Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

(i)	Even if the Restructuring Transactions are Successful, the Debtors Will Face Continued Risk Upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, and increasing expenses. See Article 9.2(f) of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Business.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ business after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

(j)	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) and Bankruptcy Rule 3018(b) require that:

•              solicitation comply with applicable nonbankruptcy law;

•              the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•              the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(k)	The Chapter 11 Cases May Be Converted to a Case under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (b) additional expenses and Claims, some of which would be entitled to priority, would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

(l)	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan, subject to the terms of the Transaction Support Agreement. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

(m)	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

(n)	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Plan.

(o)	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Confirmation is also subject to the Bankruptcy Court’s approval of the settlement, release, injunction, and related provisions described in Article VII of the Plan. Certain parties in interest may assert that the Debtors cannot demonstrate that they meet the standards for approval of releases, exculpations, and injunctions established by the United States Court of Appeals for the Third Circuit. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions.

9.2	Risks Related to Recoveries Under the Plan

(a)	The Reorganized Debtors May Not Be Able to Satisfy Their Obligations Upon Consummation of the Plan

The Debtors are and the Reorganized Debtors will be holding companies with no assets and no liabilities. Therefore, there are no financial projections showing future performance and revenue. The Reorganized Debtors will rely on the proceeds of the OpCo Loan to satisfy its obligations in order to consummate the Plan. As evidenced by Exhibit D hereto, the Debtors believe such proceeds will be sufficient; however, to the extent such proceeds are not sufficient, OpCo will distribute sufficient assets to the Reorganized Debtors, which distribution will be in compliance with all applicable provisions of the relevant indentures.

(b)	Estimated Valuations of the Debtors, the New Class A Units, the New Class B Units, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the financial results included in the Feasibility Analysis; and (d) the assumption that capital and equity markets remain consistent with current conditions.

Accordingly, the estimated recoveries do not necessarily reflect, and should not be construed as reflecting, values that may be attained for the Debtors’ securities in the public or private markets.

(c)	The Reorganized Debtors May Be Forced to Take Other Actions to Satisfy their Obligations

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on the financial condition and operating performance of their non-Debtor affiliates, including OpCo, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face liquidity issues and there may be a need to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

(d)	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Incur New Debt

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may increase the cost of any debt that they may incur in the future.

(e)	Certain Tax Implications of the Plan May Increase the Tax Liability of the Reorganized Debtor

Holders of Allowed Claims should carefully review Article XIII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Case may adversely affect the Reorganized Debtors and holders of certain Claims.

(f)	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends primarily on OpCo’s financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. Some of the factors that may affect OpCo’s business or financial condition include: the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; adverse changes in the Enterprise’s relationship with its national tank exchange customers; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of hydrocarbon products; disruptions to railroad operations on the railroads the Enterprise uses; increased trucking and rail regulations; inherent operating and litigation risks in gathering, transporting, handling and storing propane; inability to complete acquisitions or to successfully integrate acquired operations; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyberattack; the impact of changes in tax law that could adversely affect the tax treatment for federal income tax purposes; economic and political instability, particularly in areas of the world tied to the energy industry; disruptions in the capital and credit markets; and access to available capital to meet operating requirements. OpCo may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on any future indebtedness.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include, among other things, the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability of OpCo to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability of OpCo to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ or OpCo’s creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans. These risks and uncertainties could affect the Debtors’ and OpCo’s businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	The Debtors May Not Be Able to Achieve Their Financial Results or Meet Their Post-Restructuring Debt Obligations.

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, the Reorganized Debtors’ future revenues, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs.

The valuation analysis, attached hereto as Exhibit D, relies on certain financial projections related to OpCo’s operations, which represent the best estimate of the Debtors’ management and investment banker of the future financial performance of OpCo based on currently known facts and assumptions about future operations of OpCo, as well as the U.S. and world economy in general and the relevant industries in which the Company operates. The financial projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, including those risks that affect OpCo’s business as discussed herein and risks related to or deriving from the COVID-19 pandemic and its consequences, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics and/or pandemics may affect the actual financial results achieved. There is no guarantee that the financial projections will be realized, and actual financial results may differ significantly from the financial projections.

4.            The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

5.	The Enterprise’s Operations May be Impacted By the Continuing COVID-19 Pandemic

The business and financial results of the Company have been and may continue to be negatively impacted by the outbreak of COVID-19 and could be similarly negatively impacted by other pandemics or epidemics in the future. The severity, magnitude and duration of the current COVID-19 pandemic is uncertain, rapidly changing and hard to predict. In 2020, COVID-19 has significantly impacted economic activity and markets around the world, and it could negatively impact the Company’s business in numerous ways. These impacts of the COVID-19 pandemic or other global or regional health pandemics or epidemics could have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to the Company’s results of operations or financial condition. Ferrellgas might not be able to predict or respond to all impacts on a timely basis to prevent near- or long-term adverse impacts to their results. The ultimate impact of these disruptions also depends on events beyond the knowledge or control of Ferrellgas, including the duration and severity of any outbreak and actions taken by parties other than Ferrellgas to respond to them. Any of these disruptions could have a negative impact on the Enterprise’s business operations, financial performance and results of operations, which impact could be material.

6.	Weather Conditions May Reduce the Demand for Propane, Which Could Have a Material Adverse Effect the Enterprise’s Operations

Weather conditions have a significant impact on the demand for propane for heating, agricultural, and recreational grilling purposes. Many of the Enterprise’s customers rely heavily on propane as a heating fuel. Accordingly, sales volumes of propane are highest during the five-month winter-heating season of November through March and are directly affected by the temperatures during these months. During fiscal 2020, approximately 54% of our propane sales volume was attributable to sales during the winter-heating season. Actual weather conditions can vary substantially from year to year, which may significantly affect the Enterprise’s financial performance or condition. Furthermore, variations in weather in one or more regions in which the Enterprise operates can significantly affect total propane sales volume and therefore the Enterprise’s financial performance or condition. The agricultural demand for propane is also affected by weather, as dry or warm weather during the harvest season may reduce the demand for propane used in some crop drying applications.

Sales from portable tank exchanges experience higher volumes in the spring and summer, which includes the majority of the grilling season. Sustained periods of poor weather, particularly in the grilling season, can negatively affect our portable tank exchange revenues. In addition, poor weather may reduce consumers’ propensity to purchase and use grills and other propane-fueled appliances thereby reducing demand for portable tank exchange.

Furthermore, increasing concentrations of greenhouse gases (“GHG”), such as carbon dioxide, in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as volatility in seasonal temperatures and increased frequency and severity of storms, floods and other climatic events. To the extent weather conditions are affected by climate change or demand is impacted by regulations associated with climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes, leading either to increased investment or decreased revenues.

7.	Sudden and Sharp Increases in Wholesale Propane Prices May Not Be Completely Passed on to the Enterprise’s Customers, Especially Those with Which the Enterprise Has Contracted Pricing Arrangements

Gross margin from the retail distribution of propane is primarily based on the cents-per-gallon difference between the sales price the Enterprise charges our customers and its costs to purchase and deliver propane to propane distribution locations. Because the Enterprise’s profitability is sensitive to changes in wholesale supply costs, it will be adversely affected if the Enterprise cannot pass on increases in the cost of propane to customers.

The Enterprise enters into propane sales commitments with a portion of its customers that provide for a contracted price agreement for a specified period of time. A certain percentage of that exposure is hedged with an offsetting propane purchase commitment.

The wholesale propane price per gallon is subject to various market conditions and may fluctuate based on changes in demand, supply and other energy commodity prices. Propane prices tend to partially correlate with crude oil and natural gas prices. The Enterprise employs risk management activities that attempt to mitigate risks related to the purchasing, storing, transporting and selling of propane. However, sudden and sharp increases in wholesale propane prices cannot be passed on to customers with which the Enterprise has contracted pricing arrangements. Therefore, the Enterprise is exposed to the risk of increased wholesale propane prices and reduced profit margins on the percentage of its contractual commitments that are not immediately hedged with an offsetting propane purchase commitment.

8.	Sudden and Sharp Decreases in Wholesale Propane Prices May Result in the Enterprise’s Customers’ Not Fulfilling Their Obligations Under Contracted Pricing Arrangements Previously Entered Into With the Enterprise

The Enterprise attempts to lock-in a gross margin per gallon on a percentage of its contracted sales commitments by hedging or entering into fixed price propane purchase contracts with its suppliers. If the Enterprise were to experience sudden and sharp propane price decreases, its customers may not fulfill their obligations to purchase propane from the Enterprise at their previously contracted price per gallon, and the Enterprise may not be able to sell the related hedged or fixed price propane at a profitable sales price per gallon in the then-current pricing environment.

9.	The Enterprise Is Dependent on Its Principal Suppliers, Which Increases the Risks From an Interruption in Supply and Transportation

During extended periods of colder-than-normal weather, the Enterprise’s principal suppliers or other suppliers in one or more of the areas in which the Enterprise operates could temporarily run out of propane, necessitating the transportation of propane by truck, rail car or other means from other areas. If supplies from these sources were interrupted, certain suppliers were to default or difficulties in alternative transportation were to arise, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, the Enterprise’s margins could be reduced.

10.	Hurricanes and Other Natural Disasters Could Have a Material Adverse Effect on the Enterprise

Hurricanes and other natural disasters can potentially destroy numerous business structures and homes and, if occurring in the Gulf Coast region of the United States, could disrupt the supply chain for oil and gas products. Disruptions in supply could have a material adverse effect on the Enterprise. Damage and higher prices caused by hurricanes and other natural disasters could also have an adverse effect on the Enterprise due to the impact on the financial condition of its customers.

To the extent the frequency or magnitude of significant weather events and natural disasters increases, the resulting increase in disruptions also could have adverse impacts on the Enterprise on both the supply and demand side.

11.	The Propane Distribution Business Is Highly Competitive, and Competition May Negatively Affect the Enterprise’s Operations

The Enterprise is affected by the competition for customers among all of the participants in the propane distribution business. The Enterprise competes with a number of large national and regional firms and several thousand small independent firms. Because of the relatively low barriers to entry into the propane market, there is the potential for small independent propane distributors, as well as other companies not previously engaged in propane distribution, to compete with the Enterprise. Some rural electric cooperatives and fuel oil distributors have expanded their businesses to include propane distribution. As a result, the Enterprise is subject to the risk of additional competition in the future. Some of the Enterprise’s competitors may have greater financial resources or lower costs than the Enterprise does. Should a competitor attempt to increase market share by reducing prices, the Enterprise’s operating margins and customer base may be negatively impacted. Generally, warmer-than-normal weather and increasing wholesale fuel prices further intensify competition.

12.	The Propane Distribution Business Faces Competition From Other Energy Sources, Which May Reduce the Existing Demand for the Propane Sold by the Enterprise

Propane competes with other sources of energy, some of which can be less costly for equivalent energy value. The Enterprise competes for customers against suppliers of electricity, natural gas and fuel oil. The convenience and efficiency of electricity makes it an attractive energy source for consumers and developers of new homes. Electricity is a major competitor of propane, but propane has historically enjoyed a competitive price advantage over electricity. Except for some industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist, because such pipelines generally make it possible for the delivered cost of natural gas to be less expensive than the bulk delivery of propane. Although the expansion of natural gas into traditional propane markets has historically been inhibited by the capital cost required to expand distribution and pipeline systems, the gradual expansion of the nation’s natural gas distribution systems has resulted in the availability of natural gas in areas that were previously dependent upon propane. As long as natural gas remains a less expensive energy source than propane, the Enterprise will lose customers in each region in which natural gas distribution systems are expanded. The gradual expansion of the nation’s natural gas distribution systems has resulted, and may continue to result, in the availability of natural gas in some areas that previously depended upon propane. Although propane is similar to fuel oil in some applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other and due to the fact that both fuel oil and propane have generally developed their own distinct geographic markets.

Moreover, the national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has reduced the demand for propane in the industry in which the Enterprise operates. The Reorganized Debtors cannot predict the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on the Enterprise. When the price of propane increases, some of the Enterprise’s customers will tend to increase their conservation efforts and thereby decrease their consumption of propane.

13.	The New Class B Units Are Equity Securities And Are Subordinated To HoldCo’s Existing And Future Indebtedness And All Existing And Future Indebtedness Of Opco And Its Subsidiaries.

The New Class B Units are HoldCo’s equity interests and do not constitute indebtedness. This means that the New Class B Units will rank junior to all of HoldCo’s indebtedness and to other non-equity claims on HoldCo and its assets available to satisfy claims on HoldCo, including claims in its liquidation. The New Class B Units are also structurally subordinated to all existing and future claims of creditors of OpCo and its subsidiaries, including claims of the holders of OpCo’s indebtedness, the lessors under the operating partnership’s operating leases, the lenders and their affiliates under OpCo’s accounts receivable securitization facility, and trade and other creditors of OpCo and its subsidiaries. Accordingly, holders of Holdco’s claim against OpCo and its subsidiaries is only as an equity holder in OpCo. As a result, upon any distribution in a bankruptcy, liquidation, reorganization or similar proceeding relating to HoldCo or its property, the creditors of OpCo and its subsidiaries will be entitled to be paid in full before any payment may be made with respect to the New Class B Units

14.	HoldCo May Issue Additional Debt And Equity Securities Which Are Senior To The New Class B Units As To Distributions And In Liquidation, Which Could Materially Adversely Affect The Market Price Of The New Class B Units And Result In Dilution To Holders Of New Class B Units.

In the future, HoldCo may attempt to increase its capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of its assets, or by issuing debt or equity securities. In addition, HoldCo may issue equity securities as consideration for future acquisitions. In the event of HoldCo’s liquidation, its lenders and holders of debt securities would receive a distribution of its available assets before distributions to holders of New Class B Units. Because HoldCo’s decision to incur debt and issue securities in any future offerings will depend on market conditions and other factors beyond its control, HoldCo cannot predict or estimate the amount, timing or nature of its future offerings and debt financing. Further, market conditions could require HoldCo to accept less favorable terms for the issuance of securities in the future. Thus, holders of New Class B Units will bear the risk of HoldCo’s future offerings reducing the value of New Class B Units and diluting such holders’ interest in HoldCo. In addition, HoldCo can change its leverage strategy from time to time, which could materially adversely affect the market price of New Class B Units.

15.	HoldCo Might Not Be Able To Make Distributions In The Foreseeable Future On The New Class B Units.

HoldCo is a holding entity for its subsidiaries, including OpCo, and is dependent on cash distributions from OpCo and its subsidiaries to service obligations of HoldCo and pay distributions to its unitholders, including holders of the New Class B Units. The ability of OpCo to make distributions to HoldCo is dependent on the results of operations of OpCo and its subsidiaries and subject to significant restrictions under the terms of the agreements governing OpCo’s indebtedness and may be affected by a variety of other factors. As a result, all of the Reorganized Debtors’ projected cash flow might be required to be used in the foreseeable future to fund HoldCo’s obligations under the Plan and for working capital purposes. Accordingly, the HoldCo might not be able to pay cash dividends on the New Class B Units in the foreseeable future.

16.	There May Be A Lack Of A Trading Market For The New Class B Units.

There is not now and there may not be a public market for the New Class B Units and HoldCo does not intend to register the New Class B Units under the Securities Exchange Act of 1934, as amended, or seek any listing of the New Class B Units on any exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for the New Class B Units will ever develop or, if such market does develop, that it will be maintained.

Article X
SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a ballot (the “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims and Interests in those Classes that are entitled to vote to accept or reject the Plan.

10.1	Holders of Claims Entitled to Vote on the Plan

The Debtors are soliciting votes to accept or reject the Plan only from holders of Claims or Interests in Class 4 and 10 (the “Voting Class”). The Holders of Claims in the Voting Class are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Class have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2,3,5, 6, 7, 8, 9 and 11.

The Debtors do not believe that Holders of Allowed Existing LP Units Interests will be entitled to any value under the Plan and are not conceding that solicitation of votes of Class 10 Interest holders are required under the Bankruptcy Code. Notwithstanding, the Debtors, out of the abundance of caution, are soliciting Class 10 holders and reserve all of their rights with respect to such solicitation and the treatment of votes received therefrom.

10.2	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

10.3	Certain Factors to Be Considered Prior to Voting

There are a variety of factors that all Holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:

•	unless otherwise specifically indicated, the financial information contained in this Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement;

•	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

•	the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Expense Claims and Professional Fee Claims.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Classes or necessarily require a re-solicitation of the votes of Holders of Claims in the Voting Class pursuant to section 1127 of the Bankruptcy Code.

For a further discussion of risk factors, please refer to “Risk Factors” described in Article IX of this Disclosure Statement.

10.4	Solicitation Procedures

(a)	Solicitation Agent

The Debtors have retained Prime Clerk to act as, among other things, the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.

(b)	Solicitation Package

The following materials constitute the solicitation package distributed to Holders of Claims in the Voting Classes (collectively, the “Solicitation Package”):

(i)	cover letter in support of the Plan;

(ii)	the appropriate Ballot and applicable voting instructions, together with a preaddressed, postage pre-paid return envelope; and

(iii)	this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto (which may be distributed in paper or USB-flash drive format).

(c)	Distribution of the Solicitation Package and Plan Supplement

December 18, 2020 (the “Voting Record Date”) is the date that was used for determining which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

The Debtors will cause the Solicitation Agent to distribute the Solicitation Package or grant access to the Solicitation Package via the Solicitation Agent’s website to Holders of Claims in the Voting Class in 4 and 10, which is twenty (20) Business Days before the Voting Deadline (i.e., 5:00 p.m. (Eastern Daylight Time) on January 22, 2021). The Solicitation Package (except the Ballot) may also be obtained from the Solicitation Agent by: (a) calling the Debtor’s restructuring hotline at 877-470-5540 (domestic toll-free) or 347-919-5760 (local/international toll), (b) emailing Ferrellgasballots@primeclerk.com, and/or (c) writing to the Solicitation Agent at Ferrellgas Ballot Processing, c/o Prime Clerk, One Grand Central Place, 60 East 42nd Street, Suite 1400, New York, NY 10165. After the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, http://cases.primeclerk.com/ferrellgasballots, or for a fee via PACER at https://www.pacer.gov/.

The Debtors shall file the Plan Supplement, to the extent reasonably practicable, with the Bankruptcy Court no later than seven (7) days before the Objection Deadline. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website.

Article XI

 CONFIRMATION OF THE PLAN

11.1	The Confirmation Hearing

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. The Debtors will request, on the Petition Date, that the Bankruptcy Court set a hearing to approve the Plan and Disclosure Statement. The Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the Transaction Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to Confirmation of the Plan. An objection to Confirmation of the Plan must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that it is actually received on or before the deadline to file such objections as set forth therein.

11.2	Requirement for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of holders of Claims or Interests. At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

11.3	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization). To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors. The Feasibility Analysis attached hereto as Exhibit D and is incorporated herein by reference. Based upon the Feasibility Analysis, the Debtors believe that the Plan will meet the feasibility requirements of the Bankruptcy Code. Any representations or inducements made to secure voting Holders’ acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by voting Holders in arriving at their decision. Voting Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the United States Trustee for the District of Delaware.

11.4	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Section 3.6 of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

11.5	Confirmation Without Acceptance by all Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan. If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

(a)	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Under certain circumstances, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class. The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan, notwithstanding the fact that Class 11—Other Existing Equity Interests is deemed to reject the Plan. There is no Class receiving more than a 100% recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100% recovery or agreed to receive a different treatment under the Plan.

11.6	Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each Holder of a Claim or Interest in such impaired class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting Holder would receive or retain if the debtors liquidated under chapter 7. Attached hereto as Exhibit C and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors and reliance upon the valuation methodologies utilized by the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code

Article XII
CERTAIN SECURITIES LAW MATTERS

12.1	New Partnership Units

On the Effective Date, except to the extent that a holder of 2020 Notes Claims agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of, and in exchange for such 2020 Notes Claims, each such holder thereof shall receive, such holder’s Pro Rata share of 100% of the New Class B Units.

12.2	Exemption from Registration Requirements of the Securities Act and Blue Sky Laws

(a)	Section 3(a)(9) of the Securities Act (Prior to Filing Chapter 11 Case)

The Debtors are relying on exemptions from the registration requirements of the Securities Act including, without limitation, section 3(a)(9) and section 18(b)(4)(E) thereof, to exempt the offering of the New Class B Units to holders of the 2020 Notes Claims pursuant to the Solicitation prior to the filing of Chapter 11 Cases. Section 3(a)(9) provides an exemption from registration when an issuer issues new securities in exchange for its own outstanding securities, such exchange is made only to existing security holders, no compensation or other remuneration is paid for soliciting such exchange offer, and the existing security holders are not asked to part with anything of value except the outstanding securities. Section 18(b)(4)(E) of the Securities Act provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under section 3(a)(9) of the Securities Act.

The Debtors do not have any contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchange of the 2020 Notes, except for reasonable, actual and necessary out-of-pocket expenses of mailing. In addition, none of their financial advisors engaged to provide financial analysis and assist the Debtors with addressing the financial aspects of the restructuring or any broker, dealer, salesperson, agent or any other person has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Solicitation or the Plan (and the transactions contemplated thereby).

(b)	Section 1145 of the Bankruptcy Code (After Filing Chapter 11 Cases)

The Debtors are relying on the exemption provided by section 1145(a)(1) of the Bankruptcy Code from the registration requirements of the Securities Act to exempt the offering, issuance and distribution of the shares of New Class B Units to holders of 2020 Notes Claims (the “Section 1145 Securities”) pursuant to the Plan after the filing of Chapter 11 Cases. Section 1145(a)(1) of the Bankruptcy Code provides that registration requirements of Section 5 of the Securities Act and any applicable Blue Sky Laws will not apply to the offer or sale of securities by a debtor under a plan of reorganization if (i) the offer or sale occurs under a plan of reorganization, (ii) the recipients of securities hold a claim against, an interest in or claim for administrative expense against the debtor and (iii) the securities are issued in exchange for a claim against or interest in a debtor or are reissued principally in such exchange and partly for cash and property.

12.3	Resale of New Class B Units

(a)	Resales of the 1145 Securities

To the extent that the issuance of the Section 1145 Securities pursuant to the Plan is covered by section 1145 of the Bankruptcy Code, the Section 1145 Securities generally may be resold without registration under applicable Blue Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of the various states; however, the availability of such exemptions cannot be known unless individual states’ Blue Sky Laws are examined. In addition, the Section 1145 Securities governed by section 1145 of the Bankruptcy Code may be resold without registration under the Securities Act pursuant to an exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” (as such term is defined in Section 1145(b) of the Bankruptcy Code) with respect to the Section 1145 Securities.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who, except with respect to ordinary trading transactions of an entity that is not an issuer, (i) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received or to be received in exchange for such a claim or interest; (ii) offers to sell securities offered or sold under a plan of reorganization for the holders of those securities; (iii) offers to buy securities offered or sold under a plan of reorganization from the holders of such securities, if such offer to buy is (a) with a view to distribution of such securities and (b) under an agreement made in connection with such plan of reorganization, with the consummation of such plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or (iv) is an “issuer” (as the term is defined in section 2(a)(11) of the Securities Act) with respect to such securities.

The definition of an “issuer” for purposes of whether a person is an “underwriter” under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover the entity issuing the securities and “control persons” of such issuer of the securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.

Resales of the Section 1145 Securities by persons deemed to be “underwriters” (which by definition includes “control persons”) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, Restricted Holders may be permitted to sell their Section 1145 Securities without registration if they are able to comply with the provisions of Rule 144 of the Securities Act (as discussed below). The Debtors express no view as to whether any Person or Entity would be deemed an “underwriter” with respect to the Section 1145 Securities and, in turn, whether any recipient of Section 1145 Securities may freely resell such securities.

The Debtors recommend that potential recipients of the Section 1145 Securities consult their own counsel concerning their ability to freely trade their Section 1145 Securities without registration under applicable federal securities laws and Blue Sky Laws.

(b)	Rule 144

Rule 144 of the Securities Act provides a safe harbor exemption from registration under the Securities Act for the resale of, among others, “control securities.” “Control securities” are securities held by an Affiliate of the issuer regardless of how such securities were acquired (including in the open market). An “Affiliate” of an issuer is any Person or Entity that “directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

An Affiliate can utilize the Rule 144 exemption for the sale of “control securities” if (i) the issuer has made available current information through the issuer’s public filings; (ii) the Affiliate meets the applicable holding period requirement; (iii) the Affiliate meets the volume limitations; (iv) the Affiliate uses the applicable sales channels; and (v) the Affiliate files a Form 144.

The Debtors recommend that potential recipients of securities under the Plan consult their own counsel concerning their ability to freely trade such securities without registration under applicable federal securities laws and Blue Sky Laws.

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF THE NEW CLASS B UNITS TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF THE REORGANIZED DEBTORS WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTORS EXPRESS NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF THE REORGANIZED DEBTORS. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY NEW CLASS B UNITS TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH NEW CLASS B UNITS.

12.4	Listing of New Class B Units

There is not now and there may not be a public market for the New Class B Units and the Debtors do not intend to register the New Class B Units under the Securities Exchange Act of 1934, as amended, or seek any listing of the New Class B Units on any exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for the New Class B Units will ever develop or, if such market does develop, that it will be maintained.

Article XIII
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

13.1	Introduction

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and authorities, published administrative rules, positions and pronouncements of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities (collectively, “Applicable Tax Law”), all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. Except as discussed in Section 13.3 hereof, no opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling or determination from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims in light of their individual circumstances. This discussion does not address tax issues with respect to Holders of Claims subject to special treatment under the U.S. federal income tax laws (including, for example, banks, broker-dealers, mutual funds, governmental authorities or agencies, persons who are not U.S. Holders (defined below), pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, small business investment companies, foreign taxpayers, Persons who are related to the Debtors or the Reorganized Debtors within the meaning of the Tax Code, Persons liable for alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, Persons who prepare “applicable financial statements” (as defined in section 451 of the Tax Code), Persons using a mark-to- market method of accounting, Persons who are themselves in bankruptcy or regulated investment companies). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various third-party debt and other arrangements to which the Debtors and the Reorganized Debtors, as applicable, are or will be a party will be respected for U.S. federal income tax purposes in accordance with their form. This summary does not address the U.S. federal income tax consequences to Holders of Claims (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (b) that are not entitled to vote to accept or reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust, if (a) a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the Tax Code). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the partnership (or other pass-through entity). Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

Furthermore, this discussion assumes that all separate plans of reorganization under the Bankruptcy Code constituting the Plan will be consummated. If less than all of such plans of reorganization will be consummated, their federal income tax consequences may be materially different than the consequences described below. The following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim. All Holders of Claims should seek tax advice based on their particular circumstances from an independent tax advisor regarding the federal, state, local, and other tax consequences of the transactions contemplated by the Plan.

13.2	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtor and the Reorganized Debtors

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income for U.S. federal income tax purposes if outstanding indebtedness is satisfied for total consideration less than the amount of such indebtedness. In general, the amount of COD income is the excess of (a) the adjusted issue price of the satisfied indebtedness over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the debtor issued, and (iii) the fair market value of any other new consideration (including stock or a partnership interest of the debtor or a party related to the debtor), in each case, given in satisfaction of such indebtedness at the time of the exchange.

The Debtors may incur COD income as a result of the implementation of the Plan. Specifically, HoldCo and/or FPFC may incur COD income as a result of satisfying Allowed Class 4 Claims by issuing New Class B Units to the Holders of those Claims.

HoldCo is treated as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. As a publicly traded partnership exempt from taxation as a corporation, HoldCo itself is not subject to U.S. federal income tax, but instead files an annual partnership information return with the IRS reporting the results of its activities. Such information returns also contain schedules reflecting allocations of profits or losses (and items thereof) to the unitholders. When an entity taxed as a partnership for U.S. federal income tax purposes realizes income (including COD income), such income “flows through” and the entity’s equity holders (and not the entity itself) are treated as recognizing their allocable share of such income. Thus, the tax consequences of any COD income incurred by a Debtor treated as a partnership for U.S. federal income tax purposes, including HoldCo, will generally not be borne by such entity and instead will be borne by the entity’s direct and indirect equity holders.

Under section 108 of the Tax Code, a taxpayer is not required to include COD income in gross income if (a) the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”), or (b) to the extent that the taxpayer is insolvent immediately before the discharge (the “Insolvency Exception”). In the case of an entity treated as a partnership for U.S. federal income tax purposes, such as HoldCo, the Bankruptcy Exception and the Insolvency Exception are applied at the partner level rather than at the entity level.

13.3	U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims.

(a)	U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Class 4 Claims

The federal income tax consequences of the implementation of the Plan to a U.S. Holder of an Allowed Class 4 Claim will depend, among other things, upon the origin of the Holder’s Claim, when the Holder receives payment in respect of such Claim, whether the Holder reports income using the accrual or cash method of tax accounting, whether the Holder acquired its Claim at a discount, or whether the Holder has treated such Claim as worthless.

Under the Plan, Allowed Class 4 Claims will be satisfied by the issuance of New Class B Units in HoldCo. Section 721 of the Tax Code generally provides that no gain or loss shall be recognized in an exchange of property for a partnership interest. Treasury Regulation section 1.721-1(d)(1) provides that section 721 applies to a contribution of a partnerships indebtedness by a creditor to the debtor partnership in exchange for a capital or profits interest in the partnership (debt-for-equity exchange), unless otherwise provided. Treasury Regulation section 1.721-1(d)(2) provides that section 721 does not apply to a debt-for-equity exchange to the extent the transfer of a partnership interest to a creditor is attributable to unpaid interest (including original issue discount) that accrued during the creditor’s holding period for the indebtedness.

HoldCo intends to take the position that the New Class B Units distributed to Holder of Allowed Class 4 Claims are allocable first to principal (as determined for U.S. federal income tax purposes), up to the full amount of such principal, with only the excess, if any, being allocated to interest. However, the proper allocation between principal and interest for amounts received in exchange for the discharge of a Claim at a discount is unclear and may be affected by, among other things, the rules in the Tax Code related to imputed interest, original issue discount and accrued market discount. In connection with the allocation of consideration between principal and interest, U.S. Holders of Allowed Class 4 Claims should consult their tax advisors to determine the amount of consideration received under the Plan that is attributable to interest.

A U.S. Holder of Allowed Class 4 Claims will not recognize any gain or loss on the contribution of its Claims to the Debtors (other than with respect to any portion attributable to unpaid interest). The U.S. Holder's initial tax basis in the New Class B Units received should generally equal its tax basis in the contributed Allowed Class 4 Claims and such U.S. Holder’s holding period for the New Class B Units received should include the holding period for its Allowed Class 4 Claims.

As discussed above, HoldCo is an entity treated as a publicly traded partnership exempt from corporate taxation for U.S. federal income tax purposes and, accordingly, all income of HoldCo “flows through” to HoldCo’s equity holders. Thus, U.S. Holders of the Class B Units will be treated as recognizing their allocable share of income of HoldCo, regardless of whether HoldCo makes any distributions to such holders.

(b)	U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Class 10 Claims

A U.S. Holder of Allowed Class 10 Claims could be allocated COD income incurred by HoldCo, including COD income incurred by reason of an allocation from a lower tier debtor partnership. The Debtors anticipate that any COD income incurred by the HoldCo with respect to the 2020 Notes will be specially allocated to FGI, and the company has obtained a legal opinion from Baker Botts L.L.P. concluding that such an allocation should be respected for tax purposes, including for purposes of section 704(b) of the Code and Treasury Regulations thereunder; however, such legal opinion is not binding on the IRS and there can be no assurances that the IRS will agree with such opinion, and the Company does not expect to specially allocate any COD income other than COD income incurred with respect to the 2020 Notes. Therefore U.S. Holders of Allowed Class 10 Claims could be allocated COD income realized by HoldCo. Any COD income allocated to the U.S. Holders of Class 10 Claims will result in ordinary income, unless otherwise excluded from income by the Code or Treasury Regulations.

Pursuant to the Plan, U.S. Holders of Allowed Class 10 Claims will receive their pro rata share of the New Class A Units. Such U.S. Holders should not recognize any gain or loss on the exchange of their Claims for the New Class A Units. The U.S. Holder’s initial tax basis in the New Class A Units received should generally equal its tax basis in the Allowed Class 10 Claims and such U.S. Holder’s holding period for the New Class A Units received should include the holding period for its Allowed Class 10 Claims.

(c)	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed Class 4 and Class 10 Claims

Any income realized by a Non-U.S. Holder of Allowed Class 4 Claims and Allowed Class 10 Claims generally will not be subject to U.S. federal income taxation, unless (a) the Non-U.S. Holder is an individual who was present in the United States for a hundred and eighty-three (183) days or more during the taxable year in which the exchange occurs and certain other conditions are met, or (b) such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax (and possibly withholding tax) with respect to any gain realized on the exchange in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply).

Each Non-U.S. Holder of Allowed Class 4 or Class 10 Claims will be considered to be engaged in business in the United States because of its equity ownership in HoldCo (thus meeting the second exception discussed immediately above following the exchange). Furthermore, Non-U.S. Holders of Allowed Class 4 or Class 10 Claims will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Holder of Allowed Class 4 or Class 10 Claims will be required to file U.S. federal tax returns to report its share of HoldCo’ income, gain, loss or deduction and pay U.S. federal income tax on its share of HoldCo’ net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Holders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Holder of Allowed Class 4 or Class 10 Claims must obtain a taxpayer identification number from the IRS and submit that number to HoldCo and/or FPFC’s transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Holder of Allowed Class 4 or Class 10 Claims is a corporation, it may be subject to a branch profits tax equal to 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate Non-U.S. Holder is a “qualified resident.”

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

Article XIV
RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

[Remainder of page intentionally left blank]

Dated: December 21, 2020

Respectfully submitted,

FERRELLGAS PARTNERS, L.P.

By:	/s/ James E. Ferrell
Name: James E. Ferrell
Title: Interim Chief Executive Officer and President

FERRELLGAS PARTNERS FINANCE CORP.

By:	/s/ James E. Ferrell
Name: James E. Ferrell
Title: Interim Chief Executive Officer and President

EXHIBIT A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

------------------------------------------------------------------	x
In re:	:	Chapter 11
:
FERRELLGAS PARTNERS, L.P. AND	:	Case No.: 21- ___________________( )
FERRELLGAS PARTNERS FINANCE CORP.	:	(Joint Administration Requested)
Debtors.	:
------------------------------------------------------------------	x

PREPACKAGED JOINT CHAPTER 11 PLAN OF
REORGANIZATION OF FERRELLGAS PARTNERS, L.P.
AND FERRELLGAS PARTNERS FINANCE CORP.

THIS PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING PREPETITION SOLICITATION CONDUCTED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.

SQUIRE PATTON BOGGS (US) LLP

Stephen D. Lerner (to be admitted pro hac vice)

201 E. Fourth Street

Suite 1900

Cincinnati, OH 45202

Telephone: 513-361-1200

Facsimile: 513-361-1201

Email:   stephen.lerner@squirepb.com

Jeffrey N. Rothleder (to be admitted pro hac vice)

Christopher J. Giaimo (to be admitted pro hac vice)

2550 M Street, NW

Washington, DC 20037

Telephone: 202-457-6000

Facsimile: 202-451-6315

Email:    jeffrey.rothleder@squirepb.com

christopher.giaimo@squirepb.com

Maura McIntyre (to be admitted pro hac vice)

4900 Key Tower

127 Public Square

Cleveland, OH 44114

Telephone: 216-479-8500

Facsimile: 216-479-8780

Email:   maura.mcintyre@squirepb.com

CHIPMAN, BROWN, CICERO & COLE, LLP

William E. Chipman, Jr.

Mark Desgrosseilliers

Robert Weber

Hercules Plaza

1313 N. Market Street

Suite 5400

Wilmington, DE 19801

Email:    Chipman@chipmanbrown.com

Desgross@chipmanbrown.com

Weber@chipmanbrown.com

Counsel to Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

- i -

Section 4.05	Existing Governance Documents	27
Section 4.06	Members of the Governing Bodies	28
Section 4.07	Vesting of Assets in the Reorganized Debtors	28
Section 4.08	Section 1145 Exemption	28
Section 4.09	Cancellation and Surrender of Instruments and Agreements	29
Section 4.10	Corporate Action	31
Section 4.11	Section 1146 Exemption from Certain Taxes and Fees	32
Section 4.12	Preservation of Causes of Action	32
Section 4.13	Single Satisfaction of Claims	32
Article V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		33
Section 5.01	Assumption of Executory Contracts and Unexpired Leases	33
Section 5.02	Claims Based on Rejection of Executory Contracts or Unexpired Leases	32
Section 5.03	Cure of Defaults and Objections to Cure Amounts and Assumption for Executory Contracts and Unexpired Leases Assumed	34
Section 5.04	Modifications, Amendments, Supplements, Restatements or Other Agreements	35
Section 5.05	Reservation of Rights	35
Section 5.06	Contracts and Leases Entered Into After the Petition Date	35
Section 5.07	Assumption of Insurance Policies	35
Section 5.08	Assumption of the Employee Compensation and Benefits Program	36
Section 5.09	Indemnification Obligations	36
Section 5.10	Nonoccurrence of Effective Date	36
Article VI PROVISIONS GOVERNING DISTRIBUTIONS		37
Section 6.01	Record Date for Distributions	37
Section 6.02	Timing of Distributions	37
Section 6.03	Disbursing Agent	37
Section 6.04	Delivery of Distributions and Undeliverable or Unclaimed Distributions	40
Section 6.05	Fractional Distributions	41
Section 6.06	Undeliverable Distributions and Unclaimed Property	41
Section 6.07	Manner of Payment	42
Section 6.08	Compliance with Tax Requirements and Allocations	42
Section 6.09	Allocation Between Principal and Interest	42
Section 6.10	Setoffs and Recoupment	42
Section 6.11	No Postpetition or Default Interest on Claims	43

- ii -

- iii -

INTRODUCTION

The Debtors propose the Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Section 1.01 of the Plan or the Bankruptcy Code. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each of the respective Debtors pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan and certain related matters.

ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

Section 1.01            Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

(i)               “2020 Notes” means the 8.625% Senior Notes issued by the Debtors due June 15, 2020.

(ii)              “2020 Note Claims” means all Claims against the Debtors arising under, derived from or based upon the 2020 Notes Indenture.

(iii)            “2020 Notes Indenture” means that certain Indenture dated as of April 13, 2010, among Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., as issuers, and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time, including pursuant to the First Supplemental Indenture dated as of April 13, 2010, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp. and U.S. Bank National Association, and the Second Supplemental Indenture, dated as of January 30, 2017, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp. and U.S. Bank National Association, pursuant to which the 2020 Notes were issued.

(iv)             “2020 Notes Indenture Trustee” means U.S. Bank National Association in its capacity as Indenture Trustee under the 2020 Notes Indenture.

(v)             “2020 Notes Indenture Trustee Fees and Expenses” means all reasonable and documented fees, indemnities, compensation, expenses, disbursements, advancements, costs, expenses and any other amounts due to the 2020 Notes Indenture Trustee, to the extent provided for under the 2020 Notes Indenture, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the 2020 Notes Indenture Trustee prior to the Petition Date and through and including the Effective Date.

(vi)             “Administrative Claim” means any Claim for the costs and expenses of administration of the Chapter 11 Cases pursuant to section 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, other than the Professional Fee Claims.

(vii)            “Administrative Expense Claim Bar Date” means the date that is forty-five (45) days after notice of entry of the Effective Date, which notice shall set forth such deadline and be served on all parties known by the Debtors to hold or potentially hold Administrative Claims.

(viii)           “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if such Person was a Debtor.

(ix)             “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder, (ii) any Claim or Interest as to which the liability of any of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (iii) any Claim or Interest as to which any of the Debtors and the Holder of the Claim or Interest agree as to the amount of the Claim or Interest or (iv) any Claim or Interest that is expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, each of the Reorganized Debtors will retain all claims and defenses with respect to Allowed Claims and Allowed Interests that are Reinstated, retained or otherwise Unimpaired pursuant to the Plan. For the avoidance of doubt, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan.

(x)               “Amended and Restated HoldCo Partnership Agreement” means the partnership agreement of HoldCo that shall be amended and restated in accordance with the Governance Term Sheet on or prior to the Effective Date to effectuate the Restructuring Transactions, subject to the consent rights set forth in the Transaction Support Agreement.

(xi)             “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination or other Claims, Causes of Action or remedies that may be brought by or on behalf of the Company Parties, their Estates, or other parties in interest under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) or other applicable sections of the Bankruptcy Code or under similar or related local, state, federal or foreign statutes and common law, including fraudulent transfer laws.

(xii)            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(xiii)           “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and, to the extent of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

(xiv)          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

(xv)            “Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

(xvi)           “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks or other similar items.

(xvii)         “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license or franchise of any kind or character whatsoever, known or unknown, foreseen or unforeseen, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, the term “Cause of Action” includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to or otherwise contest Claims or Interests, (iii) any claim pursuant to section 362 of the Bankruptcy Code, Avoidance Actions, or chapter 5 of the Bankruptcy Code, (iv) any claim or defense, including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any claim under any state or foreign law, including any fraudulent transfer or similar claim.

(xviii)         “Chapter 11 Cases” means the cases pending for the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

(xix)            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

(xx)             “Claims Register” means the official register of Claims against or Interests in any of the Debtors maintained by the Solicitation Agent.

(xxi)            “Class” means any group of Claims or Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

(xxii)          “Charging Lien” means any lien or other priority in payment to which the 2020 Notes Indenture Trustee is entitled pursuant to the 2020 Notes Indenture for payment of the 2020 Notes Indenture Trustee Fees and Expenses.

(xxiii)          “Company” means Ferrellgas Partners, L.P.

(xxiv)         “Company Parties” means, consistent with the Transaction Support Agreement: (i) HoldCo; (ii) FPFC; (iii) OpCo; (iv) Ferrellgas, Inc.; (v) Ferrellgas GP II, LLC; (vi) Ferrellgas GP III, LLC; (vii) Ferrellgas Finance Corp.; (viii) Ferrellgas Receivables, LLC; (ix) FNA Canada, Inc.; (x) Blue Rhino Global Sourcing, Inc.; (xi) Bridger Logistics, LLC; (xii) Bridger Lake, LLC; (xiii) Bridger Marine, LLC; (xiv) Bridger Administrative Services II, LLC; (xv) Bridger Real Property, LLC; (xvi) Bridger Transportation, LLC; (xvii) Bridger Leasing, LLC; (xviii) Bridger Storage, LLC; (xix) Bridger Rail Shipping, LLC; (xx) J.J. Addison Partners, LLC; (xxi) J.J. Karnack Partners, LLC; (xxii) J.J. Liberty, LLC; (xxiii) Bridger Terminals, LLC; and (xxiv) South C&C Trucking, LLC.

(xxv)           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

(xxvi)          “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

(xxvii)        “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be, or may have been, continued from time to time.

(xxviii)       “Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan in the Chapter 11 Cases pursuant to section 1129 of the Bankruptcy Code in a form consistent with the consent rights of the parties to the Transaction Support Agreement.

(xxix)          “Consenting Noteholders” means the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold the 2020 Note Claims that have executed and delivered counterpart signature pages to the Transaction Support Agreement, a Joinder or a Transfer Agreement in each case, to counsel to each of the Company Parties.

(xxx)           “Consenting Noteholder Advisors” means Davis Polk & Wardwell LLP, Ducera Partners, Morris, Nichols, Arsht & Tunnell LLP and any special or local counsel retained by the Required Consenting Noteholders in connection with the Restructuring Transactions.

(xxxi)          “Consenting Noteholder Fees and Expenses” means the reasonable and documented fees and expenses, accrued since the inception of the respective engagements of the Consenting Noteholder Advisors, which amounts have not previously been paid by, or on behalf of, the Company Parties, including the Pre-Forbearance Fees as required by the Transaction Support Agreement, and which shall be paid in accordance with the Transaction Support Agreement and the Transaction Term Sheet.

(xxxii)         “Consummation” means the occurrence of the Effective Date.

(xxxiii)        “Cure Claim” means a Claim based upon a monetary default, if any, by a Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code.

(xxxiv)        “D&O Liability Insurance Policies” means all insurance policies of the Debtors or the Reorganized Debtors or any non-Debtor Affiliate for directors’, officers’, managers’ and any other Insured (as defined in such policy) entities’ liability.

(xxxv)         “Debtors” means HoldCo and FPFC, in their capacity as debtors and debtors-in-possession in the Chapter 11 Cases.

(xxxvi)        “Definitive Documents” has the meaning set forth in the Transaction Support Agreement.

(xxxvii)      “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan, which Entity may include the Solicitation Agent.

(xxxviii)     “Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits, appendices, schedules, ballots and related documents thereto, as amended, supplemented or modified from time to time, to be approved by the Confirmation Order.

(xxxix)        “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence.

(xl)             “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the first Business Day after the day on which the Confirmation Order is entered by the Bankruptcy Court; provided, that the Distribution Record Date shall not apply to any securities of the Debtors or Reorganized Debtors deposited with DTC or any similar entity, the holders of which shall receive a distribution in accordance with customary procedures of DTC or such similar entity.

(xli)            “Eddystone Action” means the litigation currently pending in the United States District Court for the Eastern District of Pennsylvania under the caption Eddystone Rail Company, LLC v. Bridger Logistics, LLC, et al., No. 2:17-cv-00495 (E.D. Pa.).

(xlii)           “Eddystone Claim” means the claims for relief, which are contingent and unliquidated claims, asserted by the Plaintiff against Holdco in the Eddystone Action.

(xliii)          “Effective Date” means the first Business Day after the Confirmation Date on which all provisions, terms and conditions specified in Section 8.02 have been either satisfied or waived pursuant to Section 8.03.

(xliv)          “Enjoined Party” means all Entities who have held, hold or may hold Claims or Interests that have been released or discharged or are subject to exculpation pursuant to the Plan.

(xlv)           “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

(xlvi)          “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in any of the Debtors.

(xlvii)         “Estates” means the estates of each of the Debtors created under section 541 of the Bankruptcy Code.

(xlviii)        “Exculpated Claim” means any Cause of Action related to any act or omission in connection with, relating to or arising out of the formulation, preparation, dissemination or negotiation of the Transaction Support Agreement and related prepetition and postpetition transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, and any other contract, instrument, release or other agreement or document created or entered into before or during these Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including, to the extent applicable, the issuance of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event or other occurrence taking place prior to, on or after the Petition Date.

(xlix)           “Exculpated Party” means, collectively, and in each case in its capacity as such: (i) each of the Debtors; (ii) each of the Reorganized Debtors; (iii) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (iv) each current and former Affiliate of each Entity in clause (i) through the following clause (iii); and (v) each Related Party of each Entity in clause (i) through this clause (iii).

(l)               “Exculpation” means the exculpation provision set forth in Section 7.05 hereof.

(li)              “Executory Contract” means a contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

(lii)             “Existing Governance Documents” means the Debtors’ respective certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, partnership agreement, shareholder agreement and such other formation and constituent documents in effect prior to the Effective Date.

(liii)            “Existing GP Interests” means the Interests consisting of the “General Partner Units” (as defined in the Prepetition HoldCo Partnership Agreement) of HoldCo.

(liv)           “Existing LP Units Interests” means the Interests consisting of the existing limited partnership “Common Units” (as defined in the Prepetition HoldCo Partnership Agreement) of HoldCo.

(lv)            “Existing OpCo Governance Documents” means OpCo’s certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, partnership agreement, shareholder agreement and such other formation and constituent documents in effect prior to the Effective Date.

(lvi)            “FPFC” means Ferrellgas Partners Finance Corp., a Delaware corporation.

(lvii)           “Final Order” means an order, ruling or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified, amended, or vacated as to which the time to appeal, petition for certiorari or move for a new trial, stay, reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed; or (b) as to which any appeal, petition for certiorari or motion for a new trial, stay, reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

(lviii)          “General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not a 2020 Note Claim, an Intercompany Claim or a Claim that is Secured, subordinated or entitled to priority under the Bankruptcy Code.

(lix)            “Governance Term Sheet” means the term sheet setting forth the modifications to the governance and organizational documents of HoldCo and OpCo (including the Reorganized Debtors) attached to the Transaction Term Sheet as Exhibit B.

(lx)             “Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

(lxi)            “Governmental Unit” means any domestic, foreign, provincial, federal, state, local or municipal (a) government, (b) governmental agency, commission, department, bureau, ministry or other governmental entity or (c) any other governmental unit as defined in section 101(27) of the Bankruptcy Code.

(lxii)           “HoldCo” means Ferrellgas Partners, L.P., a Delaware master limited partnership.

(lxiii)          “Holder” means any Entity holding a Claim or an Interest, as applicable.

(lxiv)          “Impaired” means any Claim or Interest in an Impaired Class.

(lxv)           “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code. For the avoidance of doubt, Impaired Classes under the Plan are Classes 4 and 10.

(lxvi)          “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements or other agreements related to the provision of insurance entered into by or issued to or for the benefit of any of the Debtors or their predecessors.

(lxvii)         “Insurer” means a counterparty to any Insurance Policy that is not a Debtor, its predecessors, or Affiliates.

(lxviii)        “Intercompany Claim” means any Claim against a Debtor held by a Debtor or a Company Party, including the OpCo Loan Claim.

(lxix)           “Intercompany Interest” means an Interest in FPFC held by HoldCo.

(lxx)            “Interest” means collectively, (i) any Equity Security, or any other equity, ownership interest (including any such interest in a partnership, limited liability company or other Entity), in any of the Debtors, including the Existing LP Units Interests and Existing GP Interests (ii) any other rights, options, warrants rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any of the Debtors, and (iii) any and all Claims against any of the Debtors that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

(lxxi)           “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

(lxxii)         “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware.

(lxxiii)         “New Class A Units” means the “Class A” common units to be issued by HoldCo on the Effective Date subject to the terms and conditions set forth in the Transaction Support Agreement, the Transaction Term Sheet and the Amended and Restated HoldCo Partnership Agreement.

(lxxiv)        “New Class B Units” means the “Class B” units to be issued by HoldCo on the Effective Date subject to the terms and conditions set forth in the Transaction Support Agreement, the Transaction Term Sheet and the Amended and Restated HoldCo Partnership Agreement.

(lxxv)         “New Governance Documents” means the partnership agreement, certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, shareholder agreement and such other formation and constituent documents of the Reorganized Debtors, including the Amended and Restated HoldCo Partnership Agreement, each of which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance acceptable to the Required Consenting Noteholders.

(lxxvi)        “New OpCo Governance Documents” means the partnership agreement of OpCo and all other governance and formation documents of OpCo that shall be amended and restated in accordance with the Governance Term Sheet on or prior to the Effective Date to effectuate the Restructuring Transactions, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxvii)       “New OpCo Notes” means the new or additional notes that shall be issued by OpCo upon consummation of the Restructuring Transactions in accordance with the Transaction Term Sheet, subject to consent rights set forth in the Transaction Support Agreement.

(lxxviii)      “New OpCo Notes Documents” means the documents necessary to effectuate the incurrence of the New OpCo Notes, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxix)         “New Senior Preferred Units” means the new preferred equity to be issued by OpCo upon consummation of the Restructuring Transactions in accordance with the Transaction Term Sheet, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxx)          “New Revolving Credit Facility” means the credit facility that OpCo shall enter into upon consummation of the Restructuring Transactions in accordance with the Transaction Term Sheet, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxi)        “New Revolving Credit Agreement” means the agreement necessary to effectuate the incurrence of the New Revolving Credit Facility, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxii)        “OpCo” means Ferrellgas, L.P.

(lxxxiii)       “OpCo 2025 Secured Noteholder” means any holders of the OpCo 2025 Secured Notes.

(lxxxiv)       “OpCo 2025 Secured Notes” mean the notes issued under the OpCo 2025 Secured Notes Indenture.

(lxxxv)        “OpCo 2025 Secured Notes Guaranty” means the guaranty of payment executed by HoldCo, as provided for in Article 11 of the OpCo 2025 Secured Notes Indenture.

(lxxxvi)      “OpCo 2025 Secured Notes Indenture” means that certain Indenture dated April 16, 2020, among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and Delaware Trust Company, as trustee and collateral agent, pursuant to which the OpCo 2025 Secured Notes were issued.

(lxxxvii)      “OpCo Transactions” has the meaning set forth in the Transaction Term Sheet.

(lxxxviii)     “OpCo Loan Claim” means any Claim held by the OpCo on account of, arising under, or relating to, the OpCo Loan.

(lxxxix)       “OpCo Loan” means that certain unsecured loan from OpCo in the principal amount of Nineteen Million, Nine Hundred Thousand Dollars ($19,900,000), which loan is evidenced by a Promissory Note in favor of OpCo, which shall be consistent with the Transaction Support Agreement, including the consent rights thereunder, and which, on the Effective Date, shall be treated as an Intercompany Claim under the Plan and Reinstated in accordance with its terms.

(xc)            “Other Existing Equity Interests” means any Interests in HoldCo (other than Existing GP Interests and Existing LP Units Interests), including Subordinated Claims and any claim, interest, or other equity-related rights associated with any equity-related agreements that are not Existing GP Interests or Existing LP Units Interests.

(xci)           “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (i) an Administrative Claim, (ii) a Professional Fee Claim or (iii) a Priority Tax Claim.

(xcii)          “Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

(xciii)         “Petition Date” means the first date on which either of the Debtors commences a Chapter 11 Case.

(xciv)         “Plan” means this Prepackaged Joint Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Transaction Support Agreement or the terms hereof, as the case may be, and the Plan Supplement, subject to the consent rights of the Required Consenting Noteholders set forth in the Transaction Support Agreement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

(xcv)          “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules and exhibits to the Plan including, among other things, as applicable: (i) the New Governance Documents; (ii) the Schedule of Retained Causes of Action; (iii) the Rejected Executory Contract and Unexpired Lease List; (iv) the Amended and Restated HoldCo Partnership Agreement; and (v) any other necessary documentation related to the Restructuring Transactions (in each case, as may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the earlier of (a) the Voting Deadline, (b) the confirmation objection deadline, or (c) such later date as may be approved by the Bankruptcy Court on notice to parties in interest,; provided that, through the Effective Date, the Debtors, subject to the consent rights in the Transaction Support Agreement, shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan and the Transaction Support Agreement.

(xcvi)         “Prepetition HoldCo Partnership Agreement” means Fifth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of June 5, 2018, entered into by and among Ferrellgas, Inc., as the general partner, the Persons who are limited partners in the partnership as of the date thereof and those Persons who become partners in the partnership or parties thereto as provided therein in effect prior to the Petition Date.

(xcvii)        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

(xcviii)       “Pro Rata” means, with respect to an Allowed Claim, the percentage represented by a fraction (i) the numerator of which shall be an amount equal to such Claim and (ii) the denominator of which shall be an amount equal to the aggregate amount of Allowed and estimated Claims in the same Class as such Claim, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the portion that such Holder’s Claim in a particular class bears to the aggregate amount of all Allowed and estimated Claims in such multiple Classes.

(xcix)          “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

(c)              “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals that such Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II of the Plan.

(ci)             “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

(cii)            “Professional Fee Escrow Account” means an interest-bearing account to be funded by the Debtors with Cash on or prior to the Effective Date in an amount equal to the Professional Fee Amount.

(ciii)           “Reinstated” means, with respect to any Claim or Interest, that the Claim or Interest shall not be discharged hereunder and the Holder’s legal, equitable and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation, rendering such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstate” or “Reinstatement” shall have correlative meanings.

(civ)          “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases (if any) that will be rejected by the Reorganized Debtors pursuant to the Plan , which list, as may be amended from time to time, shall be included in the Plan Supplement.

(cv)           “Related Party” means, each of, and in each case in its capacity as such, current and former affiliates, and such party’s and such affiliates’ current and former affiliates, directors, trustees, managers, officers, investment committee, members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, employees, agents, management companies, fund advisors or managers, managed funds (including any beneficial holders for the account of whom such funds are managed), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors (including, for the avoidance of doubt, any attorneys, investment bankers or other professionals and advisors retained by any current and former director and manager in his or her capacity as director or manager of such person) and any such Person’s or Entity’s respective heirs, executory, estates and nominees.

(cvi)           “Released Party” means, collectively, and in each case in its capacity as such: (i) each of the Debtors; (ii) each of the Reorganized Debtors; (iii) the Company Parties; (iv) Ferrell Companies, Inc.; (v) the Ferrell Companies, Inc. Employee Stock Ownership Plan; (vi) James E. Ferrell; (vii) the Consenting Noteholders and Consenting Noteholder Advisors; (viii) the 2020 Notes Indenture Trustee; (ix) each Holder of a 2020 Note Claim; (x) each Holder of an Existing LP Units Interest; (xi) all Holders of Claims or Interests that vote to accept the Plan or who do not affirmatively opt out of the release as provided by the Plan by checking the box on the applicable form indicating that they opt out to grant the release provided in the Plan and who do not object to the Plan; (xii) each current and former Affiliate of each Entity that is a Released Party in respect to clause (i) through the following clause (xiii); and (xiii) each Related Party of a Released Party in respect to each of the foregoing in clauses (i) through (xiii); provided, that any Holder of a Claim or Interest in the foregoing clauses (ix) or (x) that opts out of the releases or objects to the Plan in respect of the releases shall not be a “Released Party.”

(cvii)         “Releasing Party” means, collectively, and in each case in their capacity as such: (i) each Released Party; (ii) all Holders of Claims or Interests that vote to accept the Plan; (iii) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in the Plan; (iv) all Holders of Claims or Interests that vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in the Plan; (v) all Holders of all Claims or Interests that are presumed to accept the Plan or deemed to reject the Plan and do not affirmatively elect to opt out of the releases by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release; (vi) each current and former Affiliate of each Entity in clause (i) through the following clause (vii); and (vii) each Related Party with respect to each of the foregoing in clauses (i) through (vii).

(cviii)        “Reorganized Debtors” means, collectively, HoldCo and FPFC, and any successor thereto, by merger, consolidation or otherwise, as reorganized pursuant to and under the Plan, on or after the Effective Date.

(cix)           “Required Consenting Noteholders” means, on the date of determination, at least two unaffiliated Consenting Noteholders holding greater than 50% of the aggregate amount of the outstanding 2020 Note Claims held by all Consenting Noteholders.

(cx)            “Restructuring Fees” means, collectively, the Consenting Noteholder Fees and Expenses and the 2020 Notes Indenture Trustee Fees and Expenses.

(cxi)           “Restructuring Transactions” means the transactions set forth in the Transaction Support Agreement, the Transaction Term Sheet attached thereto and all other exhibits to the Transaction Support Agreement or the Transaction Term Sheet that shall be implemented on or prior to the Effective Date.

(cxii)          “Retained Causes of Action” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any of the Debtors or their Estates may hold against any Entity, including (a) Avoidance Actions; (b) claims and Causes of Action brought prior to the Effective Date, (c) claims and Causes of Action against any Entities for failure to pay for products or services provided or rendered by any of the Debtors, (d)  claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, including claims against third parties for infringement of any such intellectual property rights or other misuse of such intellectual property, and (e) claims and Causes of Action seeking the recovery of any of the Debtors’ accounts receivable or other receivables or rights to payment created or arising in connection with any of the Debtors’ businesses, including claim overpayments and tax refunds; provided that the Retained Causes of Action shall not include all Causes of Action settled, released, or exculpated under the Plan, including the releases in Article VII.

(cxiii)         “Schedules” means, collectively and if any are required, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs, if any, filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified or supplemented from time to time, solely to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

(cxiv)         “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which an Estate of any of the Debtors against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estates’ interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

(cxv)          “Secured Claim” means any Claim that is Secured other than the Claim resulting from the OpCo 2025 Secured Notes Guaranty.

(cxvi)         “Solicitation Agent” means Prime Clerk LLC.

(cxvii)         “Subordinated Claim” means a Claim that is subordinated pursuant to section 510(b) of the Bankruptcy Code or any other applicable law.

(cxviii)       “Third-Party Release” means the release set forth in Section 7.03 of the Plan.

(cxix)         “Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 10, 2020, by and among the Debtors party thereto and the other parties thereto, as may be amended, modified or supplemented from time to time in accordance with its terms.

(cxx)          “Transaction Term Sheet” means the Transaction Term Sheet attached to the Transaction Support Agreement as Exhibit A.

(cxxi)         “Unexpired Lease” means a lease to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

(cxxii)        “Unimpaired” means a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

(cxxiii)        “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

(cxxiv)       “Voting Deadline” means 5 p.m. (prevailing Eastern Time) on January 22, 2021.

Section 1.02            Rules of Interpretation

For the purposes of the Plan: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine and neutral gender; (ii) unless otherwise specified, any reference herein to a contract, lease, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) unless otherwise specified, any reference herein to an existing document, schedule or exhibit having been filed or to be filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified or supplemented; (iv) unless otherwise specified, all references herein to “Sections” and “Articles” are references to Sections and Articles hereof or hereto; (v) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions, headings to Articles and subheadings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (vii) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (viii) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (ix) any immaterial effectuating provisions may be interpreted by the Debtors or Reorganized Debtors, as applicable, in a manner that is consistent with the overall purpose and intent of the Plan without further Bankruptcy Court order; (x) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (xi) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (xii) any reference herein to the word “including” or any word of similar import shall be read to mean “including without limitation”; (xiii) the word “or” shall not be exclusive; (xiv) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s Case Management/Electronic Case Files system; and (xv) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws.

Section 1.03            Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

Section 1.04            Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation of the Debtors or Reorganized Debtors, as applicable.

Section 1.05            References to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

Section 1.06            Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Company, the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Section 1.07            Consent Rights of Required Consenting Noteholders

Notwithstanding anything herein to the contrary, any and all consent rights of the Required Consenting Noteholders, and as set forth in the Transaction Support Agreement (or otherwise) with respect to the form and substance of the Plan, the Plan Supplement and the other Definitive Documents, including any amendments, restatements, supplements or other modifications to such documents, or with respect to any other document, actions or anything else referred to herein, and any consents, waivers or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.01 hereof) and fully enforceable as if stated in full herein. In case of a conflict between the consent or approval rights of such parties set forth in the Transaction Support Agreement with the consent rights of such parties set forth in the Plan, the Plan Supplement, and any other documents contemplated under the Plan, the consent or approval rights in the Transaction Support Agreement shall control.

Section 1.08            Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects, subject to the consent rights of the Required Consenting Noteholders in the Transaction Support Agreement. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document or the Confirmation Order and subject to consent rights set forth in the Transaction Support Agreement. In the event of an inconsistency between the Plan and any other instrument or document created or executed pursuant to the Plan, other than documents contained in the Plan Supplement, the Plan shall control. The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of the Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of the Plan.

Article II
ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III, are not entitled to vote on the Plan and shall receive the following treatment:

Section 2.01            Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors or Reorganized Debtors, as applicable, agrees to a less favorable treatment, or as otherwise provided in the Plan, each Holder of an Allowed Administrative Claim against any of the Debtors shall receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (i) if an Administrative Claim is Allowed on or prior to the Effective Date, within five (5) Business Days after the Effective Date, or as soon as reasonably practicable thereafter, (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than five (5) Business Days after such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; or (iii) at such time and upon such terms as set forth in an order of the Bankruptcy Code; provided that Administrative Claims incurred by any Debtor in the ordinary course of such Debtor’s business may be paid in the ordinary course of business by the Debtors, consistent with past practice and in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

Section 2.02            Professional Fee Claims

(i)	Final Fee Application and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court in the Chapter 11 Cases. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from (but not limited by the estimates provided for in Section 2.02(iii)) the Professional Fee Escrow Account. Any objections to Professional Fee Claims must be filed and served on the Debtors and the Reorganized Debtors and the requesting party no later than thirty days after service of the final request for payment of Professional Fee Claims.

(ii)	Professional Fee Escrow Account

Prior to the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors other than the Reorganized Debtors’ reversionary interest therein. The amount of Professional Fee Claims owing to the Professionals on and after the Confirmation Date shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account, without interest or other earnings therefrom, as soon as reasonably practicable after such Claims are Allowed by a Bankruptcy Court order. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(iii)	Professional Fee Amount Estimates

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such estimate to the Debtors no later than one (1) Business Day before the Effective Date; provided, however, that such estimates shall not be considered an admission, cap or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the Estimates. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional.

(iv)	Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation of the Plan and Consummation, incurred by the Debtors or any Professional following the Confirmation Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court. For the avoidance of doubt, no Consenting Noteholder Advisor is a Professional.

Section 2.03            Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such Holder agree to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, one of the following treatments: (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim within five (5) Business Days after the Effective Date; (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installments over a period not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (iii) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

Section 2.04            Statutory Fees

The Debtors shall pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ business at the time of Confirmation. On and after the Effective Date, to the extent the Chapter 11 Cases remain open, and for so long as any Reorganized Debtor remains obligated to pay quarterly fees, such Reorganized Debtor shall pay the applicable U.S. Trustee fees for that Reorganized Debtor when due in the ordinary course until such time as the Bankruptcy Court enters a final decree in the Reorganized Debtors’ Chapter 11 Cases.

Article III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Section 3.01            Deemed Substantive Consolidation

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order deeming the substantive consolidation of the Debtors’ Estates into a single Estate for certain limited purposes related to the Plan, including voting, Confirmation and distribution. As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate legal existence of the Debtors. The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to voting and distribution rights under the Plan.

Section 3.02            Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is in a particular Class for the purposes of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

Section 3.03            Summary of Classification for the Reorganized Debtors

The following chart represents the general classification of Claims and Interests for the Debtors pursuant to the Plan. To the extent there are no Allowed Claims or Allowed Interests in a particular Class, such Class is deemed to be omitted with respect to the Debtors.

Class	Claim	Impairment	Entitled to Vote
1	Secured Claims	Unimpaired	No (deemed to accept)
2	2025 OpCo Secured Notes Guaranty	Unimpaired	No (deemed to accept)
3	Other Priority Claims	Unimpaired	No (deemed to accept)
4	2020 Note Claims	Impaired	Yes

Class	Claim	Impairment	Entitled to Vote
5	Eddystone Claims	Unimpaired	No (deemed to accept)
6	General Unsecured Claims	Unimpaired	No (deemed to accept)
7	Intercompany Claims	Unimpaired	No (deemed to accept)
8	Intercompany Interests	Unimpaired	No (deemed to accept)
9	Existing GP Units	Unimpaired	No (deemed to accept)
10	Existing LP Units Interests	Impaired	Yes
11	Other Existing Equity Interests	Impaired	No (deemed to reject)

Section 3.04            Classification and Treatment of Claims and Interests

Subject to Section 3.05 to the extent applicable, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the (i) Reorganized Debtors and, to the extent applicable under the Transaction Support Agreement, the Required Consenting Noteholders, and (ii) the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter or as soon as practicable after a particular Claim or Interest becomes Allowed.

(i)	Class 1 – Secured Claims

Classification: Class 1 consists of any Secured Claims against the Debtor.

Treatment: Except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) or Reorganized Debtor(s) and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either:

i.	payment in full in Cash of its Allowed Secured Claim;

ii.	delivery of collateral securing any such Allowed Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

iii.	Reinstatement of its Allowed Secured Claim; or

iv.	such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Impairment and Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

(ii)	Class 2 – OpCo 2025 Secured Notes Guaranty

Classification: Class 2 consists of the OpCo 2025 Secured Notes Guaranty.

Treatment: On the Effective Date, each Holder of an Allowed Claim arising under the OpCo 2025 Secured Notes Guaranty shall receive, in full satisfaction of such claim, Reinstatement of its Allowed Claim or such other treatment rendering its Allowed Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Impairment and Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(iii)	Class 3 – Other Priority Claims

Classification: Class 3 consists of all Other Priority Claims against the Debtor.

Treatment: Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim.

Impairment and Voting: Class 3 is Unimpaired under the Plan. Holders of Allowed Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(iv)	Class 4 – 2020 Note Claims

Classification: Class 4 consists of all 2020 Note Claims.

Allowance: The 2020 Note Claims are Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $357,000,000, plus any accrued and unpaid interest at the contractual rate, including the Default Rate (as defined in the 2020 Notes Indenture) to the extent applicable, up to and including the Petition Date, plus all other fees, costs, charges and other expenses provided for under the 2020 Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any Entity.

Treatment: On the Effective Date, except to the extent that a Holder of an Allowed 2020 Note Claim agrees to less favorable treatment of its Allowed Claim, and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, in full and final satisfaction, settlement, release and discharge of, and in exchange for such 2020 Note Claims, each such holder thereof shall receive, such Holder’s Pro Rata share of 100% of the New Class B Units.

Impairment and Voting: Class 4 2020 Note Claims are Impaired and the Holders thereof are entitled to vote to accept or reject the Plan.

(v)	Class 5 – Eddystone Claim

Classification: Class 5 consists of the Eddystone Claim.

Treatment: On the Effective Date, each Holder of an Eddystone Claim arising out of the Eddystone Action shall receive, in full satisfaction of such claim, Reinstatement of its Claim or such other treatment rendering its Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of any doubt, nothing in the Plan shall deem any claim arising out of the Eddystone Action as Allowed or affect any claim or defense related to or arising out of the Eddystone Action and the Debtors reserve all rights, defenses, counterclaims, and setoffs related thereto.

Impairment and Voting: Class 5 is Unimpaired under the Plan. Holders of Claims in Class 5 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(vi)	Class 6 – General Unsecured Claims

Classification: Class 6 consists of General Unsecured Claims.

Treatment: Each Holder of Allowed Claim in Class 6 shall have its Claim Reinstated.

Impairment and Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed Claims in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(vii)	Class 7 – Intercompany Claims

Classification: Class 7 consists of all Intercompany Claims against the Debtor, including the OpCo Loan Claim.

Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor(s) and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either (a) Reinstated or (b) canceled and released; provided, however, that the OpCo Loan Claim shall be Reinstated and shall not be canceled and released.

Impairment and Voting: Class 7 is Unimpaired under the Plan. Holders of Allowed Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(viii)	Class 8 – Intercompany Interests

Classification: Class 8 consists of all Intercompany Interests.

Treatment: Each Allowed Intercompany Interest shall be, at the option of the applicable Debtor(s), and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either (a) Reinstated or (b) canceled and released.

Impairment and Voting: Class 8 is Unimpaired under the Plan. Holders of Allowed Interests in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Interests.

(ix)	Class 9 – Existing GP Units

Classification: Class 9 consists of all Existing GP Units in the Debtors.

Treatment: On the Effective Date, all Existing GP Units in the Debtors shall be Reinstated and governed in accordance with the Governance Term Sheet.

Impairment and Voting: Class 9 is Unimpaired under the Plan. Holders of Allowed Interests in Class 9 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Interests.

(x)	Class 10 – Existing LP Units Interests

Classification: Class 10 consists of any and all Existing LP Units Interests in the Debtors.

Treatment: On the Effective Date, each Holder of an Allowed Existing LP Units Interest in HoldCo on account of such Interest shall receive or retain such Holder’s Pro Rata share of 100% of the New Class A Units, subject to dilution by the New Class A Units issued upon any future conversion of the New Class B Units. Each Holder of an Allowed Existing LP Units Interest in HoldCo shall receive or retain one (1) New Class A Unit for every twenty (20) Existing LP Units currently owned.

Impairment and Voting: Class 10 Existing LP Units Interests are Impaired and the Holders thereof are entitled to vote to accept or reject the Plan.

(xi)	Class 11 – Other Existing Equity Interests

Classification: Class 11 consists of all Other Existing Equity Interests in the Debtors.

Treatment: On the Effective Date, all Other Existing Equity Interests in the Debtors will be canceled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.

Impairment and Voting: Class 11 is Impaired under the Plan. Holders of Allowed Claims in Class 11 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

Section 3.05         Special Provisions Regarding Reinstated Unimpaired Claims

Except as otherwise provided in the Plan, the Plan Supplement, the Transaction Support Agreement or in the Confirmation Order, nothing in the Plan shall affect any, and the Debtors and the Reorganized Debtors shall retain all, rights regarding legal and equitable defenses, counterclaims, rights to setoff, and rights to recoupment, if any, as to Unimpaired Claims that are Reinstated. Holders of Unimpaired Claims that are Reinstated shall not be required to file a proof of claim with the Bankruptcy Court and shall retain all their rights under applicable nonbankruptcy law to pursue their Unimpaired Claims. Notwithstanding anything to the contrary in the Plan, subject to Article VII, Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the Holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors, as applicable, disputes any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

Section 3.06         Voting Classes, Presumed Acceptance by Non-Voting Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan. If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

Section 3.07         Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of a Claim that is Reinstated, an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.08         Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.09         Intercompany Interests

To the extent retained under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but solely for administrative convenience and due to the importance of maintaining the prepetition corporate structure.

Section 3.10         Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to Section 510 of the Bankruptcy Code, and subject to the Transaction Support Agreement, the Debtors or the Reorganized Debtors, as applicable, reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal or equitable subordination relating thereto.

Section 3.11         Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right, subject to the prior consent of the Required Consenting Noteholders, to modify the Plan in accordance with Article IX hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including the right to modify the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

Article IV
MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.01         Restructuring Transactions

On the Effective Date, and pursuant to the Plan, the Debtors or the Reorganized Debtors, as applicable, shall (as agreed to by the Required Consenting Noteholders consistent with the terms of the Transaction Support Agreement) consummate the Restructuring Transactions set forth in the Transaction Term Sheet in order to effectuate the Debtors’ financial reorganization consistent with the terms of the Plan. Without limiting the foregoing, before, on or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, and their respective officers and members of the Governing Body, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (i) the execution, delivery, filing, registration or recordation of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement and the Transaction Support Agreement; (ii) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement and the Transaction Support Agreement and having other terms to which the applicable Entities may agree; (iii) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Governance Documents; (iv) such other transactions that are required to effectuate the Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law; provided that all such actions are consented to by the Required Consenting Noteholders, which consent shall not be unreasonably withheld. Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan. The authorizations and approvals contemplated by this Section 4.01 shall be effective notwithstanding any requirements under non-bankruptcy law.

Section 4.02         Sources of Cash for Plan Distributions

Any Cash payments or distributions required to be made hereunder shall be obtained from existing Cash of the Debtors, including Cash from the OpCo Loan.

Section 4.03         Reinstatement of the OpCo 2025 Secured Notes Guaranty

On the Effective Date or as soon as reasonably practicable thereafter, the OpCo 2025 Secured Notes Guaranty previously issued by the Debtors shall be Reinstated as of the Effective Date.

Section 4.04         Continued Corporate Existence

Except as otherwise provided in the Plan, the Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date as separate corporate entities, limited liability companies, partnerships or other form, with all the powers of a corporation, limited liability company, partnership or other form, pursuant to the applicable law in the jurisdiction in which the Debtors are incorporated or formed pursuant to the New Governance Documents.

Section 4.05         Existing Governance Documents

The Existing Governance Documents of the Debtors in effect prior to the Effective Date shall be amended or restated and replaced by the New Governance Documents on or prior to the Effective Date, subject in each case to the consent rights of the Required Consenting Noteholders as set forth in the Transaction Support Agreement. Solely to the extent required under the Plan, the Bankruptcy Code, or applicable non-bankruptcy law or necessary to effectuate the transactions contemplated by the Plan, on or immediately prior to the Effective Date, the Reorganized Debtors shall file the New Governance Documents (in a manner acceptable to the Debtors and the Required Consenting Noteholders and consistent with the Transaction Support Agreement) with the applicable Secretary of State and/or other applicable authorities in the state of incorporation or formation or otherwise (as the case may be) in accordance with the applicable federal laws or state laws of the respective state. The New Governance Documents shall be deemed to be amended pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable non-bankruptcy law). The New Governance Documents shall be in the form filed with the Plan Supplement, shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders. After the Effective Date, the Reorganized Debtors may amend and restate their New Governance Documents subject to the consent rights set forth in the Governance Term Sheet, which shall be incorporated into the Amended and Restated HoldCo Partnership Agreement, as applicable, and may file such documents as permitted by the laws of the respective states without further authorization from the Bankruptcy Court.

Section 4.06         Members of the Governing Bodies

As of the Effective Date, and subject to the Transaction Support Agreement, the existing members of the Reorganized Debtors’ Governing Bodies shall remain in their current capacities as members of such Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the New Governance Documents of the Reorganized Debtors in the sole discretion of such Reorganized Debtor. Prior to the Effective Date, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of non-Debtor Affiliate Ferrellgas, Inc., which director shall be acceptable to OpCo and HoldCo, which acceptance shall not be unreasonably withheld, and which director shall not be affiliated with any Consenting Noteholder. The New Governance Documents of the Reorganized Debtors shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders. For the avoidance of doubt, the identities of the members of the Board of Directors of the HoldCo’s general partner, Ferrellgas, Inc., and officers of the Reorganized Debtors shall be consistent with the Transaction Support Agreement and set forth in the Plan Supplement. To the extent any such officer of the Reorganized Debtors is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such trustee and officer shall also be disclosed in the Plan Supplement.

Section 4.07         Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Transaction Support Agreement or any agreement, instrument or other document incorporated therein, on the Effective Date, all property of the Estates and all Causes of Action of the Debtors (except those released pursuant to the Debtor Releases) shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized Debtors’ obligations under the Plan). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interest or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation order.

Section 4.08         Section 1145 Exemption

Except with respect to any Person that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, the offer, issuance, sale or distribution under the Plan of the New Class A Units, the New Class B Units issued to Holders of the Allowed 2020 Note Claims and the New Class A Units issuable upon the conversion of the New Class B Units shall all be exempt from registration under Section 5 of the Securities Act (or any State or local law requiring registration for offer or sale of a security) under section 1145 of the Bankruptcy Code. The offer, issuance, sale or distribution under the Plan of the New Class A Units, the New Class B Units and the New Class A Units issuable upon conversion of the New Class B Units to Affiliates of the Debtors will be subject to the restrictions on resale of securities held by Affiliates of an issuer.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Class A Units or the New Class B Units through the facilities of DTC or any similar entity, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such New Class A Units or the New Class B Units under applicable securities laws.

Notwithstanding anything to contrary in the Plan, no entity, including, for the avoidance of doubt, DTC or any similar entity, may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Class A Units or the New Class B Units issued under the Plan are exempt from registration and/or eligible for book-entry delivery, settlement and depository services.

Section 4.09         Cancellation and Surrender of Instruments and Agreements

On the Effective Date, except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan, (i) all rights of any Holder of Interests in the Debtors, including options or warrants to purchase Interests, or obligating the Debtors to issue, transfer or sell Interests in the Debtors, shall be cancelled; and (ii) all notes and indentures of the Debtors, including, without limitation, the 2020 Notes Indenture and the 2020 Notes, shall cease to be effective, and the 2020 Notes Trustee shall not have any continuing duties or obligations thereunder and shall be discharged; provided, however, and for the avoidance of doubt, this Section 4.09 shall not operate to cancel, discharge or otherwise modify or affect the OpCo 2025 Secured Notes Guaranty.

Upon receipt of a distribution on account of its 2020 Notes Claim, on the Effective Date under the Plan, each record holder of such Claim shall be deemed to have delivered its 2020 Notes, in accordance with the 2020 Notes, 2020 Notes Indenture or other agreement that governs the rights of such Holder of such Claim, and all such delivered 2020 Notes shall be deemed to be canceled, and the 2020 Notes Indenture shall be deemed terminated, as to the Debtors pursuant to this Section 4.09, except to the extent otherwise provided herein.

Except as otherwise set forth herein, the 2020 Notes Indenture shall terminate as of the Effective Date, except as necessary to (i) enforce the rights and Claims of the 2020 Notes Indenture Trustee vis-à-vis the applicable Holders and any parties other than the Debtors, (ii) allow the 2020 Notes Indenture Trustee to receive distributions under the Plan and to distribute them to the Holders (subject to any applicable Charging Lien) in accordance with the terms of the applicable documents, (iii) preserve any rights of the 2020 Notes Indenture Trustee and any predecessor thereof as against any money or property distributable to Holders of 2020 Note Claims, including, without limitation, preserving the 2020 Notes Indenture Trustee’s right to payment of fees and expenses, and allowing the maintenance, exercise, and enforcement of any Charging Lien and priority of payment rights for the payment of fees and expenses, including the applicable Charging Lien and priority of payment rights under the 2020 Notes Indenture, or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (iv) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (v) preserve the right of 2020 Notes Indenture Trustee to exculpation and indemnification from the Debtors pursuant and subject to the terms of the 2020 Notes Indenture; (vi) preserve the 2020 Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court, including but not limited to enforcing any obligations owed to any such Indenture Trustee under the Plan or Confirmation Order.

Notwithstanding such cancellation and termination contained in this Section 4.09, the 2020 Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the Holders of 2020 Note Claims to receive distributions under the Plan; (ii) allow the Debtors, the Reorganized Debtors, the Disbursing Agent, and the 2020 Notes Indenture Trustee (as applicable), to make post-Effective Date Distributions (including to the extent applicable, subject to the 2020 Notes Indenture Trustee’s respective Charging Lien) or take such other action pursuant to the Plan on account of the 2020 Note Claims and to otherwise exercise their rights and discharge their obligations related to the interests of the Holders of such Claims in accordance with the Plan; (iii) allow the 2020 Notes Indenture Trustee to enforce any obligations owed thereto under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses pursuant to the 2020 Notes Indenture Trustee’s Charging Liens) and allow the 2020 Notes Indenture Trustee to maintain any right of indemnification, contribution, subrogation, exculpation, compensation, expense reimbursement, or any other Claim or entitlement it may have under the 2020 Notes Indenture (permitting the 2020 Notes Indenture Trustee to maintain, enforce, and exercise its Charging Liens in connection therewith); (iv) preserve the rights of the 2020 Notes Indenture Trustee to payment of reasonable and documented fees and expenses, and allow the maintenance, exercise, and enforcement of any applicable Charging Lien and priority of payment rights for the payment of reasonable and documented fees and expenses, including the 2020 Notes Indenture Trustee’s Charging Liens and priority of payment rights pursuant and subject to the terms of the 2020 Notes Indenture or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (v) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (vi) allow the 2020 Notes Indenture Trustee to enforce its rights, claims, and interests against any Entity that is not a Released Party; (vii) permit the 2020 Indenture Trustee to perform any function necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan; and (viii) preserve the right of the 2020 Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including but not limited to enforcing any obligations owed to it under the Plan, Confirmation Order, or relating to the 2020 Notes Indenture, provided that nothing in this section shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors. For the avoidance of any doubt, the 2020 Notes Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the 2020 Notes Indenture and any ancillary document, instrument, or agreement to obtain payment of the 2020 Notes Indenture Trustee Fees and Expenses, solely to the extent provided thereunder and under applicable law.

Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the 2020 Notes Indenture Trustee under the 2020 Notes Indenture shall terminate and shall be fully discharged and released, except: (i) as otherwise expressly and specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order; (ii) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Claims under the 2020 Notes Indenture; (iii) with respect to any rights of the 2020 Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Claims under the 2020 Notes Indenture, including any rights of the 2020 Notes Indenture Trustee to priority of payment and/or to exercise its Charging Lien; and (iv) with respect to such other rights of the 2020 Notes Indenture Trustee that, pursuant and subject to the terms of the 2020 Notes Indenture (including, without limitation, the 2020 Notes Indenture Trustee’s rights to priority of payment and/or to exercise its respective Charging Lien), survive termination of the 2020 Notes Indenture. Subsequent to the performance by the 2020 Notes Indenture Trustee, and its respective agents and professionals of their obligations pursuant to the Plan and Confirmation Order, the 2020 Notes Indenture Trustee and its respective agents and professionals shall be relieved, discharged and forever released of all further duties and responsibilities (i) related to the 2020 Notes Indenture, and (ii) arising under the Plan and the Confirmation Order. The Reorganized Debtors shall reimburse the 2020 Notes Indenture Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including, but not limited to, making distributions pursuant to and in accordance with the Plan.

On and after the distribution on account of the Allowed 2020 Note Claims, the 2020 Notes shall be deemed to be worthless, and DTC shall draw down the relevant positions at the request of the 2020 Notes Trustee, as applicable, without any requirement of indemnification or security on the part of the Debtor or 2020 Notes Trustee.

Section 4.10         Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) to the extent undertaken, selection and appointment of the members of the Governing Body and officers of the Reorganized Debtors; (ii) adoption of or modification to the Existing Governance Documents, if required; (iii) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (iv) implementation of the Restructuring Transactions; and (v) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan (including the grant of security interests set forth in the Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, the members of the Governing Body or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Section 4.10 shall be effective notwithstanding any requirements under nonbankruptcy law.

Section 4.11         Section 1146 Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtors to the Reorganized Debtors or to any other Person) of property under the Plan or pursuant to: (i) the issuance, reinstatement, distribution, transfer or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust, or other security interest or the securing of additional indebtedness by such or other means; (iv) the making, assignment or recording of any lease or sublease; or (v) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any stamp tax or similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax, recordation fee or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 4.12         Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Section 7.02 hereof), each of the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and each of the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date. Each of the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of such Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that any of the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which any of the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Debtor Releases), each of the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, each of the Reorganized Debtors expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation. Each of the Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court. Notwithstanding the foregoing, upon the Effective Date, all Avoidance Actions shall be released by any of the Debtors and shall not vest in any of the Reorganized Debtors.

Section 4.13         Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest.

Article V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.01       Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to sections 365(a) and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by a Debtor, pursuant to a Final Order of the Bankruptcy Court; (ii) previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to reject filed on or before the Effective Date; or (iv) is identified on the Rejected Executory Contract and Unexpired Lease List. Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms may have been modified by such order or the provisions of the Plan. All assumed Executory Contracts or Unexpired Leases shall be enforceable by the Reorganized Debtors or such party such Executory Contract or Unexpired Lease was assigned to in accordance with their terms notwithstanding any provision in such contract or lease that prohibits, restricts or conditions assumption, assignment or transfer. Any provision in any such contract or lease that permits a Person to terminate or modify such agreement or to otherwise modify the rights of any of the Debtors or the Reorganized Debtors or assignee, as applicable, based on the filing of the Chapter 11 Cases or the financial condition of any of the Debtors or the Reorganized Debtors, as applicable, shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed, or assumed and assigned, pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, any of the Debtors’ assumption, or assumption and assignment, of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party or parties thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. After the Effective Date, each of the Reorganized Debtors shall have the right to terminate, amend or modify any contracts, including intercompany contracts, leases or other agreements without approval of the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

Section 5.02       Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all proofs of claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Section 7.06 of the Plan, notwithstanding anything in a proof of claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Section 3.04 of the Plan and may be objected to in accordance with the provisions of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Section 5.03       Cure of Defaults and Objections to Cure Amounts and Assumption for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. The Debtors shall provide notices of proposed cure amounts (if any) to counterparties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with the Plan and setting forth the proposed cure amount (if any) or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed cure amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0). In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors on the confirmation objection deadline or other deadline that may be set by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

The payment of the cure amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (i) the amount of any payments to cure such a default; (ii) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (iii) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Section 5.04       Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or specifically provided in the Plan Supplement, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by any of the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

Section 5.05       Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the relevant Debtor or Reorganized Debtor, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

Section 5.06       Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any of the Debtors, including any Executory Contracts and Unexpired Leases assumed by any Debtor (or assumed and assigned, as applicable), will be performed by such Debtor or Reorganized Debtor, or the Entity to which such Executory Contract or Unexpired Lease was assigned, as applicable, in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order except as otherwise provided in the Plan.

Section 5.07       Assumption of Insurance Policies

Notwithstanding anything in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, the Insurance Policies (including all of the D&O Liability Insurance Policies) are hereby treated as Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed (and assigned to the Reorganized Debtors) under section 365 of the Bankruptcy Code and will re-vest in the Reorganized Debtors. Regardless of whether any Insurance Policy is an Executory Contract, on and after the Effective Date, the Insurance Policies will remain valid and enforceable in accordance with their terms and shall not be impaired by the Plan or Confirmation Order, and the Debtors, the Reorganized Debtors or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies. After the Effective Date, to the extent consistent with applicable law and New Governance Documents, the Reorganized Debtors (or any such assignee) may increase, reduce, restrict, or otherwise modify, in their sole discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of each of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, proof of claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

Section 5.08       Assumption of the Employee Compensation and Benefits Program

Unless otherwise provided in the Plan (or the Plan Supplement), the Confirmation Order or any other order of the Bankruptcy Court in the Chapter 11 Cases, all employment agreements, severance policies, indemnification agreements, compensation and benefit plans, policies, and programs of the Company including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, rabbi trusts, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans or other agreements with or applicable to any of its current or former employees, retirees, members of any Governing Body, officers or managers of the Debtors shall be treated as Executory Contracts under the Plan, shall be set forth in the Plan Supplement, and shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtors, as applicable) pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Section 5.09       Indemnification Obligations

Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, trust agreements, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other governance documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers and other professionals of, or acting on behalf of, any of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, any of the Debtors than the indemnification provisions in place prior to the Effective Date.

Section 5.10       Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases, if any, pursuant to section 365(d)(4) of the Bankruptcy Code.

Article VI
PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.01       Record Date for Distributions

With respect to Impaired Claims, on the Distribution Record Date, the Claims Register and the various transfer registers for each of the Classes of Claims, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims. The Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.

Section 6.02       Timing of Distributions

Except as otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such a Claim or Interest becomes an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against or an Allowed Interest in the Debtors shall receive the full amount of the distributions that the Plan provides for such an Allowed Claim or such an Allowed Interest in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

Section 6.03       Disbursing Agent

The Debtors or Reorganized Debtors may retain a Disbursing Agent to assist with the distributions to be made under the Plan as directed by the Debtors or Reorganized Debtors. The Disbursing Agent shall make all distributions required under the Plan.

(i)	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(ii)	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out of pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out of pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors. The Disbursing Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Disbursing Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Disbursing Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Disbursing Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Disbursing Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

(iii)	Distributions on Account of 2020 Note Claims

Subject to the 2020 Notes Trustee’s Charging Lien and priority of payment rights, distributions on account of Allowed 2020 Notes Claims shall be made by the Debtors, the Reorganized Debtors or Disbursing Agent, as applicable, to or at the direction of the 2020 Notes Indenture Trustee. If a distribution is made to the 2020 Notes Indenture Trustee, the 2020 Notes Indenture Trustee, in its capacity as Disbursing Agent, shall administer the distributions in accordance with the provisions of the Plan and the 2020 Notes Indenture and the 2020 Notes Indenture Trustee shall be compensated in accordance with the terms of the Plan and the 2020 Notes Indenture, provided, however, that nothing herein shall be deemed to impair, waive or extinguish any rights of the 2020 Indenture Trustee with respect to the Charging Lien.

Subject to the 2020 Notes Indenture Trustee’s Charging Lien and priority of payment rights, distributions of the New Class B Units are anticipated to be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such new Class B Units are issued in accordance with DTC book-entry procedures. For the avoidance of doubt, DTC shall be considered a single Holder for purposes of distributions. The 2020 Notes Indenture Trustee shall transfer or direct the transfer of such distributions through the facilities of DTC. The 2020 Notes Indenture Trustee shall be entitled to recognize and deal for all purposes under the Plan with Holders of the 2020 Notes Claims to the extent consistent with the customary practices of DTC, and all distributions to be made to Holders of 2020 Notes Claims shall be delivered to the 2020 Notes Trustee in a form that is eligible to be distributed through the facilities of DTC.

At the election of the 2020 Notes Indenture Trustee, in its sole discretion, the 2020 Indenture Trustee may require, as a condition to receiving any distribution under the Plan, the Holder of a 2020 Notes Claim that is evidenced by a certificate, instrument, or note to surrender such Holder’s certificate, instrument, or note representing such 2020 Notes Claim to the 2020 Notes Indenture Trustee in accordance with the requirements set forth in this Section 6.010 of the Plan. Upon surrender of such certificates, the 2020 Notes Indenture Trustee shall cancel and the certificates shall be destroyed in accordance with the record retention policy of the 2020 Notes Indenture Trustee. If the record holder of a note is DTC or its nominee or another securities depository or custodian thereof, and such note is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such note shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof. To the extent that the 2020 Notes Indenture Trustee requires the surrender of certificates, a Holder of a 2020 Notes Claim evidenced by such certificate may not receive a distribution unless and until (a) such certificates, notes, or other instruments are surrendered, or (b) any relevant Holder provides to the 2020 Notes Indenture Trustee an affidavit of loss or such other documents as may be required by the Reorganized Debtors together with an appropriate indemnity in the customary form. Any such Holder who holds physical certificates and fails to surrender such certificates, notes, or other instruments, or otherwise fails to deliver an affidavit of loss and indemnity within three (3) months of the Effective Date, shall be deemed to have no further 2020 Notes Claim and shall not participate in any distribution, and the distribution that would otherwise have been made to such Holder shall be distributed Pro Rata to all Holders who held a Claim pursuant to the 2020 Notes Indenture and complied with the foregoing requirements. For the avoidance of doubt, the foregoing provisions regarding surrender of the certificates evidencing a 2020 Notes Claim shall only apply in circumstances in which physical certificates evidencing such claims have been issued and the 2020 Notes Indenture Trustee elects to require such surrender by issuing a notice to Holders of 2020 Notes Claims seeking surrender of such certificates. If such election is made, the 2020 Notes Indenture Trustee shall only be required to use its best effort to obtain the surrender of the certificates.

Subject to the 2020 Notes Indenture Trustee’s Charging Lien and priority of payment rights, the 2020 Notes Indenture Trustee, acting as disbursing agent, shall only be required to act and make distributions in accordance with the terms of the Plan and the 2020 Notes Indenture and shall have no (i) liability for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Record Date or who does not otherwise comply with the terms of the Plan. To the extent the 2020 Notes Indenture Trustee provides services or incurs costs or expenses on or after the Effective Date, including professional fees, related to or in connection with the Plan, the Confirmation Order, or the 2020 Notes Indenture (as applicable), including, without limitation, in connection with making distributions to Holders of 2020 Notes Claims under the Plan, the 2020 Notes Indenture Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, payment, in Cash, as reasonable compensation for such services and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with such services. Upon presentation of a summary invoice, payment of such compensation and expenses will be made as soon as reasonably practicable, but in any case within ten (10) days following the 2020 Notes Indenture Trustee’s notification to the Debtors or the Reorganized Debtors, as applicable, of the amount of such costs or expenses. Upon final administration of the distributions made to the 2020 Notes Indenture Trustee in accordance with the Plan and the 2020 Notes Indenture, the 2020 Notes Indenture Trustee shall be discharged from any further responsibility under the Plan.

(iv)	Distributions on Account of Existing LP Units

On the Effective Date, the New Class A Units shall be, to the extent necessary, distributed by the Disbursing Agent to the Entities entitled to receive or retain the New Class A Units pursuant to, and in accordance with, the terms of the Plan, the New Governance Documents, the Transaction Support Agreement and the Transaction Term Sheet. On or prior to the Effective Date, the issuance of the New Class A Units shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common A Units (including the New Class A Units issuable upon the conversion of the New Class B Units) shall be duly authorized, validly issued, fully paid and non-assessable when issued in accordance with the terms of such instruments.

Section 6.04       Delivery of Distributions and Undeliverable or Unclaimed Distributions

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Allowed Interests shall be made to Holders of record as of the Distribution Record Date by the Disbursing Agent: (i) to the signatory set forth on any proof of claim or proof of interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no proof of claim or proof of interest is filed or if the Debtors have not been notified in writing of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related proof of claim or proof of interest; or (iii) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.. Distributions under the Plan on account of Allowed Claims and Allowed Interests shall not be subject to levy, garnishment, attachment or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtors, the Reorganized Debtors and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

Section 6.05       Fractional Distributions

Whenever any payment of a fraction pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole share (up or down), with half or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Section 6.06       Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Claim or Interest is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred. Notwithstanding the foregoing under of the Plan, any Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

Section 6.07       Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements

Section 6.08       Compliance with Tax Requirements and Allocations

In connection with the Plan and all instruments issued in connection therewith, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any federal, state or local taxing authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they determine in good faith are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to this Section 6.08 shall be treated as if distributed to the Holder of the Allowed Claim.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors, the Reorganized Debtors and their respective property.

Section 6.09       Allocation Between Principal and Interest

Except as otherwise provided in the Plan, for U.S. federal income tax purposes, distributions shall be allocated first to the principal amount of such Allowed Claims (as determined for U.S. federal income tax purposes), with any excess allocated to unpaid interest that accrued on such Claims.

Section 6.10       Setoffs and Recoupment

Except with respect to the Allowed Claims in Class 4, and as otherwise provided in the Plan and Confirmation Order, the Debtors and the Reorganized Debtors may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, withhold (but not set off except as set forth in the Plan) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim or Interest are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Interest and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim or Interest) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that any of the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

Section 6.11       No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition and/or default interest shall not accrue or be paid on any prepetition Claims against any of the Debtors, and no Holder of a prepetition Claim against any of the Debtors shall be entitled to interest accruing on or after the Petition Date or interest at the contract default rate on any such prepetition Claim.

Article VII
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

Section 7.01       General Compromise and Settlement of Claims, Interests and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases and other benefits provided pursuant to the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made or treatment provided on account of such Allowed Claim or Interest.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests and controversies pursuant to Bankruptcy Rule 9019. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. Subject to Article VI hereof, all treatment of Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against and Interests in or against any of the Debtors and their Estate and Causes of Action against other Entities.

Section 7.02       Releases by the Debtor

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by each of the Debtors, the Reorganized Debtors and their Estates, including any successors to the Debtors or any estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, that any of the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a Holder of any Claim against, or Interest in, the Debtors or other Entity, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership or operation thereof), purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any liabilities arising after the Effective Date or (ii) the rights of any of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of any of the Debtors under any employment agreement with a current or former employee of any the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which include by reference each of the related provisions and definitions contained in the Plan, and further shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released by the Debtor Releases; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors or the Debtors’ Estates asserting any Cause of Action released pursuant to the Debtor Releases.

Section 7.03       Releases by Holders of Claims and Interests

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, including any derivative claims asserted on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any of the Debtors (including the capital structure, management, ownership or operation thereof), the subject matter of or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors any other Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among any of the Debtors or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan or (iii) rights of Holders of Allowed Claims or Allowed Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) consensual; (ii) essential to the confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third-Party Release; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

Section 7.04       Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

Section 7.05       Exculpation

As of the Effective Date, except as otherwise specifically provided in the Plan or Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim other than those arising out of or relating to any act by or omission of an Exculpated Party that have been determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on the Plan, distribution of consideration pursuant to the Plan and, to the extent applicable, the offer, issuance and sale or purchase of securities pursuant to the Plan and, therefore, are not, and on account of such solicitation, distribution and issuance shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan, such distributions made pursuant to the Plan and issuance of securities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth above do not release (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive treatment in accordance with the Plan.

Section 7.06       Injunction

Effective as of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Enjoined Parties are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any of the Debtors, any of the Reorganized Debtors, the Exculpated Parties or the Released Parties and their respective assets and properties: (i) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or the Estate of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Section 7.07       Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 7.08       Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Entities, including Governmental Units, shall discriminate against any of the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any of the Reorganized Debtors or another Entity with whom such Reorganized Debtor has been associated, solely because the Debtors have been a debtor under chapter 11 of the Bankruptcy Code, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or have not paid a debt that is dischargeable in the Chapter 11 Cases.

Section 7.09       Release of Liens, Claims and Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, exclusive of any Claim arising from or related to the OpCo 2025 Secured Notes Guaranty Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all Claims, Interests or Liens, including but not limited to mortgages, deeds of trust, Liens, pledges or other security interests, against or in any property of the Estates shall be fully released, discharged, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Entity holding such Liens, Claims or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments. Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of the Debtors held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens. For the avoidance of doubt, any Claim arising from or related to the OpCo 2025 Secured Notes Guaranty shall be Reinstated pursuant to the Plan and shall not be released, discharged, terminated or extinguished.

Article VIII
CONDITIONS PRECEDENT TO CONFIRMATION
OF THE PLAN AND THE EFFECTIVE DATE

Section 8.01       Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.03.

1.                  The Bankruptcy Court shall have entered a Final Order, in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code (which, for the avoidance of doubt, may be the same order as the order confirming the Plan).

2.                  The Plan and the Plan Supplement, including any schedules, documents, agreements, supplements and exhibits thereto (in each case in form and substance acceptable to the Debtors and the Required Consenting Noteholders as provided for under the Transaction Support Agreement) shall have been filed.

3.                  The Transaction Support Agreement has not been rejected by the Debtors, is not terminated as of immediately prior to the Confirmation Date and there has been no breach thereof by any party;

Section 8.02       Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.03.

1.                  Each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Transaction Support Agreement, including any consent rights included therein.

2.                  The Plan has been filed and the Bankruptcy Court has entered the Confirmation Order in form and substance consistent with the Transaction Support Agreement, including any consent rights included therein, and such Confirmation Order has not been stayed, modified, vacated, appealed or subjected to an injunction and shall have become a Final Order.

3.                  The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment, and rejection, as applicable, of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein.

4.                  All (i) governmental and regulatory approvals, clearances and consents necessary and legally required, if any, under applicable non-bankruptcy law and (ii) material third-party consents and approvals, if any, in each case in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that restrains, prevents or enjoins the Restructuring Transactions.

5.                  All statutory fees and obligations then due and payable to the Office of the U.S. Trustee have been paid and satisfied.

6.                  To the extent invoiced at least one (1) Business Day before the Effective Date, all amounts on account of invoiced and unpaid Restructuring Fees have been paid in full.

7.                  The Professional Fee Escrow Account has been established and funded with the Professional Fee Amount in accordance with Section 2.02.

8.                  The transactions contemplated in the Restructuring Transactions shall have been executed and completed by all of the Entities that are parties thereto.

9.                  The OpCo Transactions, as contemplated in the Transaction Term Sheet, shall have been executed and completed by all of the Entities that are parties thereto and have been fully consummated consistent with the consent rights of the Required Consenting Noteholders in the Transaction Support Agreement.

10.                The Transaction Support Agreement shall have been assumed pursuant to the Confirmation Order.

11.                The New Governance Documents and New OpCo Governance Documents have been filed with the appropriate governmental authority.

12.                The Existing Governance Documents and Existing OpCo Governance Documents shall have been amended, restated, or replace by the New Governance Documents and New OpCo Governance Documents, respectively, in all cases consistent with the consent rights of the Required Consenting Noteholders as set forth in the Transaction Support Agreement.

13.                The Transaction Support Agreement is not terminated as of immediately prior to the Effective Date and there has been no breach thereof by any party; and

14.                No default has occurred and is continuing under the OpCo 2025 Secured Notes.

Section 8.03       Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article VIII may be waived, in whole or in part, at any time by the Debtors, with the prior written consent of the Required Consenting Noteholders (email shall suffice), without notice, leave or order of the Bankruptcy Court or any formal action; provided, however, that the Debtors may not waive entry of the Confirmation Order.

Section 8.04       Effect of Failure of Conditions

If the Consummation of the Plan does not occur by the Outside Date (as defined in the Transaction Support Agreement) as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or the Transaction Support Agreement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in any of the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holder of Claims or Interests or any other Entity; or (iii) constitute an admission, acknowledgment, offer or undertaking by any of the Debtors, any Holder or any other Entity in any respect.

Section 8.05       Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

Section 9.01       Modification and Amendments

Except as otherwise provided in the Plan, the Debtors (with the consent of the Required Consenting Noteholders) reserve the right to modify the Plan as to material and/or immaterial terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 and applicable restrictions on modifications set forth in the Plan, the Debtors (with the consent of the Required Consenting Noteholders) expressly reserve their respective rights to revoke, withdraw, alter, amend or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in each case in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article IX. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, any alterations, amendments or modifications of the Plan proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date, and in all cases subject to the consent of the Required Consenting Noteholders, Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, without the re-solicitation if the proposed alteration, amendment or modification do not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims or Interests that were deemed to accept the Plan because such Claims or Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be Unimpaired.

Section 9.02       Effect of Confirmation on Modifications

Entry of a Confirmation Order, including under section 1127 of the Bankruptcy Code, shall mean that all modifications or amendments to the Plan occurring after the solicitation are approved pursuant to section 1127(a) of the Bankruptcy Code or section 1127(b) of the Bankruptcy Code, as applicable, and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

Section 9.03       Revocation or Withdrawal of the Plan

The Debtors reserve the right, upon prior notice to and with the consent of the Required Consenting Noteholders, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization, either entirely or as to any one or more of the Debtors. If the Plan is revoked or withdrawn as to fewer than all of the Debtors, such revocation or withdrawal shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked or withdrawn. If (i) the Debtors revoke or withdraws the Plan in its entirety in accordance with this Section 9.03, (ii) the Transaction Support Agreement is terminated by the Outside Date (as defined in the Transaction Support Agreement), or (iii) Confirmation or Consummation does not occur by the Outside Date (as defined in the Transaction Support Agreement), then, absent further order of the Bankruptcy Court: (i) the Plan shall be null and void in all respects unless extended by the Debtors, with the prior written consent of the Required Consenting Noteholders; (ii) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity, including the Holders of Claims or Interests or the Consenting Noteholders; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity, including the Holders of Claims or Interests or the Consenting Noteholders.

Article X

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases, the Plan and all matters, arising out of or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1.                  allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims or Interests;

2.                  decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                  resolve any matters related to: (i) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor or Reorganized Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article IX, any Executory Contracts or Unexpired Leases; and (iv) any dispute regarding whether a contract or lease is, or was, executory or expired;

4.                  ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.                  adjudicate, decide or resolve any and all motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

6.                  adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.                  enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, Plan Supplement or the Disclosure Statement;

8.                  enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

9.                  resolve any and all cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.                issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.                resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to existence, nature, scope or enforcement of any discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VII and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12.                resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI;

13.               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14.               determine any and all matters that may arise in connection with, relate to or be necessary to execute, implement or consummate, the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Plan Supplement or the Disclosure Statement;

15.                adjudicate any and all disputes arising from or relating to distributions under the Plan;

16.                consider any and all modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17.               determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18.               hear and determine disputes, cases, controversies or Causes of Action arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

19.               hear and determine any and all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

20.                enforce any and all orders previously entered by the Bankruptcy Court;

21.                hear any other matter not inconsistent with the Bankruptcy Code; and

22.                enter an order and/or final decree concluding or closing the Chapter 11 Cases.

provided, that, on and after the Effective Date and after the consummation of the following agreements or documents, the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement, including, among other documents, the New Governance Documents and the Amended and Restated Holdco Partnership Agreement, and any documents related thereto that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

Article XI
MISCELLANEOUS PROVISIONS

Section 11.01   Tax Structure

As reasonably determined by the Debtors, upon emergence from the Chapter 11 Cases, the Company shall be structured as a master limited partnership, and the Restructuring Transactions shall, subject to the terms and conditions of the Transaction Support Agreement, be structured to achieve a tax-efficient structure, in a manner reasonably acceptable to the Reorganized Debtors and subject to the consent rights of the Required Consenting Lenders in the Transaction Support Agreement. For federal income tax purposes, an Allowed Existing LP Unit Interests Holders’ profits interest and capital account in HoldCo will not change due to the treatment provided for in the Plan.

Section 11.02   Immediate Binding Effect

Subject to Section 8.02 hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

Section 11.03   Additional Documents

On or before the Effective Date, and consistent with the terms of the Transaction Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Transaction Support Agreement, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be reasonably necessary or advisable to effectuate the provisions and intent of the Plan.

Section 11.04   Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the filing of the Plan, any statement or provision contained in the Plan or any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

Section 11.05   Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, trustee, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

Section 11.06   Notices

All notices, requests and demands to or upon the Debtors, the Reorganized Debtors or the Consenting Noteholders, as applicable, or any required by or in connection with the Plan shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile and electronic transmission, when received and telephonically or electronically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors:

Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

7500 College Blvd., Suite 1000

Overland Park, Kansas 66210

Attn: Jordan Burns, Vice President & General Counsel (jordanburns@ferrellgas.com)

With a copy to:

Squire Patton Boggs (US) LLP

201 E. Fourth Street

Suite 1900

Cincinnati, OH 45202

Attn: Stephen D. Lerner (stephen.lerner@squirepb.com)

and

2550 M Street, NW

Washington, DC 20037

Attn: Jeffrey N. Rothleder (jeffrey.rothleder@squirepb.com)

If to the Consenting Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Damian S. Schaible, Angela M. Libby and Jonah A. Peppiatt

After the Effective Date, the Reorganized Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

Section 11.07   Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Transaction Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

Section 11.08   Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Required Consenting Noteholders; and (iii) nonseverable and mutually dependent.

Section 11.09   Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Squire Patton Boggs (US) LLP, 210 E. Fourth Street, Suite 1900, Cincinnati, OH 45202 (Attn: Stephen D. Lerner, stephen.lerner@squirepb.com or Jeffrey N. Rothleder, jeffrey.rothleder@suirepb.com) or at the website of the Solicitation Agent, at https://cases.primeclerk.com/ferrellgasballots. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

Section 11.10   Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable nonbankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, trustees, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code and the applicable nonbankruptcy law in the offer, issuance, sale and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or Reorganized Debtors will have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan and any previous plan.

Section 11.11   Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, however, that, as of the Effective Date, the Reorganized Debtors may submit separate orders to the Bankruptcy Court under certification of counsel previously provided to the U.S. Trustee closing certain individual Chapter 11 Cases and changing the caption of the Chapter 11 Cases accordingly; provided further that matters concerning Claims may be heard and adjudicated in one of the Debtors’ Chapter 11 Cases that remains open regardless of whether the applicable Claim is against a Debtor in a Chapter 11 Case that is closed. Nothing in the Plan shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Bankruptcy Rule 3022-1(c).

Section 11.12   Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified or supplemented by the Reorganized Debtors.

Section 11.13   Further Assurances

The Debtors, the Reorganized Debtors and all Holders of Claims or Interests receiving distributions hereunder and all other parties-in-interest agree to prepare, execute and deliver any agreements, instruments or documents and take any other actions, in addition to the matters specified in the Plan, as may be reasonably appropriate, necessary or advisable, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the provisions and intent of the Plan.

Section 11.14   Claims Against Other Debtors

Nothing in the Plan or the Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim against any other Debtor.

Section 11.15   Restructuring Fees

The Restructuring Fees incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the Transaction Support Agreement, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail and without any requirement for Bankruptcy Court’s review or approval.  All Restructuring Fees to be paid on the Effective Date (to the extent not previously invoiced) shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Day before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay when due the reasonable pre- and post-Effective Date Restructuring Fees related to the implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date, upon receipt of invoices therefor.

[Remainder of page intentionally left blank]

Dated: December 21, 2020

Respectfully submitted,

FERRELLGAS PARTNERS, L.P.

By:	/s/ James E. Ferrell
Name:	James E. Ferrell
Title:	Interim Chief Executive Officer and President

FERRELLGAS PARTNERS FINANCE CORP.

By:	/s/ James E. Ferrell
Name:	James E. Ferrell
Title:	Interim Chief Executive Officer and President

EXHIBIT B

Transaction Support Agreement

EXECUTION VERSION

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 11.2, this “Agreement”) is made and entered into as of this 10th day of December, 2020 (the “Execution Date”), by and among the following parties (each of the following described in clauses (i) through (ii) of this preamble, collectively, the “Parties”):

(i)	(a) Ferrellgas Partners, L.P. (“MLP”), a Delaware limited partnership, (b) Ferrellgas Partners Finance Corp., a Delaware corporation; (c) Ferrellgas, L.P. (“OpCo”), a Delaware limited partnership, (d) Ferrellgas, Inc., (e) Ferrellgas GP II, LLC, (f) Ferrellgas GP III, LLC and (g) all of their Affiliates listed on Annex A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Noteholders (as defined herein) (the entities in this clause (i) shall collectively be referred to as the “Company Parties”); and

(ii)	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold the 2020 Note Claims (as defined herein) that have executed and delivered counterpart signature pages to this Agreement (the “Initial Consenting Noteholders”), a Joinder or a Transfer Agreement in each case, to counsel to each of the Company Parties (the entities in this clause (ii), collectively, the “Consenting Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms and conditions set forth in this Agreement and as specified in the following documents (the “Transactions”):

▪	the term sheet setting forth the terms and conditions of the Transactions, attached as Exhibit A to this Agreement (together with all schedules, annexes and exhibits thereto, the “Transaction Term Sheet”);

▪	the term sheet setting forth the modifications to the governance and organizational documents of OpCo and MLP (including Reorganized MLP) attached to the Transaction Term Sheet as Exhibit B (the “Governance Term Sheet”).

EXECUTION VERSION

WHEREAS, as of the date hereof, the Initial Consenting Noteholders hold, in the aggregate, approximately 74% of the aggregate outstanding amount of the 2020 Notes.

WHEREAS, the Company Parties intend to implement the MLP Transaction as set forth in the Transaction Term Sheet by commencing voluntary cases of MLP and Ferrellgas Partners Finance Corp. under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”) and consummating the Plan (as defined herein);

WHEREAS, the Company Parties intend to implement the OpCo Transactions as set forth in the Transaction Term Sheet through the execution and delivery of the applicable Definitive Documents and the other actions in respect of OpCo contemplated thereby and hereby, in each case as conditions precedent to the consummation of the MLP Transaction.

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions and Interpretations. The following terms shall have the following meanings:

(a)              “2020 Indenture” means that certain Indenture dated as of April 13, 2010 (as amended, modified or supplemented including pursuant to the supplements dated April 13, 2010 and January 30, 2017) between MLP and Ferrellgas Partners Finance Corp. (“Finance Corp.”), as Issuers, and U.S. Bank National Association, as Trustee, pursuant to which the 2020 Notes were issued.

(b)              “2020 Noteholder” means any holders of the 2020 Notes, solely in their capacities as such.

(c)              “2020 Notes” means the 8.625% Senior Notes issued by MLP and Finance Corp. due June 15, 2020.

(d)              “2020 Note Claims” means all Claims against MLP and Finance Corp. arising under, derived from or based upon the 2020 Indenture.

(e)              “Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

EXECUTION VERSION

(f)               “Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached to this Agreement in accordance with Section 11.2.

(g)              “Agreement Effective Date” means the date on which the conditions set forth in Section 2.1 have been satisfied or waived in accordance with this Agreement.

(h)              “Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date, and with respect to any Consenting Noteholder that becomes a party hereto after the Agreement Effective Date, as of the date and time such Consenting Noteholder executes and delivers a Joinder or Transfer Agreement in accordance with the terms hereof, to the Termination Date applicable to that Party.

(i)               “Alternative Transaction Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties other than the Transactions.

(j)               “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, causes of action, or remedies that may be brought by or on behalf of the Company Parties, their estates, or other parties in interest under sections 502, 510, 542,544, 545, 547 through 553, and 724(a) or other applicable sections of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

(k)              “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

(l)               “Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases, which shall be the United States Bankruptcy Court for the District of Delaware.

(m)             “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

(n)              “Case Facility Documents” means the Case Loan Agreement and other documentation, agreements, instruments and certificates necessary to effectuate the incurrence of the Case Financing Loan.

EXECUTION VERSION

(o)              “Case Loan Agreement” means that certain loan agreement by and among the Debtors and the lender thereto, the proceeds of which will be used to pay expenses of the Debtors incurred in the Chapter 11 Cases, which loan agreement shall be acceptable to the Required Consenting Noteholders.

(p)              “Case Financing Loan” means the term loan facility to be effectuated on the terms and conditions acceptable to the Required Consenting Noteholders.

(q)              “Cause of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

(r)               “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

(s)              “Chosen Court” means, (a) prior to the commencement of the Chapter 11 Cases, federal courts or state courts located in New York, New York and, (b) after the commencement of the Chapter 11 Cases, if such case is commenced, in the Bankruptcy Court with jurisdiction over such proceeding.

(t)               “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

(u)              “Class” means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

(v)              “Company Parties” has the meaning set forth in the preamble to this Agreement.

(w)             “Confirmation Order” means the confirmation order with respect to the Plan, as the same may be amended or modified in accordance with the provisions of this Agreement.

(x)               “Consenting Noteholders” has the meaning ascribed thereto in the Preamble to this Agreement.

(y)              “Consenting Noteholder Advisors” means Davis Polk & Wardwell LLP, Ducera Partners, Morris, Nichols, Arsht & Tunnell LLP and any special or local counsel retained by the Requiring Consenting Noteholders in connection with the Transactions.

(z)              “Consenting Noteholder Fees and Expenses” means the reasonable and documented fees and expenses, accrued since the inception of the respective engagements of the Consenting Noteholder Advisors, which amounts have not previously been paid by, or on behalf of, the Company Parties and which shall be paid in accordance with the Term Sheet.

(aa)            “Debtors” means MLP and Finance Corp. in their capacity as debtors and debtors-in-possession in the Chapter 11 Cases.

EXECUTION VERSION

(bb)           “Definitive Documents” means all of the definitive documents implementing the Transactions, including those set forth in Section 3.1.

(cc)            “Disclosure Statement” means the related disclosure statement with respect to the Plan.

(dd)           “Effective Date” has the meaning set forth in the Transaction Term Sheet.

(ee)            “Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

(ff)              “E.D. Pa. Action” has the meaning set forth in the Transaction Term Sheet.

(gg)           “Equity Interests” means any (or any class thereof) common stock, preferred stock, general or limited partnership interests or units, limited liability company interests or units, equity security (as defined in section 101(16) of the Bankruptcy Code, and any other equity, ownership or profit interest, options, warrants rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, exchangeable or other securities or agreements to acquire or subscribe for, or which are convertible into or based on the value of such shares (or any class thereof) of, common stock, preferred stock, general or limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement).

(hh)           “Execution Date” has the meaning set forth in the preamble to this Agreement.

(ii)              “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

(jj)              “First Day Pleadings” means the “first day” pleadings that the Company Parties determine are necessary or desirable to file.

(kk)            “Governance Term Sheet” has the meaning set forth in the Recitals to this Agreement.

(ll)              “Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

EXECUTION VERSION

(mm)          “Initial Consenting Noteholders” has the meaning ascribed thereto in the Preamble to this Agreement.

(nn)           “Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

(oo)            “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

(pp)            “MLP Transaction” has the meaning set forth in the Transaction Term Sheet.

(qq)            “Milestones” means the milestones set forth in Article 4 hereof.

(rr)              “New Class A Units” means the “Class A” common units to be issued by MLP upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(ss)             “New Class B Units” means the “Class B” units to be issued by MLP upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(tt)              “New OpCo Notes” means the new or additional notes that shall be issued at OpCo upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(uu)           “New OpCo Notes Documents” means the documents necessary to effectuate the incurrence of the New OpCo Notes.

(vv)            “New Senior Preferred Units” means the new preferred equity to be issued upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(ww)          “New Revolving Credit Agreement” means the agreement necessary to effectuate the incurrence of the New Revolving Credit Facility.

(xx)             “New Revolving Credit Facility” means the credit facility that OpCo shall enter into upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(yy)           “New Revolving Credit Facility Documents” means the New Revolving Credit Agreement and the other documentation, agreements, instruments and certificates necessary to effectuate the incurrence of the New Revolving Credit Facility.

(zz)            “New Organizational Documents” means the documents providing for corporate governance of Reorganized MLP, OpCo and any other applicable Company Party, including, charters, bylaws, operating agreements, limited liability agreements, partnership agreements or other formation, governance, or organizational documents or shareholders’ agreements, as applicable, which shall be consistent with this Agreement, Section 1123(a)(6) of the Bankruptcy Code (as applicable), the Governance Term Sheet, and the Plan (including the Plan Supplement), which shall also provide for the issuance of and govern, as applicable, the New Class A Units, the New Class B Units and the New Senior Preferred Units.

EXECUTION VERSION

(aaa)          “OpCo 2025 Secured Notes” mean the notes issued under the OpCo 2025 Secured Notes Indenture.

(bbb)         “OpCo 2025 Secured Noteholder” means any holders of the OpCo 2025 Secured Notes.

(ccc)         “OpCo 2025 Secured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and Delaware Trust Company as trustee and collateral agent dated April 16, 2020.

(ddd)         “OpCo 2021 Unsecured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and U.S. Bank National Association, as trustee, dated November 24, 2010, as amended, supplemented or otherwise modified.

(eee)          “OpCo 2022 Unsecured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and U.S. Bank National Association, as trustee, dated November 4, 2013, as amended, supplemented or otherwise modified.

(fff)           “OpCo 2023 Unsecured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and U.S. Bank National Association, as trustee, dated June 8, 2015, as amended, supplemented or otherwise modified.

(ggg)         “OpCo Unsecured Noteholder” means any holders of the OpCo Unsecured Notes.

(hhh)         “OpCo Unsecured Notes” mean the notes issued under the OpCo 2021 Unsecured Notes Indenture, the OpCo 2022 Unsecured Notes Indenture and OpCo 2023 Unsecured Notes Indenture.

(iii)             OpCo Unsecured Notes Indentures” means, collectively, the OpCo 2021 Unsecured Notes Indenture, the OpCo 2022 Unsecured Notes Indenture and the OpCo 2023 Unsecured Notes Indenture.

(jjj)             “OpCo Transactions” has the meaning set forth in the Transaction Term Sheet.

(kkk)          “Outside Date” has the meaning set forth in Section 4.2 hereof.

(lll)             “Parties” has the meaning set forth in the preamble to this Agreement.

(mmm)       “Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

(nnn)         “Petition Date” means the first date either of the Debtors commences a Chapter 11 Case.

(ooo)         “Plan” means the chapter 11 plan of reorganization with respect to the MLP Transaction that will effectuate the MLP Transaction on the terms and conditions set forth in this Agreement, as the same may be amended or modified in accordance with the provisions of this Agreement.

EXECUTION VERSION

(ppp)         “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, each of which shall be consistent with this Agreement and the Transaction Term Sheet.

(qqq)         Pre-Forbearance Fees has the meaning set forth in Section 2.1 hereof.

(rrr)           “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers 2020 Note Claims (or enter with customers into long and short positions in 2020 Note Claims), in its capacity as a dealer or market maker in 2020 Note Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(sss)          “Related Fund” means any fund, account (including separately managed account), or investment vehicle that is controlled, managed, advised or sub-advised by a Consenting Noteholder, an Affiliate or the same investment manager, advisors or sub-advisor as a Consenting Noteholder, or an Affiliate of such investment manager, advisor or sub-advisor.

(ttt)            “Related Parties” means, with respect to the Company Parties and the Consenting Noteholders (solely in each Consenting Noteholder’s capacity as a signatory to this Agreement), each of such party's current and former affiliates, and such party’s and such affiliates’ current and former affiliates, directors, managers, officers, partners, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, managed funds (including any beneficial holders for the account of whom such funds are managed), advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including, for the avoidance of doubt, any attorneys, investment bankers or other professionals retained by any current and former director and manager in his or her capacity as director or manager of such person).

(uuu)         “Releases & Exculpation Provisions” means the releases and exculpation provisions to be included in the Plan, which shall be acceptable to the Required Consenting Noteholders, and shall include Debtor and Third Party releases by and for the benefit of (a) the Consenting Noteholders and each of their Related Parties and (b) the Company Parties and each of their Related Parties.

(vvv)         “Reorganized MLP” means the reorganized Ferrellgas Partners, L.P. entity upon consummation of the Transactions.

(www)       “Required Consenting Noteholders” means, on the date of determination, at least two unaffiliated Consenting Noteholders holding greater than 50% of the aggregate amount of the outstanding 2020 Note Claims held by all Consenting Noteholders.

EXECUTION VERSION

(xxx)           “Restricted Period” means the period commencing as of the date each Consenting Noteholder, as applicable, executes this Agreement until the Termination Date, as to such Consenting Noteholder.

(yyy)         “Second Day Pleadings” means the “second day” pleadings that the Company Parties determine are necessary or desirable to file.

(zzz)           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(aaaa)        “Solicitation Commencement Date” means the date by which MLP and Finance Corp. shall have commenced solicitation of votes to accept or reject the Plan, which shall be prior to the Petition Date.

(bbbb)       “Solicitation Materials” means the Disclosure Statement, ballots, documents, forms and all other materials provided in connection with the solicitation of the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with this Agreement and the Transaction Term Sheet.

(cccc)        “Termination Date” means, with respect to a Party to this Agreement, the date on which termination of this Agreement as to a Party is effective in accordance with Section 9.1, Section 9.2, Section 9.3 or Section 9.4 hereof, as applicable.

(dddd)       “Termination Event” shall have the meaning set forth in, as applicable, Section 9.1 and Section 9.2.

(eeee)        “Transactions” has the meaning set forth in the Recitals.

(ffff)           “Transaction Term Sheet” has the meaning set forth in the recitals to this Agreement.

(gggg)       “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

(hhhh)       “Transfer Agreement” means an executed transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit B.

(iiii)            “Trustee” means U.S. Bank National Association, solely in its capacity as trustee under the 2020 Notes Indenture.

Section 1.2            Interpretation. For purposes of this Agreement:

(a)              in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

EXECUTION VERSION

(b)              capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)              unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)              unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e)              unless otherwise specified in this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

(f)               unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(g)              the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(h)              captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(i)               references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(j)               the use of “include” or “including” is without limitation, whether stated or not; and

(k)              the word “or” shall not be exclusive.

ARTICLE 2

Effectiveness of this agreement

Section 2.1            Conditions to Effectiveness. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m. (prevailing Eastern Time), on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

EXECUTION VERSION

(a)              Each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties and (ii) the Initial Consenting Noteholders;

(b)              Holders of approximately 74% of the outstanding principal amount of the 2020 Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties and (ii) the Initial Consenting Noteholders;

(c)              The Company Parties shall pay all Consenting Noteholder Fees and Expenses incurred through and including the Agreement Effective Date, other than (a) the $2,372,837.47 of fees and expenses incurred by Davis Polk & Wardwell LLP prior to and excluding June 7, 2020 (the “Pre-Forbearance Fees”), which Pre-Forbearance Fees shall be paid in cash on the Effective Date, and (b) $3,250,000.00 of the Ducera Partners “Transaction Fee” (as defined in Ducera Partners engagement letter in effect as of the Agreement Effective Date), which Transaction Fee shall be payable in cash (subject to any crediting or other arrangement set forth in the Ducera Partners engagement letter in effect as of the Agreement Effective Date) on the Effective Date. For the avoidance of doubt, payment of the Consenting Noteholder Fees and Expenses on the Agreement Effective Date includes payments of (i) in the case of Ducera Partners (a) unpaid monthly fees and expenses, payable on or prior to the Agreement Effective Date of $309,805.88 and (b) $3,500,000.00, payable on the Agreement Effective Date, (ii) in the case of Davis Polk & Wardwell LLP, no less than $1,624,799.60, and (iii) in the case of Morris, Nichols, Arsht & Tunnell LLP, no less than $125,770.50. The Company Parties shall pay all Consenting Noteholder Fees and Expenses incurred on and after the Agreement Effective Date on a monthly basis at least two (2) Business Days after the receipt by the Company Parties of invoices for such fees and expenses.

ARTICLE 3

DEFINITIVE DOCUMENTS

Section 3.1            The Definitive Documents governing the Transactions shall include the following (in each case, and any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the below items):

(a)              The New Organizational Documents;

(b)              The First Day Pleadings and Second Day Pleadings and all orders sought pursuant thereto;

(c)              The Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documentation” as defined therein and not explicitly so defined herein;

(d)              The Plan Supplement and all documents, annexes, exhibits, schedules contained therein, including any schedules of rejected contracts;

EXECUTION VERSION

(e)              The Disclosure Statement and the Solicitation Materials;

(f)               The order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (which may also be the Confirmation Order);

(g)              The Confirmation Order and pleadings in support of entry of the Confirmation Order;

(h)              This Agreement, the Transaction Term Sheet attached hereto and all other exhibits to this Agreement or the Transaction Term Sheet;

(i)               The New OpCo Notes Documents;

(j)               The New Revolving Credit Agreement;

(k)              Any marketing materials for the New OpCo Notes, New Senior Preferred Units and the New Revolving Credit Facility;

(l)               Any other material agreements, motions, pleadings, briefs, applications, orders and other filings with the Bankruptcy Court related to the Transactions; and

(m)             The Case Loan Agreement and the other Case Facility Documents.

Section 3.2            The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants not inconsistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Article 10. All Definitive Documents shall be in form and substance acceptable to the Required Consenting Noteholders.

ARTICLE 4
milestones

Section 4.1            The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties and the Required Consenting Noteholders:

(a)              Restructuring Milestones:

(i)                This Agreement shall be executed no later than December 10, 2020 (the “TSA Effective Date”);

(ii)               Subject to Section 11.23, execution of this Agreement shall be publicly announced and filed with the U.S. Securities and Exchange Commission no later than the date that is four (4) business days after the TSA Effective Date (no later than December 16, 2020);

EXECUTION VERSION

(iii)              The Company Parties shall have obtained binding commitments for the Case Financing Loan no later than one day prior to the Solicitation Commencement Date (no later than December 18, 2020);

(iv)              The Solicitation Commencement Date shall have occurred on or before December 21, 2020);

(v)               The Chapter 11 Cases shall be filed on or before January 11, 2021;

(vi)              The Plan, the Disclosure Statement, and a motion seeking approval thereof shall be filed no later than the date that is one (1) Business Day after the Petition Date;

(vii)             Interim and other “first day” orders shall be entered no later than the date that is three (3) business days after the Petition Date;

(viii)            “Second day orders” and other orders on a final basis, if any, shall be entered no later than the date that is thirty (30) calendar days after the Petition Date;

(ix)               The Plan Supplement shall be filed no later than seven (7) days prior to the deadline to object to confirmation of the Plan;

(x)               An order approving the Disclosure Statement (which may be combined with the order confirming the Plan) shall be entered no later than the date that is forty-five (45) calendar days after the Petition Date;

(xi)               An order confirming the Plan shall be entered no later than the date that is forty-five (45) calendar days after the Petition Date (the “Confirmation Date”); and

(xii)              The Effective Date shall occur no later than April 4, 2021.

(b)               Financing Milestones:

(i)                No later than December 11, 2020, the Company shall provide the Consenting Noteholders Advisors with an initial presentation for the marketing and sale of the New Senior Preferred Units;

(ii)               The marketing process for the New Senior Preferred Units shall be commenced no later than December 11, 2020;

(iii)              No later than December 21, 2020, the Company shall provide the Consenting Noteholder Advisors with access to an electronic dataroom;

(iv)              The Company Parties shall provide the Consenting Noteholders’ advisors with indications of interest no later than January 15, 2021;

EXECUTION VERSION

(v)               The Company Parties shall obtain a binding commitment for the New Revolving Credit Facility no later than March 1, 2021;

(vi)              The Company Parties shall execute a binding term sheet reflecting a minimum issuance amount (to be agreed) for the New OpCo Notes no later than March 1, 2021;

(vii)             The Company Parties shall execute a binding term sheet reflecting a minimum purchase amount (to be agreed) for the New Senior Preferred Units no later than March 1, 2021;

(viii)            To the extent required by the OpCo Unsecured Notes Indentures, the Company Parties shall have sent a notice of redemption to the OpCo Unsecured Noteholders or the relevant trustees, as applicable, no later than March 5, 2021; and

(ix)              The issuance of the New Senior Preferred Units and the New OpCo Notes shall be consummated, the New Revolving Credit Agreement and the New Organizational Documents shall be effective, no later than April 4, 2021.

Section 4.2            Outside Date. With respect to the milestones set forth in Section 4.1, the Company Parties and the Required Consenting Noteholders may not extend any such milestones beyond April 30, 2021 (the “Outside Date”), without the consent of each Consenting Noteholder; provided, that a Consenting Noteholder who has not agreed to an extension of the Outside Date that has been consented to by the Required Consenting Noteholders in accordance with Section 9.4 hereof may terminate this Agreement as a result of such failure to satisfy the Outside Date with respect to itself; provided, further that any termination of this Agreement by Consenting Noteholders not constituting Required Consenting Noteholders, as a result of a failure to satisfy the Outside Date or otherwise shall only be effective with respect to such Consenting Noteholders.

ARTICLE 5

Commitments of consenting noteholders

Section 5.1            Affirmative Commitments. During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its 2020 Note Claims to:

(a)               Support the Transactions and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions;

(b)              Give any notice, order, instruction, or direction to the Trustee necessary to give effect to the Transactions;

(c)              Negotiate in good faith any appropriate additional or alternative provisions or agreements necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Transactions in accordance with this Agreement and the Plan; and

EXECUTION VERSION

(d)              Negotiate in good faith upon reasonable request of any other Party any modifications to the Transactions that improve the tax efficiency of the Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Transactions, in each case to the extent such modifications can be implemented without any adverse effect on such Consenting Noteholder or the Reorganized MLP.

Section 5.2            Negative Commitments. During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its 2020 Note Claims that it shall not, directly or indirectly, and shall not direct any other Entity to:

(a)              Object to, delay, impede, or take (directly or indirectly) any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(b)              Knowingly pursue, propose, file, support, solicit support for or vote for any Alternative Transaction Proposal;

(c)              Exercise, take (directly or indirectly) or direct the Trustee to take, any action to enforce or any right or remedy for enforcement, collection, or recovery of any of the 2020 Note Claims, including rights or remedies arising from or asserting or bringing any claims under or with respect to the 2020 Note Claims other than as otherwise permitted under this Agreement; or

(d)              Initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Transactions contemplated in this Agreement, the 2020 Notes, or the Indenture against the Company Parties or the Parties other than enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement.

Section 5.3            Forbearance.

(a)              Each Consenting Noteholder (severally and not jointly), solely for the duration of the Agreement Effective Period, hereby forbears from taking action with respect to any default or event of default by the Company Parties under the 2020 Indenture which arises or may arise, subject to any applicable cure or grace periods under the 2020 Indenture, solely as a result or in respect of (A) the failure to make payments of the principal due on the 2020 Notes at their maturity, June 15, 2020, and (B) the specific actions or transactions required by or undertaken pursuant to this Agreement (but excluding, for the avoidance of doubt, any breach of this Agreement or any other Definitive Document); provided, that any applicable default interest in respect of the 2020 Notes shall continue to accrue until the occurrence of the Effective Date.

(b)              Except to the extent set forth in this Agreement, the foregoing forbearance shall not be construed to impair the ability of the Consenting Noteholders or the Trustee to take any remedial action, without requirement for any notice, demand, or presentment of any kind, at any time after the expiration or termination of the Agreement Effective Period, and, except as expressly provided herein or in the Plan (to the extent it is in effect), shall not restrict, impair, or otherwise affect the exercise of the Consenting Noteholders’ rights under this Agreement, any other Definitive Documents, or the Consenting Noteholders’ or the Trustee’s rights under the 2020 Indenture. Nothing contained in this Agreement shall be deemed to obligate any Consenting Noteholder to enter into any other forbearance agreements or to waive any defaults or events of default, except to the extent expressly provided for herein. Nothing contained herein is intended, or shall be deemed or construed to establish a custom or course of dealing between any of the Company Parties, on the one hand, and any Consenting Noteholder, on the other hand.

EXECUTION VERSION

(c)              Except to the extent set forth in this Agreement, the forbearance set forth in this Section 5.3 shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Consenting Noteholders and shall not, except as expressly set forth herein, alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the 2020 Indenture or any other provision of the 2020 Indenture, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The forbearance set forth in this Section 5.3 shall not bar any Consenting Noteholder from making any filing or otherwise taking action to assert or establish the amount of its Claim in any insolvency proceeding. If the transactions contemplated hereby are not consummated or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

(d)              Each of the Parties hereto hereby agrees that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that (A) the Consenting Noteholders may be entitled to take or bring in order to enforce their rights and remedies against the Company Parties and (B) the Company Parties may be entitled to take or bring in order to enforce their rights with respect to the Consenting Noteholders are, to the fullest extent permitted by law, tolled and suspended during the Agreement Effective Period.

Section 5.4            Commitments with Respect to the Chapter 11 Cases. In connection with the Chapter 11 Cases, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its 2020 Note Claims that:

(a)              During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Noteholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)	Vote each of its 2020 Note Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)	Support the Releases & Exculpation Provisions, which provisions shall be in form and substance acceptable to the Required Consenting Noteholders;

(iii)	To the extent it is permitted to elect whether to opt in or opt out of the releases set forth in the Plan, as applicable, either opt in or elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating that it either opts in or does not opt out of the releases;

(iv)	Not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(iii) above; provided, however, such vote may be changed, withdrawn, amended or revoked (and, upon such revocation, deemed ineffective and void ab initio), by such Consenting Noteholder at any time following the expiration or termination of the Agreement Effective Period (it being understood that the termination of the Agreement Effective Period shall entitle each Consenting Noteholder to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso); and

EXECUTION VERSION

(v)	Not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Transactions.

(b)              Not file any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan; or

(c)              Not object to, delay, impede or take any other action to interfere with the MLP’s ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

(d)              Subject to Section 5.5 hereof, during the Agreement Effective Period, each Consenting Noteholder, in respect of each of its 2020 Note Claims, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is not inconsistent with this Agreement subject in each case to the consent rights set forth herein.

Section 5.5            Additional Provisions Regarding the Consenting Noteholders Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)              Impair or waive the rights of any Consenting Noteholders to appear as a party in interest in any matter to be adjudicated in any court of competent jurisdiction, including the Bankruptcy Court, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Transactions;

(b)              Limit or impair the ability of a Consenting Noteholder to purchase, Transfer or enter into any transactions regarding its 2020 Note Claims or other claims or interests in the Company Parties, subject in the case of 2020 Note Claims to the terms hereof, including, for the avoidance of doubt, Article 7 hereof;

(c)              Affect the ability of any Consenting Noteholder to consult with the Company Parties or any other party in interest in any applicable proceeding so long as, in the case of consultation with any party in interest, the appearance, and positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Transactions;

EXECUTION VERSION

(d)              Impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Transactions;

(e)              Prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(f)               Prevent any Consenting Noteholder from enforcing or exercising any rights, remedies, conditions, consents or approval requirements under any of the Definitive Documents; or

(g)              Obligate a Consenting Noteholder to deliver a vote to support the Plan or prohibit a Consenting Noteholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided that upon the Termination Date as to a Consenting Noteholder (other than a Termination Date as a result of the occurrence of the Effective Date), such Consenting Noteholder’s vote shall automatically be deemed void ab initio and such Consenting Noteholder shall have a reasonable opportunity to cast a vote.

Section 5.6            Limitation on Consenting Noteholders Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Article 5, nothing in this Agreement shall require any Consenting Noteholder to incur, assume, become liable for any expenses, liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Noteholder that could result in expenses, liabilities, or other obligations to such Consenting Noteholder, and the commitments contained in this Article 5 shall be several, and not joint, with respect to each Consenting Noteholder..

ARTICLE 6

COMMITMENTS OF THE COMPANY PARTIES

Section 6.1            Affirmative Commitments. Except as set forth in Section 6.4, during the Agreement Effective Period, each of the Company Parties agrees to:

(a)              Support, act in good faith and take all steps reasonably necessary and desirable to implement and consummate the Transactions in accordance with this Agreement;

(b)              To the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)              Use commercially reasonable efforts to obtain any and all necessary or required governmental, regulatory and/or third-party approvals and consents for the implementation or consummation for the Transactions;

EXECUTION VERSION

(d)              Negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transactions, as contemplated by this Agreement;

(e)              Provide counsel for the Consenting Noteholders a reasonable opportunity (which, to the extent reasonably practicable, shall be no less than two (2) Business Days) to review draft copies of all Definitive Documents that the Company Parties intend to file with the Bankruptcy Court;

(f)               Actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Transactions;

(g)              Consult and negotiate in good faith with the Consenting Noteholders and their advisors regarding the preparation and execution of the Definitive Documents and the implementation of the Transactions;

(h)              Comply with all Milestones;

(i)                Inform the Consenting Noteholder Advisors as soon as reasonably practicable after becoming aware of (i) any matter or circumstance which they know, or have reason to believe, to be a material impediment to the implementation or consummation of the Transactions, (ii) any notice of any commencement of any material involuntary insolvency proceeding, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); (iv) any representation or statement made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made; (v) the initiation, institution or commencement of any material proceeding by a Governmental Authority or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving any of the Company Parties or any of their respective current officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby; (vi) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) the Transaction Term Sheet, the Plan or any of the other Definitive Documents, incapable of being satisfied so as to permit consummation of the Transactions prior to the Outside Date; or (vii) the occurrence of a Termination Event;

(j)               Use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdictions in which they are incorporated or organized;

(k)              Upon reasonable request of the Consenting Noteholders (which, in each case, may be through the Consenting Noteholder Advisors), as applicable, use commercially reasonable efforts to inform the Consenting Noteholder as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Noteholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

EXECUTION VERSION

(l)                Negotiate in good faith upon reasonable request of any Party any modifications to the Transactions that improve tax efficiency of the Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Transaction, in each case to the extent such modifications can be implemented without any adverse effect on such Company Party;

(m)              Use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, to notify the Consenting Noteholders Advisors and Consenting Noteholders of such Joinders and Transfer Agreements; and

(n)              Promptly pay the Consenting Noteholder Fees and Expenses in accordance with this Agreement on a monthly basis and within five (5) Business Days of receipt of invoices thereof, which invoices may be in summary form and shall not be required to contain time detail.

Section 6.2            Negative Commitments. Except as set forth in Section 6.4, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)               Commence a bankruptcy case with respect to OpCo or any Company Party other than MLP or Finance Corp.;

(b)              Object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(c)               Take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Transactions described in, this Agreement or the Definitive Documents;

(d)               File any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Plan or the Definitive Documents;

(e)               Amend, alter, supplement, restate or otherwise modify any Definitive Document, in whole or in part, in a manner that is materially inconsistent with this Agreement or the Transactions;

(f)                (i) operate its business outside the ordinary course, taking into account the Transactions or (ii) other than the Transactions or any activities contemplated or required in connection with the Transactions, engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction or transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business, in each of cases (i) and (ii) and without the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld;

EXECUTION VERSION

(g)               Except to the extent required by this Agreement or otherwise required to consummate the Transactions, make or change any tax election, change any income allocation under a Definitive Document, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, in each case without the reasonable consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld;

(h)               Amend or propose to amend any of their respective organizational documents other than in connection with the (i) commencement of the Chapter 11 Cases or (ii) the consummation of the Transactions, in each of cases (i) and (ii) solely pursuant to this Agreement;

(i)                Directly or indirectly solicit, through any Person, seek, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal without the consent of the Required Consenting Noteholders, subject to Section 6.4;

(j)                Other than (i) as expressly contemplated by this Agreement, (ii) in connection with a dissolution or the winding up of any Company Party or a similar transaction, or (iii) in the ordinary course of business, take any action contemplated by Section 6.2(g); or

(k)               With respect to MLP, incur any debt without the consent of the Required Consenting Noteholders.

Section 6.3            Commitments with Respect to the Chapter 11 Cases. Except as set forth in Section 6.4, in the event the Chapter 11 Cases are commenced and during the Agreement Effective Period, MLP and Finance Corp. agree to:

(a)               Timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Debtors’ exclusive right to file and solicit acceptances of a plan of reorganization or (v) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Transactions; and

(b)               Timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the claims of the Consenting Noteholders.

EXECUTION VERSION

Section 6.4            Additional Provisions Regarding Company Parties’ Commitments.

(a)               Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party to take or refrain from taking any action (including termination of this Agreement under Article 9) to the extent such Company Party or the Governing Body of a Company Party determines, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary and/or contractual obligations under Section 6.10(d) of the Fifth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 5, 2018 or the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. dated April 7, 2004 (collectively, the “LP Agreements”); provided, however, that the foregoing shall not be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any termination rights of the Consenting Noteholders under this Agreement that may arise as a result of any such action or inaction. This Section 6.4(a) shall not impede any Party’s right to terminate this Agreement pursuant to Article 9, including, for the avoidance of doubt, the Consenting Noteholders’ rights to terminate in accordance with Section 9.1.

(b)               Notwithstanding anything to the contrary in this Agreement, upon receipt of an Alternative Transaction Proposal, each Company Party and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the right to consider, consistent with their fiduciary or contractual duties under Section 6.10(d) of the LP Agreements, as applicable, such Alternative Transaction Proposal; provided that if any Company Party receives an Alternative Transaction Proposal, then such Company Party shall (A) within three (3) calendar days of receiving such proposal, notify the Consenting Noteholder Advisors of the receipt of such proposal and deliver a copy of such proposal to the Consenting Noteholder Advisors; (B) provide the Consenting Noteholder Advisors with regular updates as to the status and progress of such Alternative Transaction Proposal; and (C) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from Consenting Noteholder Advisors relating to such Alternative Transaction Proposal. If the Company Parties decide to file, support, make a written proposal or counterproposal to any party relating to an Alternative Transaction Proposal, the Company Parties shall provide notice to the Consenting Noteholder Advisors at least two (2) Business Days prior to taking any such action. Upon receipt of such notice, the Required Consenting Noteholders shall have the right to terminate this Agreement pursuant to Section 9.1(q) of this Agreement.

(c)               Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Transactions; (ii) affect the ability of any Company Party to consult with any Consenting Noteholders; or (iii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(d)               The financial advisor to the Company Parties will provide to the Consenting Noteholder Advisors, on a bi-weekly basis, a redacted list of each institution that has been contacted, each institution’s status as to signing a non-disclosure agreement and conducting due diligence and expectations as to whether such institution intends to submit an indication of interest in each case with respect to the marketing processes for the New Senior Preferred Units, the New OpCo Notes, the New Revolving Credit Facility, and any other marketing and/or solicitation process conducted by any Company Party or any of their advisors in connection with any component of the Transactions; provided, that the Company Parties and their advisors will host a weekly update conference call for the Consenting Noteholder Advisors to provide updates related to the aforementioned items.

EXECUTION VERSION

ARTICLE 7
TRANSFER OF 2020 Note Claims

Section 7.1            Except solely to the extent provided in Section 7.2 or Section 7.4 of this Agreement, this Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to Transfer any 2020 Note Claims, including any right, title, or interest in a 2020 Note Claim.

Section 7.2             Transfer Restrictions. During the Restricted Period, and subject to the terms and conditions of this Agreement, each Party agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder or Transfer Agreement, and not in any other manner or with respect to any affiliates, not to Transfer any right, title, or interest in a 2020 Note Claim, unless (a) the Transferee is a Party to this Agreement or (b) if the Transferee is not already a Party to this Agreement, the Transferee agrees in writing to be bound by the terms of this Agreement by executing a Transfer Agreement in the form attached to this Agreement by the date of that Transfer. Any Transfer in violation of this Section 7.2 or Section 7.4 shall be void ab initio. The Transferee shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this Section 7.2, including the amount and type of 2020 Note Claims transferred, to counsel to the Company Parties.

Section 7.3             General Exception. Notwithstanding anything in this Agreement to the contrary, this Article 7 shall not apply to the grant of any lien or encumbrance on any right, title, or interest in a 2020 Note Claim in favor of a bank or broker-dealer holding custody of any such right, title, or interest in the 2020 Note Claim in the ordinary course of business that is released upon the Transfer of any such right, title, or interest.

Section 7.4             Qualified Marketmaker Exceptions.

(a)               Notwithstanding Section 7.2, a Consenting Noteholder may Transfer any right, title, or interest in its 2020 Note Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, on the condition that any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such 2020 Note Claim is to a Transferee that (A) is a Party to this Agreement at the time of such Transfer or (B) becomes a Party to this Agreement on or before the date of such Transfer by executing a Transfer Agreement pursuant to Section 7.2(b). The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this Section 7.4(a), including the amount and type of 2020 Note Claims transferred, to counsel to the Company Parties.

EXECUTION VERSION

(b)               Notwithstanding Section 7.4(a), a Qualified Marketmaker may Transfer any right, title, or interest in any 2020 Note Claims that it acquires from a Party to this Agreement to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, on the condition that any subsequent Transfer by such Transferee Qualified Marketmaker of the right, title, or interest in such 2020 Note Claims is to a Transferee that (A) is a Party to this agreement at the time of such Transfer or (B) becomes a Party to this Agreement by the date of settlement of such Transfer by executing a Transfer Agreement pursuant to Section 7.5. The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this Section 7.4(b), including the amount and type of 2020 Note Claims transferred, to counsel to the Company Parties.

(c)               At the time of a Transfer by any Party to this Agreement of any 2020 Note Claims to the Qualified Marketmaker:

i.               if such 2020 Note Claims may be voted in favor of the Plan, the Party transferring its 2020 Note Claims must first vote such 2020 Note Claims in accordance with the requirements of this Agreement; and

ii.              to the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement is eligible and entitled to vote the 2020 Note Claims acquired pursuant to Section 7.4(a) above, is not otherwise precluded from voting such 2020 Note Claims in favor of the Plan, and receives a separate ballot for such 2020 Note Claims, such Qualified Marketmaker shall, before the expiration of the Plan voting deadline established by the Bankruptcy Court, vote such 2020 Note Claims in favor of the Plan as contemplated hereunder.

(d)               Notwithstanding Section 7.2, to the extent that a Party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in any 2020 Note Claim that the Qualified Marketmaker acquires from a holder of such 2020 Note Claims that is not a Party to this Agreement without the requirement that the transferee execute a Transfer Agreement or be a Party hereto.

Section 7.5            Transfer Agreement.

(a)               A Transferee that becomes a Party to this Agreement as provided in Section 7.2(b) shall deliver a copy of the executed Transfer Agreement to counsel for the Company Parties in accordance with Section 11.10 of this Agreement within three (3) Business Days after the date of the Transfer, so long as such Transfer Agreement was executed in accordance with this Agreement; provided, however, failure to deliver a copy of such Transfer Agreement after the execution thereof by the Parties shall not affect the Party’s or Transferee’s obligation under this Agreement with respect to such 2020 Note Claims or render the Transfer void ab initio with respect to such 2020 Note Claims. The Transfer Agreement shall be treated as confidential information and shall not be disclosed without prior written consent of the Transferee.

Section 7.6            Effect of Delivery of Transfer Agreement. By executing and delivering a Transfer Agreement as provided under Section 7.2(b), a Transferee:

EXECUTION VERSION

(a)               Becomes and shall be treated for all purposes under this Agreement as a Party to this Agreement with respect to the Transferred 2020 Note Claims and with respect to all other 2020 Note Claims that the Transferee holds and subsequently acquires, subject to Section 7.3 and Section 7.4(c);

(b)               Agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and

(c)               Is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Section 8.1 of this Agreement, in each case as of the date of the Transfer Agreement.

Section 7.7            Effect of Transfer; No Liability. A Party of this Agreement that Transfers any right, title, or interest in any 2020 Note Claims in accordance with the terms of this Article 7 shall (a) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred 2020 Note Claims and (b) not be liable to any party to this Agreement for the failure of the Transferee, whether or not a Qualified Marketmaker, to comply with the terms and conditions of this Agreement.

Section 7.8            Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any 2020 Note Claims in addition to the Party’s 2020 Note Claims and such acquired claims shall automatically and immediately upon acquisition by a Party be deemed to be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties, as described below), except as set forth in Section 7.4 above. During the Restricted Period, upon the written request of the Company Parties, a Party to this Agreement that acquires additional 2020 Note Claims from an entity that is not a Party to this Agreement shall deliver a current list of its 2020 Note Claims to counsel for the Company Parties within five (5) Business Days after the receipt of such request, and such list shall be treated as confidential information and shall not be disclosed without prior written consent of such Party to this Agreement.

Section 7.9            Exception for Pending Trades. Notwithstanding anything to the contrary herein, a claim Transferred to or by a Party to this Agreement prior to the Agreement Effective Date and that is an open trade on the Agreement Effective Date shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such claim so Transferred to and held by a Party to this agreement for its own account (i.e., not as part of a short transaction, or to be Transferred by the Party under an open trade or any other transaction entered into by such Party prior to, and pending as of the date of, such Party’s entry into this Agreement) shall be subject to the terms of this Agreement as provided in Section 7.7.

Section 7.10        Signature Page Limitation. The Parties understand that the Parties may be engaged in a wide range of financial services and businesses and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Party expressly indicates on its signature page hereto or on a Joinder that it is executing this Agreement solely on behalf of a specific trading desk(s) and/or business group(s) of the Party, the obligations set forth in this Agreement shall apply only to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk, business group or affiliate of the Party unless they separately become a party hereto.

EXECUTION VERSION

ARTICLE 8
Representations and warranties

Section 8.1            Representations and Warranties of Consenting Noteholders. Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement and as of the Agreement Effective Date:

(a)               it is the beneficial or record owner of the aggregate principal amount of the 2020 Note Claims or is the nominee, investment manager, or advisor for beneficial holders of the 2020 Note Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any 2020 Note Claims other than those reflected in, such Consenting Noteholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Article 7);

(b)               it has the full power and authority to act on behalf of, vote and consent to matters concerning, such 2020 Note Claims;

(c)               such 2020 Note Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)               it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Transactions and accept the terms of this Agreement;

(e)               it has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company Parties that it considers sufficient and reasonable for the purposes of entering into this Agreement; and

(f)                solely with respect to holders of 2020 Note Claims, (i) it is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (B) not a “U.S. person” as defined in Regulation S under the Securities Act, or (C) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, and in each case is able to bear the risk of its investment in the 2020 Note Claims, and (ii) any securities acquired by the Consenting Noteholder in connection with the Transactions will have been acquired for investment for its own account and not with a view to distribution or resale in violation of the Securities Act.

Section 8.2            Mutual Representations, Warranties and Covenants. Each of the Parties, severally, and not jointly, represents, warrants and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date:

EXECUTION VERSION

(a)               it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)               except as expressly provided in this Agreement, the Plan and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)               the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)               except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)               except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements, with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f)                no Party is considering, or has any agreement or understanding with respect to, any Alternative Transaction Proposal that has not been disclosed to the Required Consenting Noteholders.

Section 8.3            Representations and Warranties of the Company Parties. Each Company Party severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement and as of the Agreement Effective Date:

(a)               To the best of the Company Parties’ knowledge, MLP and Finance Corp. do not have any material contracts (including employment contracts), secured claims, tax claims, general unsecured claims (including actual or threatened litigation claims), intercompany claims, subordinated claims or equity interests other than (i) the contingent secured guarantee claims arising under the 2025 Indenture, (ii) any claims that may exist in connection with the E.D. Pa. Action, (iii) the 2020 Note Claims and (iv) the Equity Interests evidenced by the MLP Partnership Agreement and the applicable organizational documents of Finance Corp.;

(b)               The Company Parties do not intend to commence a bankruptcy case with respect to OpCo or any Company Party other than MLP and Finance Corp.; and

(c)               The Company Parties, excluding MLP and Finance Corp., do not have any material contracts (including employment contracts), tax claims, secured or unsecured claims (including actual or threatened litigation claims other than the E.D. Pa. Action), intercompany claims, subordinated claims or equity interests other than those already disclosed to the Consenting Noteholders Advisors in the data room maintained by Datasite.

EXECUTION VERSION

ARTICLE 9
TERMINATION EVENTS

Section 9.1           Consenting Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Noteholders with respect to the Consenting Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 11.10 hereof upon the occurrence of any of the following events (unless waived in writing by the Required Consenting Noteholders in their sole discretion);

(a)               The breach in any material respect by a Company Party of any of covenants of such Company Party set forth in this Agreement, which breach remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 11.10 of this Agreement detailing any such breach;

(b)               Any representation or warranty in this Agreement made by any of the Company Parties shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured (to the extent curable) for five (5) Business Days after the Company Party discovers the untrue nature of the representation or warranty;

(c)               The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for fifteen (15) Business Days after the issuance of such ruling, judgement or order; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; provided, however, that, for the avoidance of doubt, this provision shall not have the effect of amending, extending or waiving any of the Milestones;

(d)               The entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, (iii) dismissing the Chapter 11 Cases, without the prior written consent of the Required Consenting Noteholders, (iv) terminating exclusivity under Section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement or declaring any material portion to be unenforceable;

(e)               If any Company Party, other than MLP and Finance Corp., (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing; provided, however, the forgoing shall not be a Termination Event;

EXECUTION VERSION

(f)                The commencement of an involuntary bankruptcy case against MLP or Finance Corp. under the Bankruptcy Code, if such involuntary case is not dismissed or converted to a case under chapter 11 of the Bankruptcy Code, which case shall be in the United States Bankruptcy Court for the District of Delaware, within forty-five (45) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(g)               The commencement of an involuntary bankruptcy case against OpCo or any Company Party other than MLP and Finance Corp. under the Bankruptcy Code, if such involuntary case is not dismissed within thirty (30) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(h)               Entry of a final order that grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Transactions;

(i)                Any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the required parties in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for two (2) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 9.2;

(j)                The execution by any of the Company Parties of an agreement providing for, or the filing by any of the Company Parties with the Bankruptcy Court of a motion seeking approval of, any debtor in possession financing, except with the prior approval of the Required Consenting Noteholders;

(k)               The failure to meet any of the Milestones, unless (a) such Milestone has been waived or extended in a manner consistent with this Agreement or (b) such failure is the result of an act, omission or delay on the part of one or more of the Consenting Noteholders constituting Required Consenting Noteholders exercising their termination rights with respect thereto under this Section 9.1(k) in violation of their obligations under this agreement;

(l)                The Bankruptcy Court enters an order denying confirmation of the Plan;

(m)              Any Company Party takes any action outside the ordinary course of business, including the issuance of any new preferred equity or debt at OpCo other than the New Senior Preferred Units and the New OpCo Notes without the consent of the Required Consenting Noteholders;

(n)               The Debtors lose the exclusive right to file a Plan;

EXECUTION VERSION

(o)               The Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Consenting Noteholders within seven (7) Business Days;

(p)               Any Company Party publicly announces its intention not to support the Transactions;

(q)               The Bankruptcy Court enters an order granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to the Required Consenting Noteholders;

(r)                Any Company Party exercises its right, consistent with its fiduciary or contractual duties under Section 6.10(d) of the LP Agreements, as applicable, to not pursue any of the Transactions or take any action in reliance on Section 9.2 of this Agreement;

(s)               Any Company Party files, supports, makes a written proposal or counterproposal to any party relating to an Alternate Transaction Proposal that was not approved by the Required Consenting Noteholders;

(t)                Any Company Party terminates this Agreement with respect to itself in accordance with Section 9.2 below;

(u)               The Company makes a determination that it is unable to successfully market and sell the New Senior Preferred Units, the New OpCo Notes or the New Revolving Credit Facility or to consummate the OpCo Transactions;

(v)               A filing of a bankruptcy case or other insolvency proceeding by OpCo or the commencement of an involuntary case under the Bankruptcy Code against OpCo or any of its subsidiaries;

(w)              Any settlement of the E.D. Pa. Action without the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld;

(x)               The acceleration of the OpCo 2025 Secured Notes or any other exercise of remedies by the OpCo 2025 Secured Noteholders, or the acceleration of the OpCo Unsecured Notes or any other exercise of remedies by the OpCo Unsecured Noteholders;

(y)               The exercise of remedies by any non-Consenting Noteholders to take any action to enforce any right or remedy for enforcement, collection, or recovery of any of the 2020 Note Claims against any of the Company Parties, including rights or remedies arising from or asserting or bringing any claims under or with respect to the 2020 Note Claims other than as otherwise permitted under this Agreement to the extent such action is not terminated, stayed or otherwise dismissed after twenty (20) days after such action is taken;

(z)               The exercise of remedies under material contracts of the Company Parties;

EXECUTION VERSION

(aa)             Any modification to the governance of MLP or OpCo or amendment to the Partnership Agreements of MLP or OpCo without the consent of the Required Consenting Noteholders other than as required by this Agreement and the Transaction Term Sheet;

(bb)            Any breach in the payment of the Consenting Noteholder Fees and Expenses;

(cc)             Any Company Party (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize the 2020 Note Claims or any other claim, lien, or interest held by any Consenting Noteholder arising under or relating to the 2020 Notes or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(dd)            The occurrence of the Outside Date, subject to Section 4.2 and Section 9.4 hereof; or

(ee)             The existence of any material contracts (including employment contracts), secured claims, tax claims, general unsecured claims (including actual or threatened litigation claims), subordinated claims or equity interests at MLP or Finance Corp., in total in excess of $10 million, other than (i) the contingent secured guarantee claims arising under the 2025 Indenture, (ii) any claims that may exist in connection with the E.D. Pa. Action, (iii) the 2020 Note Claims and (iv) the Equity Interests evidenced by the MLP Partnership Agreement.

Section 9.2            Company Party Termination Events. Any Company Party may terminate this Agreement with respect to the Company Parties upon written notice to the Consenting Noteholders in accordance with Section 11.10 of this Agreement upon the occurrence of any of the following events:

(a)               the breach in any material respect by one or more Initial Consenting Noteholders constituting the Required Consenting Noteholders of any of the covenants of such Consenting Noteholders set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Transactions, which breach that remains uncured for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 11.10 of this Agreement detailing any such breach;

(b)               any representation or warranty in this Agreement made by one or more Initial Consenting Noteholders constituting Required Consenting Noteholders shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured for ten (10) Business Days after such Consenting Noteholders constituting Required Consenting Noteholders discover the untrue nature of the representation or warranty;

(c)               the Governing Body of any Company Party determines, after consulting with counsel, (i) that continuing to pursue any of the Transactions in the manner contemplated by this Agreement would be inconsistent with the exercise of its contractual or fiduciary duties or applicable Law or (ii) in the exercise of its contractual or fiduciary duties, to pursue an Alternative Transaction Proposal;

EXECUTION VERSION

(d)               the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of the Required Consenting Noteholders in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such delivery of a written notice terminating this Agreement by the Company Parties in accordance with Section 11.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)               the inability to successfully market and sell the New Senior Preferred Units or the failure to consummate the OpCo Transactions;

(f)                the Required Consenting Noteholders terminate this Agreement with respect to themselves in accordance with Section 9.1 above; or

(g)               the Bankruptcy Court enters an order denying confirmation of the Plan.

Section 9.3            Mutual Termination. This Agreement, and all obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders and (b) each Company Party.

Section 9.4            Automatic Termination. This Agreement shall terminate automatically without any further required action or notice if the Transaction Effective Date has not occurred on or before the Outside Date unless such date is extended by the Required Consenting Noteholders; provided, that a Consenting Noteholder who has not agreed to such extension may terminate this Agreement with respect to itself, and such termination shall only be effective with respect to such Consenting Noteholder.

Section 9.5             Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Cause of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, all Parties agree that any and all ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise. Notwithstanding the foregoing, any Consenting Noteholder withdrawing or changing its vote pursuant to this Section 9.5 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholders, and (b) any right of any Consenting Noteholders, or the ability of any Consenting Noteholders, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholders. No purported termination of this Agreement shall be effective under this Section 9.5 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 9.2(c) or Section 9.3. Nothing in this Section 9.5 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 9.2(c).

EXECUTION VERSION

ARTICLE 10
Amendments and waivers

Section 10.1          This Agreement, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Article 10.

Section 10.2           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, (i) in writing signed by each Company Party and the Required Consenting Noteholders or (ii) confirmed by email by counsel to the Company Parties and the Consenting Noteholders Advisors representing that it is acting with the authority of the Required Consenting Noteholders; provided that (a) this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, if such modification, amendment, supplement or waiver adversely affects the economic treatment of any Consenting Noteholder, as compared to the other Consenting Noteholders, solely with the written consent of such affected Consenting Noteholder, and any changes to the consent or termination rights of the Company Parties, or the Required Consenting Noteholders shall require the consent of each affected Party. Notwithstanding the foregoing, if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the 2020 Note Claims held by a Consenting Noteholder, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment, waiver, or supplement.

Section 10.3           Any proposed modification, amendment, waiver, or supplement that does not comply with this Article 10 shall be ineffective and void ab initio.

Section 10.4           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

EXECUTION VERSION

ARTICLE 11
miscellaneous

Section 11.1           Acknowledgements. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code and/or other applicable Law.

Section 11.2           Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement (together with any exhibits, annexes or schedules thereto) is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules (it being understood and agreed that any actions and obligations required to be taken by any Party that are included in the exhibits attached to this Agreement, but not in this Agreement are to be considered “covenants” of such Party and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement). In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Transaction Term Sheet, the Transaction Term Sheet shall govern until such time as the Plan has been confirmed, at which time, the terms and conditions set forth in the Plan, to the extent intended to supersede the Transaction Term Sheet, shall govern.

Section 11.3           Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Transactions, as applicable.

Section 11.4          Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any confidentiality agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

Section 11.5        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court. Solely in connection with claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

EXECUTION VERSION

Section 11.6           TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.7           Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

Section 11.8          Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Noteholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

Section 11.9           Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Article 7, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

Section 11.10         Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

If to the Company Parties:

Ferrellgas Partners L.P.

One Liberty Plaza

Liberty, MO 64068

Attention:       Jordan Burns

E-mail address: jordanburns@ferrellgas.com

With a copy to:

Squire Patton Boggs (US) LLP

201 E. Fourth Street, Suite 1900

Cincinnati, OH 45202

EXECUTION VERSION

Attention:         Stephen D. Lerner and Jeffrey N. Rothleder

E-mail address: jeffrey.rothleder@squirepb.com, stephen.lerner@squirepb.com

If to the Consenting Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:       Damian S. Schaible, Angela M. Libby and Jonah A. Peppiatt

Any notice given by delivery, mail, or courier shall be effective when received.

Section 11.11    Independent Due Diligence and Decision Making. Each Consenting Noteholder confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Noteholder acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

Section 11.12    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Section 11.13    Admissibility. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

Section 11.14    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 11.15    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 11.16    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

EXECUTION VERSION

Section 11.17    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 11.18    Capacities of Consenting Noteholders. Each Consenting Noteholder has entered into this agreement on account of all 2020 Note Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such 2020 Note Claims.

Section 11.19    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to, as applicable, the Company Parties and the Required Consenting Noteholders, submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 11.20    Fees and Expenses. Regardless of whether the Transactions are or have been consummated the Company Parties shall promptly pay in cash all Consenting Noteholder Fees and Expenses; provided, however, that concurrently with the Agreement Effective Date, the Company Parties shall pay all Consenting Parties Fees and Expenses incurred at any time prior to the Agreement Effective Date not previously paid by the Company Parties; provided further that no success, transaction or similar fees shall be paid except to the extent set forth in written agreements approved by the Company.

Section 11.21    Relationship Among Parties. It is understood and agreed that no Consenting Noteholder owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement. In this regard, it is understood and agreed that any Consenting Noteholder may trade in 2020 Note Claims without the consent of any other consenting Noteholder, subject to the terms of this Agreement; provided, however, that no Consenting Noteholder shall have any responsibility of any such trading to any other Person by virtual of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Noteholder pursuant to this Agreement shall be deemed to constitute or create a presumption by any of the Parties that the Consenting Noteholders are in any way acting in concert or as a “group.”

Section 11.22    No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

EXECUTION VERSION

Section 11.23    Publicity. The Company Parties shall submit drafts to counsel to the Consenting Noteholders of any press releases or other public statements that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure (provided, however, that if delivery of such document at least two (2) Business Days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable), and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Noteholder, no Party or its advisors shall (a) use the name of any Consenting Noteholder in any public manner (including in any press release) with respect to this Agreement, the Transaction Term Sheet or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Party), other than advisors to the Company Parties, the principal amount or percentage of any 2020 Note Claims held by any individual Consenting Noteholder, in each case, without such Consenting Noteholder’s prior written consent (it being understood and agreed that each Consenting Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Noteholder and the amount and/or percentage of 2020 Note Claims held by such Consenting Noteholder); provided, however, that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of 2020 Note Claims held by all the Consenting Noteholders, collectively, on a facility by facility basis. Notwithstanding the provisions in this Section 11.23, (x) any Party may disclose the identities of the other parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting Noteholder, such Consenting Noteholder’s identity and individual holdings.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

Annex A

Schedule of Company Parties

Ferrellgas Finance Corp.

Ferrellgas Receivables, LLC

FNA Canada, Inc.

Blue Rhino Global Sourcing, Inc.

Bridger Logistics, LLC

Bridger Lake, LLC

Bridger Marine, LLC

Bridger Administrative Services II, LLC

Bridger Real Property, LLC

Bridger Transportation, LLC

Bridger Leasing, LLC

Bridger Storage, LLC

Bridger Rail Shipping, LLC

J.J. Addison Partners, LLC

J.J. Karnack Partners, LLC

J.J. Liberty, LLC

Bridger Terminals, LLC

South C&C Trucking, LLC

Exhibit A Transaction Term Sheet

EXECUTION VERSION

Exhibit A

Transaction Term Sheet

Exhibit A Transaction Term Sheet

EXECUTION VERSION

Ferrellgas Partners, L.P.

Transaction Term Sheet

This term sheet (this “Term Sheet”) sets forth certain material terms of proposed transactions to (a) satisfy the obligations of Ferrellgas Partners, L.P. (the “Company” or “MLP”) and Ferrellgas Partners Finance Corp. (“FPFC”) under the 8.625% Senior Notes due 2020 (the “2020 Notes”) issued by MLP and FPFC pursuant to the Indenture dated April 13, 2010 (as amended, modified or supplemented) between MLP and FPFC, as Issuers, and U.S. Bank National Association, as Trustee (the “2020 Indenture”) (the “MLP Transaction”) and (b) delever Ferrellgas, L.P. (“OpCo”) through the transactions described herein (the “OpCo Transactions,” together with the MLP Transaction, the “Transactions”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the transaction support agreement to which this Term Sheet is attached (together with all exhibits and supplements attached thereto, including this Term Sheet, the “TSA”).

This Term Sheet does not include descriptions of all terms, conditions and other provisions that will be contained in definitive documentation relating to the Transactions and is not intended to limit the scope of discussions and negotiation of any matters not inconsistent with the specific matters set forth herein. The documents executed to effectuate the Transactions, including the TSA (collectively, the “Definitive Documents”) will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet. Until such time as the other Definitive Documents are executed and delivered consistent with the consent rights in the TSA, this Term Sheet (together with any Exhibits) shall control all other documentation relating to the Transactions, including drafts of the TSA and Definitive Documents. After the Definitive Documents have been executed and delivered, the Definitive Documents and their Exhibits shall control all other documentation relating to the Transactions, superseding in its entirety this Term Sheet.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE.

EXECUTION VERSION

THIS TERM SHEET CONTAINS A SERIES OF ASSUMPTIONS, COMPROMISES AND SETTLEMENTS OF ISSUES AND DISPUTES THAT WILL BE RESOLVED IN CONNECTION WITH EXECUTION OF THE DEFINITIVE DOCUMENTS. IN THE EVENT THE DEFINITIVE DOCUMENTS CONTEMPLATED UNDER THIS TERM SHEET AND TSA ARE NOT EXECUTED, NOTHING HEREIN SHALL BE CONSTRUED AS AN ADMISSION OF THE POSITIONS OF THE PARTIES WITH RESPECT TO THESE ISSUES OR DISPUTES. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROHIBITING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. AS SUCH, NEITHER THIS TERM SHEET, NOR ANY DISCUSSION RELATED THERETO, SHALL CREATE A DUTY INHIBITING ANY PERSON FROM BUYING, SELLING OR TRADING ANY SECURITIES OR DEBTS OF THE COMPANY AND NO RECIPIENT OF THIS TERM SHEET SHOULD TAKE ANY ACTIONS IN EXPECTATION OF, OR TO CAUSE, SUCH DUTY UNLESS AND UNTIL AN APPLICABLE BINDING AGREEMENT HAS BEEN MADE. THIS TERM SHEET IS SUBJECT TO ALL EXISTING CONFIDENTIALITY AGREEMENTS.

Implementation

The Transactions will be accomplished through execution of the Definitive Documents and the transaction steps set forth in the TSA and this Term Sheet. The MLP Transaction will be effectuated through pre-packaged chapter 11 cases filed by both (i) MLP and (ii) FPFC. No entities other than MLP and FPFC will commence a voluntary chapter 11 proceeding. The OpCo Transaction will be effectuated as set forth in this Term Sheet and the consummation thereof shall occur on the effective date of the joint chapter 11 plan (the “Effective Date”).

The TSA will be executed by: (i) (a) the Company, (b) Ferrellgas, L.P. (“OpCo”), (c) Ferrellgas Inc., Ferrellgas GP II, LLC, and Ferrellgas GP III, LLC (each a “GP” and, together, the “GPs”), (d) FPFC, and (e) all of their Affiliates listed on Annex A to the TSA (the entities in this clause (i) shall collectively be referred to as the “Company Parties”) and (ii) the holders of approximately 74% of the aggregate outstanding principal amount of the 2020 Notes (the “Consenting Noteholders”).

Pursuant to the TSA, and subject to the terms and conditions thereof, the parties hereto have agreed to support the Transactions contemplated herein and therein.

Each Consenting Noteholder shall be required to execute the TSA with respect to all of its holdings of the 2020 Notes.

EXECUTION VERSION

Funding of the Chapter 11 Cases	Holdco shall obtain $[•] in funding to fund the joint chapter 11 cases on terms acceptable to the Required Consenting Noteholders, which amount shall be used in accordance with a budget to be agreed upon by MLP and the Required Consenting Noteholders; provided, however, such budget is only intended to be an estimate of such funding amount and is subject to change and modification at MLP’s sole discretion. To the extent the budget is modified or altered by MLP, MLP shall provide the Required Consenting Noteholders with notice thereof. For the avoidance of doubt, whether before or after the Petition Date, any debt incurred by MLP shall be on terms acceptable to the Required Consenting Noteholders.
Diligence	As a condition precedent to effectiveness of the TSA, the Company shall provide the Consenting Noteholder Advisors with satisfactory diligence, including financial projections, liquidity forecasts, sources and uses, information regarding regulatory compliance and contractual change of control provisions, and other information as reasonably requested.
Eddystone Litigation	The Parties shall, from time to time, and without waiving any applicable attorney-client privilege or other applicable privilege, advise counsel to the Consenting Noteholders with respect to the status of or actions taken in the litigation currently pending in the United States District Court for the Eastern District of Pennsylvania under the caption Eddystone Rail Company, LLC v. Bridger Logistics, LLC, et al., No. 2:17-cv-00495 (E.D. Pa) (the “E.D. Pa. Action”). The Company Parties shall also use their reasonable best efforts to consult with counsel to the Consenting Noteholders prior to entering into any settlement agreement, consent judgment, consent order, or other negotiated adjudication or resolution of the E.D. Pa. Action.
Restructuring Transactions
Treatment of Claims or Interests

Holders of Claims against and Equity Interests in the Company will receive the following treatment in full and final satisfaction of such claims and interests, which shall be released and discharged under the Plan.

Administrative Claims

On the Effective Date, except to the extent that a holder of an allowed administrative claim and the Company agree to less favorable treatment for such holder, each holder of an allowed administrative claim shall receive, in full satisfaction of such claim, payment in full in cash.

Priority Tax Claims

Except to the extent that a holder of an allowed priority tax claim and the Company agree to less favorable treatment for such holder, each holder of an allowed priority tax claim shall receive, in full satisfaction of such claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

EXECUTION VERSION

Secured Guarantee Claims

On the Effective Date, each holder of an allowed secured guarantee claim on account of the guarantee of payment of the 2025 Notes by MLP shall receive, in full satisfaction of such claim, reinstatement of such claim in accordance with section 1124 of the Bankruptcy Code.

2020 Notes Claims

On the Effective Date, each holder of an allowed 2020 Notes claim shall receive, in full satisfaction of such claim, such holder’s pro rata share of 100% of the “Class B” units (the “New Class B Units”).

Eddystone Claims

On the Effective Date, each holder of an allowed claim on account of the E.D. Pa. Action shall receive, in full satisfaction of such claim, at the option of the Company subject to the consent of the Required Consenting Noteholders: (a) reinstatement of such claim in accordance with section 1124 of the Bankruptcy Code or (b) other treatment rendering such claim unimpaired.

Intercompany Claims and Interests

On the Effective Date, unless otherwise provided for under the Plan, each intercompany claim and/or intercompany interest shall be, at the option of the Company, with the consent of the Required Consenting Noteholders, either (a) reinstated or (b) canceled and released.

Existing General Partner Interests	On the Effective Date, the existing general partner interests shall be reinstated and governed in accordance with the Governance Term Sheet.
Existing LP Units Interests

On the Effective Date, each holder of an allowed interest on account of an existing limited partnership common unit of MLP (the “Existing LP Units”) shall receive or retain such holder’s pro rata share of 100% of the “Class A” common units (the “New Class A Units”), subject to dilution by the New Class A Units issued upon conversion of the New Class B Units.

The Existing LP Units holders shall receive or retain one (1) New Class A Unit for every twenty (20) Existing LP Units currently owned, resulting in approximately 4.9 million New Class A Units outstanding as of the Effective Date.

MLP Restructuring Transactions
New Class A Units

On the Effective Date, the Company may, upon the consent of the Required Consenting Noteholders, issue additional New Class A Units, which additional units shall be issued at the discretion of MLP and to such parties as determined in the sole discretion of MLP.

EXECUTION VERSION

New Class B Units	On the Effective Date, MLP will issue approximately 1.3 million New Class B Units to the holders of the 2020 Notes.
Class A/ Class B Distributions

The New Class A Units shall receive distributions in accordance with MLP’s organizational governance documents, which such documents may be amended, modified or supplemented from time-to-time; provided, however, such governance documents and any amendments, modifications or supplements thereto shall be consistent with the Governance Term Sheet attached hereto as Exhibit B.

The amended MLP partnership agreement will provide that distributions to New Class A Units and New Class B Units shall be made at a ratio of no less than 6:1 in favor of the New Class B Units on an aggregate basis (cash or non-cash value) until holders of New Class B Units receive distributions in the aggregate amount equaling Three Hundred, Fifty-Seven Million Dollars ($357,000,000) (the “Distribution Threshold”). Upon satisfaction of the Distribution Threshold, the New Class B Units shall automatically be converted to New Class A Units in accordance with the conversion factors set forth in Exhibit A hereto. To the extent the Distribution Threshold is not satisfied in the first ten (10) years after issuance, the New Class B Units shall automatically be converted to New Class A Units in accordance with conversion factor at the end of the tenth (10th) year. The New Class B Units shall be callable at MLP’s option in the first five (5) years after issuance at a price equal to an internal rate of return on $357,000,000 no less than 300 bps above the Fixed Call Return, subject to receipt of a minimum 1.10x MOIC[1] on $357,000,000 if called in the first one (1) year after issuance.[2] The holders of New Class B Units shall, at the time of issuance, receive a cashless exercise option and right entitling such holder to acquire on a pro rata basis all General Partner units of the general partner of MLP and OpCo if the New Class B Units are still outstanding and have not been converted to New Class A Units by the earlier of: (i) a material[3] breach of the covenants in favor of the New Class B Units under the MLP or OpCo partnership agreements that is not cured within the time period specified therein[4] and (ii) the tenth anniversary of the Effective Date.

1 “MOIC” shall mean multiple on invested capital.

2 “Fixed Call Return” shall mean the IRR of the New Senior Preferred Units, inclusive of distributions, OID, fees and, if applicable, any equity consideration. The calculation of the Fixed Call Return shall be agreed to by the financial advisors for both the MLP and the Required Consenting Noteholders as of the Effective Date.

3 “Material Breach” to be defined in Definitive Documents.

4 Cure periods to be agreed in Definitive Documents.

EXECUTION VERSION

Organizational and Governance Matters

Governance of OpCo and MLP, including partnership agreements or other organizational documents, as applicable, shall be consistent with the Governance Term Sheet attached hereto as Exhibit B. The current organizational structure of the Company and OpCo shall be modified to reflect the changes set forth in the Governance Term Sheet.

OpCo Refinancing Transactions
Existing 2025 Notes

The Transactions shall be structured to not result in the acceleration of obligations under the Indenture dated as of April 16, 2020, between OpCo, Ferrellgas Finance Corp. and each of the “Guarantors” (as defined therein) party thereto (the “2025 Indenture”) pursuant to which the OpCo issued the 10.00% Senior Secured First Lien Notes due 2025 (the “2025 Notes”) or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default.

Existing OpCo Notes

On the Effective Date, the existing OpCo unsecured notes due 2021, 2022 and 2023 (the “Existing OpCo Notes”) shall be redeemed and satisfied in full using funds held by OpCo that consist of (i) existing cash held by OpCo, (ii) the proceeds of the New Revolving Credit Facility (as defined below), (iii) released cash collateral from existing letters of credit, (iv) proceeds from the issuance of the New Senior Preferred Units, and (v) proceeds from the issuance of the New OpCo Notes; provided that the sources and uses for such redemption shall be consented to by at least two unaffiliated Consenting Noteholders holding greater than 50% of the aggregate principal amount of the 2020 Notes held by all Consenting Noteholders (the “Required Consenting Noteholders”).

New Revolving Credit Facility

On the Effective Date, OpCo shall enter into a revolving credit facility (the “New Revolving Credit Facility”), which shall contain terms and conditions that comply in all respects with, and do not violate, the covenants and restrictions set forth in the 2025 Indenture and are acceptable to the Required Consenting Noteholders.

5 Amount to be adjusted based upon trailing twelve months EBITDA at the time of the financing, subject to the consent of the Required Consenting Noteholders.

EXECUTION VERSION

New OpCo Notes	On the Effective Date, OpCo shall issue $[753][5] million in new or additional notes (the “New OpCo Notes”), the proceeds of which shall be used to redeem the Existing OpCo Notes. The issuance of the New OpCo Notes shall (i) be structured to not result in the acceleration of obligations under the 2025 Indenture or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default, (ii) be subject to market terms, and (iii) contain terms acceptable to the Required Consenting Noteholders.
New Senior Preferred Units

On the Effective Date, either OpCo or MLP shall issue $[525][6] million of new unregistered preferred equity (the “New Senior Preferred Units”). The New Senior Preferred Units shall be a senior preferred class of limited partnership interests in either OpCo or MLP, as applicable. The New Senior Preferred Units shall:

•      Be marketed pursuant to a confidential marketing process;

•      Have the right to receive a cash return (inclusive of distributions, OID, and fees) based on market terms;

•     Have tenor, redemption, call and liquidation provisions acceptable to the Required Consenting Noteholders.

OpCo or MLP, as applicable, shall provide the holders of 2020 Notes with the opportunity to participate in the marketing process for the New Senior Preferred Units and to acquire up to 35% of the total amount of the New Senior Preferred Units issued, all or a portion of which opportunity may be taken up in the discretion of each such holder (including any portion not taken up by other such holders).

The New Senior Preferred Units shall not constitute Redeemable Capital Stock under the 2025 Indenture (as defined therein) and the issuance of the New Senior Preferred Units shall be structured to not result in the acceleration of obligations under the 2025 Indenture or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default.

General Provisions

Tax Matters

The parties will work together in good faith and use commercially reasonable efforts to structure and implement the transactions in connection with the TSA in a tax efficient manner for MLP, OpCo and the Consenting Noteholders.

6 Amount to be adjusted based upon trailing twelve months EBITDA at the time of the financing, subject to the consent of the Required Consenting Noteholders.

EXECUTION VERSION

Consenting Noteholder Fees and Expenses

The Company Parties shall, as a condition precedent to effectiveness of the TSA, pay all Consenting Noteholder Fees and Expenses incurred through and including the Agreement Effective Date, other than (a) the $2,372,837.47 of fees and expenses incurred by Davis Polk & Wardwell LLP prior to and excluding June 7, 2020 (the “Pre-Forbearance Fees”), which Pre-Forbearance Fees shall be paid in cash on the Effective Date, and (b) $3,250,000.00 of the Ducera Partners “Transaction Fee” (as defined in Ducera Partners engagement letter in effect as of the Agreement Effective Date), which Transaction Fee shall be payable in cash (subject to any crediting or other arrangement set forth in the Ducera Partners engagement letter in effect as of the Agreement Effective Date) on the Effective Date.

For the avoidance of doubt, payment of the Consenting Noteholder Fees and Expenses on the Agreement Effective Date includes payments of (i) in the case of Ducera Partners (a) unpaid monthly fees and expenses, payable on or prior to the Agreement Effective Date of $309,805.88 and (b) $3,500,000.00, payable on the Agreement Effective Date, (ii) in the case of Davis Polk & Wardwell LLP, no less than $1,624,799.60, and (iii) in the case of Morris, Nichols, Arsht & Tunnell LLP, no less than $125,770.50.

The Company Parties shall pay all Consenting Noteholder Fees and Expenses incurred on and after the Agreement Effective Date on a monthly basis, at least two (2) Business Days after the receipt by the Company Parties of invoices for such fees and expenses.

EXECUTION VERSION

Effective Date

It shall be a condition to the Effective Date that the following conditions precedent are satisfied or waived by the Required Consenting Noteholders, and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

•      The TSA has been executed and remains in full force and effect and there has been no breach thereof by any party;

•      No default has occurred and is continuing under the 2025 Notes;

•      All Definitive Documents have been executed and delivered in form and substance acceptable to the Required Consenting Noteholders;

•      The New Senior Preferred Units have been fully issued and the consideration therefor has been received by OpCo;

•      The New Revolving Credit Facility and New OpCo Notes have been raised and fully funded;

•      The Existing OpCo Notes have been satisfied in full and discharged; and

•     The Plan has been filed and the Bankruptcy court has entered the Confirmation Order, and the Confirmation Order shall have become a Final Order;

•      All material governmental and regulatory approvals and consents that are legally required for the consummation of the Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and

•      The Company shall have paid or reimbursed all fees and expenses of the Consenting Noteholder Advisors, whether incurred before or after the Petition Date, including the Pre-Forbearance Fees.

Additional conditions precedent to the Effective Date to be set forth in the TSA.

Other Customary Plan Provisions	The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing claims and interests, the vesting of assets, the compromise and settlement of claims, the retention of jurisdiction by the Bankruptcy Court and the resolution of disputed claims.

EXECUTION VERSION

Exhibit A

Conversion Rates for New Class B Units

Year Post-Emergence	Conversion Factor
Y1	1.75x
Y2	2.00x
Y3	3.50x
Y4	4.00x
Y5	5.00x
Y6	6.00x
Y7	7.00x
Y8	10.00x
Y9	12.00x
Y10	25.00x

EXECUTION VERSION

Exhibit B

MLP and OpCo Governance

On the Effective Date, the partnership agreements of MLP and OpCo shall be amended to provide, among other things, the following covenants for the benefit of holders of New Class B Units:

▪	MLP must distribute to unitholders, in accordance with the terms of the MLP Transaction, all cash received from OpCo which is not required to be held by MLP for payment of (a) taxes, (b) insurance, (c) employees, if any, and (d) any other reasonable operating or administrative expenses;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, may incur any indebtedness without the approval of the New Class B Independent Director, except (i) indebtedness incurred in the ordinary course of business, including indebtedness evidenced by a bond, note, debenture or other similar instrument given as consideration for ordinary course of business transactions and ordinary course acquisitions (collectively “Ordinary Note Transactions”), which shall not include (a) any indebtedness for borrowed money or (b) any obligations evidenced by a bond, note, debenture or other similar instrument, other than such Ordinary Note Transactions, or (ii) indebtedness that does not exceed at any one time $75,000,000;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, may issue additional equity (common or preferred) or redeem outstanding equity (common or preferred) (other than the New Senior Preferred Units consistent with the Term Sheet) without the approval of the New Class B Independent Directors;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall be permitted to engage in related party transactions unless such transactions, taken as a whole, are on no less favorable terms than those which would have been obtained in a comparable transaction with a non-affiliated entity and if such transactions involve payments or value in excess of $10,000,000 in the aggregate with all such transactions, without approval of the New Class B Independent Directors (as defined herein);

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall permit any asset sales that will generate aggregate net proceeds in excess of $25,000,000 without the approval of the New Class B Independent Director, subject to certain ordinary course exclusions to be agreed;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall engage, except to the extent done in the ordinary course of business, in any investment, contribution or other transfer of any value, assets or property (including equity interests) to any person (including any joint ventures but excluding any payments for litigation settlements), if the aggregate value of the value of the assets or property invested, contributed or otherwise transferred exceeds $5,000,000 without the approval of the New Class B Independent Director;

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

▪	The holders of New Class B Units shall, at the time of issuance, receive a cashless exercise option and right entitling such holder to acquire on a pro rata basis all General Partner units of the general partner of MLP and OpCo if the New Class B Units are still outstanding and have not been converted to New Class A Units by the earlier of: (i) a material[7] breach of the covenants in favor of the New Class B Units under the MLP or OpCo partnership agreements that is not cured within the time period specified therein[8] and (ii) the tenth anniversary of the Effective Date;

▪	MLP, OpCo, their subsidiaries, and their general partners shall continue to be subject to the duties set forth in Section 6.10(d) of their partnership agreements;

▪	MLP will not have any operations independent of OpCo and neither MLP nor OpCo will materially change the nature of their business or operations;

▪	Neither MLP nor any affiliate of MLP shall cause any modification to the current organizational structure so that MLP is not the direct holder of all of the OpCo limited partnership interests other than, if issued by OpCo, the New Senior Preferred Units that are issued on the Effective Date;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall amend or modify their partnership agreements or other organizational documents in any manner that impairs the rights of the holders of New Class B Units or alters the consent rights set forth therein without the consent of a majority of the New Class B Units;

▪	(i) the definition of “Outstanding” in the MLP partnership agreement as it applies to the Class A Units shall provide that a Person or Group that beneficially owns more than 20% of the Class A Units shall not be permitted to vote that portion of their Class A Units that is greater than 20%, solely until the later to occur of (a) five years after the Effective Date or (b) the conversion of the New Class B Units to New Class A Units and (ii) in addition, solely with respect to a vote to remove or replace the general partner of MLP and OpCo (other than due to a voluntary withdrawal by the general partner) the New Class B Units that are converted to New Class A Units shall remain subject to the cap set forth in (i) above until the later to occur of (a) five years after the Effective Date or (b) two years after the conversion of the New Class B Units to New Class A Units; provided that the restrictions set forth in (i) and (ii) above shall remain in place solely for so long as James E. Ferrell remains Chairman of the Board of Directors of Ferrellgas, Inc. or James E. Ferrell designates a successor as Chairman of the Board of Directors, which is approved by a majority of the Board of Directors, which majority includes the New Class B Independent Director voting to approve such successor and such New Class B Independent Director cannot unreasonably withhold such approval. For the avoidance of doubt, (i) while the New Class B Units are outstanding, there will be no restriction on the voting of New Class B Units with respect to those matters on which such New Class B Units are entitled to vote and (ii) to the extent the New Class B Units are otherwise redeemed prior to conversion, the definition of “Outstanding” in the MLP partnership agreement shall remain as provided in the current MLP partnership agreement and shall not be modified or amended as provided above;

7 “Material Breach” to be defined in Definitive Documents.

8 Cure periods to be agreed in Definitive Documents.

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

▪	The general partner of MLP and OpCo shall be a single entity and shall not be changed without the consent of a majority of the New Class B Units; and

▪	The New Class B Units will have customary anti-dilution protections, including with respect to the conversion factors set forth in Exhibit A.

Further, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of Ferrellgas, Inc., which director(s) shall be acceptable to OpCo and MLP, which acceptance shall not be unreasonably withheld (the “New Class B Independent Directors”). The New Class B Independent Directors shall receive notice of and be afforded an opportunity to attend and participate in each board meeting.

The New Class B Independent Directors shall not be affiliated with any Consenting Noteholder and, following the expiration of the terms of the initial New Class B Independent Directors, subsequent New Class B Independent Directors shall be selected by 66.67% of the New Class B Units (and such subsequent New Class B Independent Directors shall not be affiliated with any Consenting Noteholder).

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

Exhibit B

Form of Transfer Agreement

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement dated as of __________ (the “Agreement”),9 by and among the Company Parties and the Consenting Noteholders, including the transferor to the Transferee of any 2020 Note Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder”) under the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreements and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was case before the effectiveness of the Transfer discussed in this Transfer Agreement.

Dated Executed:

Name:
Title:

Address:

E-mail Address(es):

Aggregate Amounts of 2020 Note Claims Beneficial Owned or Managed:

9 Capitalized terms not otherwise defined in this Transfer Agreement shall have the meanings ascribed thereto in the Agreement.

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

Exhibit C

Form of Joinder

Exhibit C Form of Joinder

EXECUTION VERSION

JOINDER

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of _________ (the “Agreement”),1 by and among the Company Parties and the Consenting Noteholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Noteholder”) under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Dated Executed:

Name:
Title:

Address:

E-mail Address(es):

Aggregate Amounts of 2020 Note Claims Beneficial Owned or Managed:

1 Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Agreement.

Exhibit C Form of Joinder

EXHIBIT C

Liquidation Analysis

Ferrellgas Partners
Liquidation Analysis

000's	Est Liquidation %	Book Value	Estimated Liquidation Value	Note	Estimated Recovery under the Plan
Cash		$1,282	1,282	A	1,282
Interest in OpCo		245,000	195,000	B	245,000
Estimated Proceeds from Liquidation of Assets		246,282	196,282		246,282

Administrative Claims
Chapter 7 Trustee Fees	100%	7,350	5,880	C	N/A
Chapter 7 Trustee Professional Fees	100%	500	500	D	N/A
Winddown Costs	100%	250	250	E	250
Tax Preparation Fees	100%	800	800	F	800
NYSE Fees	100%	200	200	G	200
Net Proceeds Available after Administrative Claims			188,652		245,032

Priority Claims
NJ Minimum Tax			250	H	250
Other State Tax Claims			60	I	60
Net Proceeds Available to Unsecured Creditors			188,342		244,722

Notes Payable	48%	392,000	186,417	J	244,722
OpCo Loan	0%	-	-	B	-
Litigation	0%	-	-	B	-
		392,000	186,417		244,722

Percentage return to Unsecured Creditors			48%		62%

A	Estimated cash available post effective date
B	Estimated enterprise value for OpCo. which represents the midpoint between $2M and $488M. Enterprise value as calculcated accounts for the OpCo loan and Eddystone litigation. In a liquidation scenario, it is expected the business enterprise value for OpCo would be discounted due to additional costs of restructuring and refinancing of at least $50M.
C	Trustee fees represent 3% for liquidation proceeds in excess of $1 million, pursuant to section 326 of the bankruptcy code
D	Estimated professional fees associated with assisting the trustee in administering the estate
E	Estimated costs relating to information technology and other general and administrative expenses to wind down the estate
F	Includes the preparation of K-1's and other necessary tax filings for 2020 and 2021
G	Estimated fees related to NYSE listing
H	Represents maximum amount NJ partnership filing fee, which is currently being disputed
I	Estimated fees due pursuant to state requirements
J	Aggregate principal amount of 8.625% and estimated interest on unsecured senior notes due June 15, 2020. In comparison to the plan the 2020 noteholders shall receive, such Holder’s Pro Rata share of 100% of the New Class B Units.
Pre-petition loan from OpCo
Estimate of potential claim related to the Eddystone litigation

EXHIBIT D

Feasibility Analysis and Plan Value

Ferrellgas Partners, L.P.
Feasibility

The Plan is Feasible and the Debtor Will be Able to Make All Distributions Under the Plan

Section 1129(a)(11) of the Bankruptcy Code require that “Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan” The Debtor’s Plan satisfies these requirements.

In order to make the distributions proposed under the Plan, the Debtor has entered into a Pre-Petition Loan Agreement with OpCo. Under that agreement, OpCo has provided the Debtor sufficient funds to pay (i) all Allowed Priority and Administrative Claims in full as required by the Bankruptcy Code on or shortly after the Effective Date and (ii) all other distributions provided under this Plan shortly after the Effective Date. (1)

000's	Post Effective Date
Cash Available after pre-pack period	$1,282

Administrative Costs
US Trustee (2)	-
Professional Fees (2)	-
Cure Costs	-

Available	1,282

Rejection Claims	-

Available	$1,282

Note:

(1) Under the Plan and Transaction Support Agreement, the Debtors are obligated to pay the Restructuring Fees, including the Consenting Noteholder Fees and Expenses, during the Chapter 11 Cases and after the Effective Date.It is contemplated that the Restructuring Fees, including the Consenting Noteholder Fees and Expenses, payable after the Effective Date will be paid from the proceeds of the loan from OpCo and/or dividends received.

(2) US Trustee and professional fees as well as other minimal operating costs during the debtor-In-possession period will be paid for and/or cash reserved pursuant to the cash flow projection.

(General) In the event expenses exceed the maximum loan amount it is anticipated that funds will be available from OpCo. It is further contemplated the initial loan from OpCo will be repaid with interest from dividends received.

Ferrellgas Partners, L.P.
Cash Forecast

	Jan	Feb	Mar	April	Closing	Total
Debtor Professional Fees	1,250,000	1,250,000	1,250,000	1,250,000	3,000,000	8,000,000

Consenting Noteholders Prof Fees	650,000	650,000	650,000	650,000	5,622,837	8,222,837

Other Costs and Expenses	495,000	495,000	495,000	725,000	-	2,210,000

US Trustee	-	-	-	71,850	113,197	185,047

Cure Costs	-	-	-	-	-	-

Rejection Claims	-	-	-	-	-	-

Total	$2,395,000	$2,395,000	$2,395,000	$2,696,850	$8,736,034	$18,617,884

Note:
(General) Assumes all operating expenses are paid by OpCo in the ordinary course.

Assumptions:
Filing Date: January 11, 2021
Loan from OpCo- $19.9M- at market PIK interest rate
Estimated professional fees paid to reserve account
It is contemplated that the loan will be repaid from dividends received by Holdco from OpCo in compliance with the OpCo indentures.
In the event expenses exceed the maximum loan amount it is anticipated that funds will be available from OpCo in compliance with the OPCO Indentures.
Amounts set forth herein are illustrative and non-binding and the Debtors shall remain obligated to pay all Restructuring Fees, including the Consenting Noteholder Fees and Expenses, in the event that the estimated professional fees or budget are exceeded, consistent with the Plan and Transaction Support Agreement.

Valuation Analysis

REORGANIZED DEBTORS VALUATION ANALYSIS 1

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

At the Debtors’ request, Moelis & Company LLC (“Moelis”) performed a valuation analysis of the Reorganized Debtors.

Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’ view, as of December 20, 2020, was that the estimated going concern enterprise value of the Debtors, as of an assumed Effective Date for purposes of Moelis’ valuation analysis of January 31, 2021 (the “Assumed Effective Date”), would be in a range between $2 million and $488 million. The midpoint of our enterprise valuation range is $245 million.

Moelis’ views are necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Moelis as of, the date of its analysis (December 20, 2020). Credit, financial and stock markets have been experiencing unusual volatility, and Moelis expresses no opinion or view as to any potential effects of such volatility on the Debtors or their value. It should be understood that, although subsequent developments may affect Moelis’ views, Moelis does not have any obligation to update, revise, or reaffirm its analysis or its estimate.

Moelis’ analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that (i) the Debtors will be reorganized in accordance with the Plan, which will be effective on the Assumed Effective Date, (ii) the Debtors will achieve the results set forth in the Debtors’ management’s financial projections (the “Debtors Financial Projections”) for 2021 through 2025 (the “Projection Period”) provided to Moelis by the Debtors, (iii) OpCo will achieve financial results as set forth in management’s financial projections provided to Moelis by OpCo (the “OpCo Financial Projections”, and together with the Debtors Financial Projections, the “Financial Projections”), (iv) the Reorganized Debtors’ capitalization and available cash will be as set forth in the Plan and this Disclosure Statement, and (v) OpCo will be able to obtain all future financings, on the terms and at the times necessary to achieve the results set forth in the OpCo Financial Projections. Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, monetary, market, and other conditions as in effect on, and the information made available to Moelis, as of the Assumed Effective Date.

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Prepackaged Joint Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. (as altered, amended, modified, or supplemented from time to time, the “Plan”).

Moelis assumed, at the Debtors’ direction, that the Financial Projections prepared by the Debtors’ and OpCo’s management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ and OpCo’s management as to the future financial and operating performance of the OpCo. The future results of the Reorganized Debtors and OpCo are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and OpCo, and consequently are inherently difficult to project. The Reorganized Debtors’ and OpCo’s actual future results may differ materially (positively or negatively) from the Financial Projections and, as a result, the actual enterprise value of the Debtors may be materially higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Debtors.

The estimated enterprise value set forth above represents a hypothetical enterprise value of the Reorganized Debtors as the continuing equity owners of the business and assets of OpCo, after giving effect to the OpCo’s funded debt, contingent liabilities (including the Eddystone Action) and excess cash, based on consideration of certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Debtors, their securities or their assets, which may be materially higher or lower than the estimated enterprise value range herein. The actual value of the Debtors’ ownership in the OpCo is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of the Enterprises’ business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to OpCo that Moelis deemed relevant; (ii) reviewed the Financial Projections, furnished to Moelis by the Debtors and OpCo; (iii) conducted discussions with members of senior management and representatives of the Debtors and OpCo concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtors’ and OpCo’s business prospects before giving effect to the Plan, and the Debtors’ and OpCo’s business and prospects after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (v) reviewed publicly available financial data for certain transactions that Moelis deemed relevant; and (vi) conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance- sheet, tax-related or otherwise) of the Debtors, nor was Moelis furnished with any such evaluation or appraisal. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the final draft that Moelis reviewed.

The estimated enterprise value in this section does not constitute a recommendation to any Holder of a Claim or Interest as to how such Holder of a Claim or Interest should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any Holder of a Claim or Interest of the consideration to be received by such Holder of a Claim or Interest under the Plan or of the terms and provisions of the Plan.

Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Moelis, which consisted of (a) a selected publicly traded companies analysis, (b) a selected precedent transactions analysis, and (c) a discounted cash flow analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. As such, Moelis’ valuation analysis must be considered as a whole. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to enterprise value.

A.	Selected Publicly Traded Companies Analysis. The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded propane distribution and marketing companies that have operating and financial characteristics comparable in certain respects to OpCo. For example, such characteristics may include similar size, margins, financial leverage, business model, geographic footprint, end-users, and asset profile. Under this methodology, certain financial multiples that measure financial performance and value are calculated for each selected company. Moelis then determined a reference range utilizing such multiples, based on its experience and judgement, which it applied to certain of Opco’s financial metrics to imply an estimated enterprise value for OpCo. Moelis used, among other measures, enterprise value (defined as market value of equity plus book value of debt plus book value of minority interest / noncontrolling interest and preferred equity, less cash, cash equivalents and marketable securities) for each selected company as a multiple of such company’s EBITDA for the last twelve month period for which financial results have been announced (“LTM”) and such company’s publicly available consensus projected EBITDA for fiscal years 2021 and 2022.

Although the selected companies were used for comparison purposes, no selected publicly traded company is either identical or directly comparable to the business of OpCo. Accordingly, Moelis’ comparison of selected publicly traded companies to the business of OpCo and analysis of the results of such comparisons was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values of the selected publicly traded companies and OpCo. The selection of appropriate companies for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

B.	Selected Precedent Transactions Analysis. The selected precedent transactions analysis is based on the implied enterprise values of companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to OpCo. Under this methodology, a multiple is derived using the enterprise value of each such target, calculated as the consideration paid and the net debt assumed in the merger or acquisition transaction relative to a financial metric, in this case, EBITDA for the LTM period as of the announcement date of each transaction, for which financial results have been publicly announced. Moelis then (i) determined a reference range utilizing such multiples, based on its experience and judgement, and (ii) applied the reference range to OpCo’s EBITDA for the LTM period as of October 31, 2020 to imply an estimated enterprise value range for OpCo. Moelis analyzed various merger and acquisition transactions that have involved propane distribution and marketing companies since 2017.

Other factors not directly related to a company’s business operations can affect a valuation in a transaction, including, among others factors, the following: (a) circumstances surrounding a merger transaction may introduce diffusive quantitative results into the analysis (e.g., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (b) the market environment is not identical for transactions occurring at different periods of time; (c) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage); and (d) the ongoing tax environment at the time of the transaction.

Although the selected precedent transactions were used for comparison purposes, no company included in the selected precedent transaction analysis is either identical or directly comparable to the business of the OpCo. Additionally, certain data utilized in the selected precedent transactions analysis was based on transactions that were consummated prior to the outbreak of COVID-19 (and the resulting disruption to the global business, economic and political environment). Accordingly, Moelis’ comparison of selected precedent transactions to the business of OpCo and analysis of the results of such comparisons was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values implied by the selected precedent transactions analysis and OpCo. The selection of appropriate transactions for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

C.	Discounted Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is an enterprise valuation methodology that estimates the value of an asset or business by calculating the estimated present value of expected future cash flows to be generated by that asset or business plus an estimated present value of the estimated terminal value of that asset or business. Moelis calculated estimated debt-free, after-tax free cash flows for OpCo through July 31, 2025, utilizing the Financial Projections. These free cash flows were then discounted using a discount rate (the “Discount Rate”) based on a range of the estimated weighted average cost of capital for the OpCo. In determining the estimated terminal value of OpCo, Moelis utilized the perpetuity growth method which estimates a range of values of OpCo at the end of the Projection Period based on applying a perpetuity growth rate to final year cash flows.

To determine the Discount Rate, Moelis used the estimated cost of common and preferred equity and the estimated cost of debt for OpCo, assuming a targeted, long-term, debt-to-total capitalization ratio (based on debt-to-capitalization ratios of the selected publicly traded companies and the proposed capital structure contemplated by the Plan). Moelis calculated the cost of equity for OpCo based on (i) the capital asset pricing model, which assumes that the expected equity return is a function of the risk-free rate, equity risk premium, and the correlation of the stock performance of certain of the selected publicly traded companies to the return on the broader market over a 2-year and 5-year period, and (ii) an adjustment related to the estimated equity market capitalization of OpCo, which reflects the historical equity risk premium of small, medium, and large equity market capitalization companies. To calculate the cost of debt and preferred equity, Moelis held discussions with its capital markets team and estimated a cost of debt and preferred equity based on OpCo’s size, industry, geographic footprint, cash flow profile, current market environment and long-term corporate credit YTW rates. In estimating a range of perpetuity growth rates for its DCF analysis, Moelis took into account secular pressures on the fossil fuel industry and expected global long-term GDP growth rates. In estimating a WACC range for OpCo, Moelis utilized certain market inputs and general financial metrics based on data generated for periods both before and after the outbreak of COVID-19 (and the resulting disruption to the global business, economic and political environment). Certain of the data generated may not reflect the impact of COVID-19 or may reflect unusual volatility. The discounted cash flow valuation ranges produced using these estimated WACC ranges are subject to the limitations to the data described by the foregoing, and, if the impact of COVID-19 were reflected in such data and/or certain of the data experiencing unusual volatility were to return to pre-crisis levels, the discounted cash flow valuation ranges would likely be different.

Reorganized Debtors - Valuation Considerations

The estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the ranges set forth herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtors and the OpCo or changes in the economy and the financial markets, the enterprise value of the Reorganized Debtors as of the Assumed Effective Date may differ from the estimated enterprise value set forth herein as of an Assumed Effective Date of January 31, 2021. In addition, the market prices, to the extent there is a market, of the Reorganized Debtors’ securities will depend upon, among other things, prevailing interest rates, conditions in the economy and the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.